Exhibit 99.2

FINANCING AGREEMENT

Financing Agreement, dated as of June 21, 2011, by and among Zagg Incorporated, a Nevada corporation (the "Parent"), each subsidiary of the Parent listed as a "Borrower" on the signature pages hereto (together with the Parent and each other Person that executes a joinder agreement and becomes a "Borrower" hereunder, each a "Borrower" and collectively, the "Borrowers"), each subsidiary of the Parent listed as a "Guarantor" on the signature pages hereto (together with each other Person that executes a joinder agreement and becomes a "Guarantor" hereunder or otherwise guaranties all or any part of the Obligations (as hereinafter defined), each a "Guarantor" and collectively, the "Guarantors"), the lenders from time to time party hereto (each a "Lender" and collectively, the "Lenders"), Cerberus Business Finance, LLC, a Delaware limited liability company ("CBF"), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Collateral Agent"), and PNC Bank, National Association ("PNC"), as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Administrative Agent" and together with the Collateral Agent, each an "Agent" and collectively, the "Agents").

RECITALS

The Borrowers have asked the Lenders to extend credit to the Borrowers consisting of (a) a term loan in the aggregate principal amount of $45,000,000 and (b) a revolving credit facility in an aggregate principal amount not to exceed $45,000,000 at any time outstanding, which will include a subfacility for the issuance of letters of credit.  The proceeds of the term loan and the loans made under the revolving credit facility shall be used to (i) refinance existing indebtedness of the Borrowers, (ii) finance a portion of the purchase price of the iFrogz Acquisition (as hereinafter defined), (iii) for general working capital purposes of the Borrowers and (iv) to pay fees and expenses related to the Transactions (as hereinafter defined).  The Letters of Credit (as hereinafter defined) will be used for general working capital purposes.  The Lenders are severally, and not jointly, willing to extend such credit to the Borrowers subject to the terms and conditions hereinafter set forth.

In consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS; CERTAIN TERMS

Section 1.01 Definitions.  As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

"Account Debtor" means each debtor, customer or obligor in any way obligated on or in connection with any Account Receivable, including any Credit Card Issuer or Credit Card Processor.

"Account Receivable" means, with respect to any Loan Party, any and all rights of such Loan Party to payment for goods sold and/or services rendered, including accounts, general intangibles (including all Credit Card Receivables and all rights to payment, including those arising in connection with bank and non-bank credit cards) and any and all such rights evidenced by chattel paper, instruments or documents, whether due or to become due and whether or not earned by performance, and whether now or hereafter acquired or arising in the future, and any proceeds arising therefrom or relating thereto.

"Action" has the meaning specified therefor in Section 12.12.

"Additional Amount" has the meaning specified therefor in Section 2.09(a).

"Administrative Agent" has the meaning specified therefor in the preamble hereto.

"Administrative Agent's Account" means an account at a bank designated by the Administrative Agent from time to time as the account into which the Loan Parties shall make all payments to the Administrative Agent for the benefit of the Agents and the Lenders under this Agreement and the other Loan Documents.

"Administrative Borrower" has the meaning specified therefor in Section 4.05.

"Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the Equity Interests having ordinary voting power for the election of members of the Board of Directors of such Person or (b) direct or cause the direction of the management and policies of such Person whether by contract or otherwise.  Notwithstanding anything herein to the contrary, in no event shall any Agent or any Lender be considered an "Affiliate" of any Loan Party.

"Agent" has the meaning specified therefor in the preamble hereto.

"Agent Advances" has the meaning specified therefor in Section 10.08(b).

"Agreement" means this Financing Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

"Anti-Terrorism Laws" means any laws relating to terrorism or money laundering, including, without limitation, (i) the Money Laundering Control Act of 1986 (i.e., 18 U.S.C. §§ 1956 and 1957), (ii) the Bank Secrecy Act, as amended by the USA PATRIOT Act, (iii) the laws, regulations and Executive Orders administered by the United States Department of the Treasury's Office of Foreign Assets Control ("OFAC"), (iv) the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 and implementing regulations by the United States Department of the Treasury, (v) any law prohibiting or directed against terrorist activities or the financing of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B), or (vi) any similar laws enacted in the United States or any other jurisdictions in which the parties to this agreement operate, as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced and all other present and future legal requirements of any Governmental Authority governing, addressing, relating to, or attempting to eliminate, terrorist acts and acts of war and any regulations promulgated pursuant thereto.

"Applicable ECF Percentage" means (a) the relevant Applicable ECF Percentage set forth in the table below that corresponds to the applicable Leverage Ratio of the Parent and its Subsidiaries set forth opposite thereto (as determined in accordance with clause (b) below):

Leverage Ratio	Applicable ECF Percentage
Leverage Ratio greater than 2.00 to 1.00	50%
Leverage Ratio equal to or less than 2.00 to 1.00 but greater than 1.25 to 1.00	25%
Leverage Ratio equal to or less than 1.25 to 1.00	0%

(b)           The Applicable ECF Percentage shall be determined from time to time pursuant to clause (a) above on the date on which the Parent delivers to the Agents the financial statements and the accompanying compliance certificate in accordance with Sections 7.01(a)(iii) and (a)(iv), respectively, commencing with the delivery by the Parent of the financial statements for the Fiscal Year of the Parent ended December 31, 2011.  If an Event of Default has occurred and is continuing at any date of determination, then the Applicable ECF Percentage shall be set at 50% for such Fiscal Year of the Parent.

"Applicable Margin" means, as of any date of determination, with respect to the interest rate of a Loan or any portion thereof, (i) 4.00%, for a Reference Rate Loan and (ii) 5.00%, for an Eurodollar Rate Loan.

"Applicable Prepayment Premium" means, as of any date of determination, (1) an amount equal to, in all instances other than a reduction or prepayment in connection with (x) internally generated cash, (y) the Disposition of the majority of the Equity Interests of the Parent or (z) an Equity Issuance by the Parent, (a) during the period of time from and after the Effective Date up to and including the date that is the first anniversary of the Effective Date, an amount equal to 2.00% times the sum of (i) the amount of the reduction of the Total Revolving Credit Commitment on such date plus (ii) the principal amount of any prepayment of the Term Loan on such date, (b) during the period of time after the date that is the first anniversary of the Effective Date up to and including the date that is the second anniversary of the Effective Date, an amount equal to 1.00% times the sum of (i) the amount of the reduction of the Total Revolving Credit Commitment on such date plus (ii) the principal amount of any prepayment of the Term Loan on such date, and (c) thereafter, zero and (2) an amount equal to, in the case of a reduction or prepayment in connection with an Equity Issuance by the Parent, (a) during the period of time from and after the Effective Date up to and including the date that is the first anniversary of the Effective Date, an amount equal to 1.00% times the sum of (i) the amount of the reduction of the Total Revolving Credit Commitment on such date plus (ii) the principal amount of any prepayment of the Term Loan on such date, and (b) thereafter, zero

"Assignment and Acceptance" means an assignment and acceptance entered into by an assigning Lender and an assignee, and accepted by the Collateral Agent, in accordance with Section 12.07 hereof and substantially in the form of Exhibit F hereto or such other form acceptable to the Collateral Agent.

"Authorized Officer" means, with respect to any Person, the chief executive officer, chief financial officer, president or executive vice president of such Person.

"Availability" means, at any time, the difference between (a) the lesser of (i) the Borrowing Base and (ii) the Total Revolving Credit Commitment and (b) the sum of (i) the aggregate outstanding principal amount of all Revolving Loans and (ii) all Letter of Credit Obligations.

"Bank" means PNC, its successors or any other bank designated by the Administrative Agent to the Administrative Borrower from time to time.

"Bank Product Agreements" means those certain cash management service agreements entered into from time to time between a Borrower, on the one hand, and a Lender or its Affiliates, on the other hand, in connection with any of the Bank Products, including, without limitation, any Lender-Provided Hedge Agreement.

"Bank Product Provider" means any Lender or Affiliate thereof that provides Bank Products to any Loan Party.

"Bank Product Obligations" means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by a Borrower to any Lender or its Affiliates pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that a Borrower, as applicable, is obligated to reimburse to Administrative Agent or any Lender as a result of Administrative Agent or such Lender purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to such Borrower pursuant to the Bank Product Agreements.

"Bank Product Reserve" means, as of any date of determination, a reserve that the Administrative Agent has established in respect of Bank Products in the amount of $500,000; provided that, such reserve must be established on or substantially contemporaneous with the first date that Bank Products are provided.

"Bank Products" means any service or facility extended to the Borrowers by any Lender or its Affiliates including:  (i) credit cards, (ii) credit card processing services, (iii) debit cards, (iv) purchase cards, (v) ACH transactions, (vi) cash management, including controlled disbursement, accounts or services, and (vii) Lender-Provided Hedge Agreements.

"Bankruptcy Code" means the United States Bankruptcy Code (11 U.S.C. § 101, et seq.), as amended, and any successor statute.

"Blocked Person" has the meaning assigned to such term in Section 6.01(ll).

"Board" means the Board of Governors of the Federal Reserve System of the United States.

"Board of Directors" means, (a) with respect to any corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, the board of directors of the general partner of the partnership, (c) with respect to a limited liability company, the managing member or members or any controlling committee or board of directors of such company or the sole member or the managing member thereof, and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

"Book Value" means, with respect to any Inventory of any Person, the lower of (a) cost (as reflected in the general ledger of such Person before customary (but not extraordinary) reserves established by such Person in good faith and in accordance with GAAP) and (b) market value, in each case, determined in accordance with GAAP calculated on a first-in first-out basis.

"Borrower" has the meaning specified therefor in the preamble hereto.

"Borrowing Base" means, as of any date of determination, the least of (i) the result of (A) the sum of (x) 85% of the Net Amount of Eligible Accounts Receivable at such time plus (y) 75% of the Net Amount of Eligible Foreign Accounts Receivable at such time; provided the result of this clause (y) shall not exceed $7,500,000 at any time plus (z) the lowest of (1) $20,000,000, (2) 65% of the Book Value of Eligible Inventory at such time, plus 65% of the Book Value of Eligible of In-Transit Inventory at such time (which Book Value of Eligible of In-Transit Inventory shall not exceed $4,000,000 at any time), and (3) 85% times the most recently determined Net Liquidation Percentage times the Book Value of the Eligible Inventory at such time, plus 85% times the most recently determined Net Liquidation Percentage times the Book Value of the Eligible In-Transit Inventory at such time (which Book Value of Eligible of In-Transit Inventory shall not exceed $4,000,000 at any time) minus (B) Reserves, and (ii) an amount equal to the result of (A) the amount of Loans permitted to be incurred by the Parent and its Subsidiaries in compliance with the Leverage Ratio set forth in Section 7.03(a) for the most recently ended testing period in such Section 7.03(a) minus (B) the aggregate outstanding principal amount of the Term Loan at such time.  In the event that any Subsidiary joins this Agreement as a Borrower (or any business or line of business is purchased by a Loan Party) after the Effective Date, through an acquisition or otherwise, none of the Accounts Receivable or Inventory of such Subsidiary shall be considered for eligibility or included in the calculation of the Borrowing Base until after the Administrative Agent has conducted appraisals, field audits and examinations reasonably required by the Administrative Agent with results reasonably satisfactory to the Administrative Agent.

"Borrowing Base Certificate" means a certificate signed by an Authorized Officer of the Administrative Borrower and setting forth the calculation of the Borrowing Base in compliance with Section 7.01(a)(vi), substantially in the form of Exhibit E, which certificate shall explicitly include a line item with respect to Accounts Receivable that arise from the licensing of, or similar arrangements relating to, patents, trademarks, copyrights and other intellectual property.

"Business Day" means (a) any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close, and (b) with respect to the borrowing, payment or continuation of, or determination of interest rate on, Eurodollar Rate Loans, any day that is a Business Day described in clause (a) above and on which dealings in Dollars may be carried on in the interbank eurodollar markets in New York City and London.

"Capital Expenditures" means, with respect to any Person for any period, the sum of (a) the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in "property, plant and equipment" or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed and including all Capitalized Lease Obligations paid or payable during such period, and (b) to the extent not covered by clause (a) above, the aggregate of all expenditures by such Person and its Subsidiaries during such period to acquire by purchase or otherwise the business or fixed assets of, or the Equity Interests of, any other Person.

"Capitalized Lease" means, with respect to any Person, any lease of real or personal property by such Person as lessee which is (a) required under GAAP to be capitalized on the balance sheet of such Person or (b) a transaction of a type commonly known as a "synthetic lease" (i.e., a lease transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).

"Capitalized Lease Obligations" means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

"Cash Collateralize" means to deliver to the Administrative Agent an amount (whether in cash or in the form of a backstop letter of credit in form and substance reasonably satisfactory to, and issued by a U.S. commercial bank acceptable to, the Administrative Agent) equal to 105% of the sum of (i) the Maximum Undrawn Amount plus the aggregate amount of all unreimbursed payments and disbursements under such Letter of Credit which have not been converted to Revolving Loans plus (ii) the amount of unpaid Letter of Credit Fees then accrued.  Derivatives of such term have corresponding meanings.

"Cash Equivalents" means (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case, maturing within six months from the date of acquisition thereof; (b) commercial paper, maturing not more than 270 days after the date of issue rated P-1 by Moody's or A-1 by Standard & Poor's; (c) certificates of deposit maturing not more than 270 days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (d) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (c) above and which are secured by readily marketable direct obligations of the United States Government or any agency thereof; (e) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000; and (f) marketable tax exempt securities rated A or higher by Moody's or A+ or higher by Standard & Poor's, in each case, maturing within six months from the date of acquisition thereof.

"Cash Management Accounts" means the bank accounts of each Loan Party (other than accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party's employees) maintained at one or more Cash Management Banks listed on Schedule 8.01.

"Cash Management Agreement" means a deposit account control agreement, in form and substance reasonably satisfactory to the Agents, by and among a Loan Party, the Collateral Agent and a Cash Management Bank with respect to each Cash Management Account.

"Cash Management Bank" has the meaning specified therefor in Section 8.01(a).

"CBF" has the meaning specified therefor in the preamble hereto.

"Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall, in each case, be deemed to be a "Change in Law", regardless of the date enacted, adopted or issued.

"Change of Control" means each occurrence of any of the following:

(a)            the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) other than a Permitted Holder of beneficial ownership of more than 50% of the aggregate outstanding voting or economic power of the Equity Interests of the Parent (or its direct or indirect ultimate parent holding company);

(b)           during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Parent (or its direct or indirect ultimate parent holding company) (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Parent (or its direct or indirect ultimate parent holding company) was approved by a vote of at least a majority the directors of the Parent (or its direct or indirect ultimate parent holding company) then still in office who were either directors at the beginning of such period, or whose election or nomination for election was previously approved) cease for any reason to constitute a majority of the Board of Directors of the Parent (or its direct or indirect ultimate parent holding company);

(c)           the Parent shall cease to have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 100% (or such lesser percentage as may be owned, directly or indirectly as of the Effective Date or later acquisition thereof in a transaction permitted pursuant to Section 7.02(c)) of the aggregate voting or economic power of the Equity Interests of each other Loan Party (other than in connection with any transaction permitted pursuant to Section 7.02(c)), free and clear of all Liens (other than Permitted Liens);

(d)           (i)  any Loan Party consolidates or amalgamates with or merges into another entity or conveys, transfers or leases all or substantially all of its property and assets to another Person (other than in connection with any transaction permitted pursuant to Section 7.02(c)), or (ii) any entity consolidates or amalgamates with or merges into any Loan Party in a transaction pursuant to which the outstanding voting Equity Interests of such Loan Party is reclassified or changed into or exchanged for cash, securities or other property, other than any such transaction described in this clause (ii) in which either (A) in the case of any such transaction involving the Parent (or its direct or indirect ultimate parent holding company), no person or group (within the meaning of Section 13(d)(3) of the Exchange Act) other than a Permitted Holder has, directly or indirectly, acquired beneficial ownership of more than 50% of the aggregate outstanding voting or economic power of the Equity Interests of the Parent (or its direct or indirect ultimate parent holding company) or (B) in the case of any such transaction involving a Loan Party other than the Parent, the Parent has beneficial ownership of 100% of the aggregate voting and economic power of all Equity Interests of the resulting, surviving or transferee entity; or

(e)           a "Change of Control" (or any comparable term or provision) under or with respect to any of the Equity Interests or Subordinated Indebtedness of the Parent or any of its Subsidiaries.

"Collateral" means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Loan Party upon which a Lien is granted or purported to be granted by such Person as security for all or any part of the Obligations.

"Collateral Agent" has the meaning specified therefor in the preamble hereto.

 "Collateral Assignment" means the Collateral Assignment of Acquisition Documents, dated as of the date hereof, and in form and substance satisfactory to the Collateral Agent, made by the Parent in favor of the Collateral Agent.

"Collateral Records" means, to the extent relating to Account Receivables, Inventory, the other Revolver Priority Collateral or any account debtor or other person obligated on or in connection with any of the Accounts Receivable, all of each Borrower's and all of each other Loan Party's present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of Borrowers and the other Loan Parties with respect to the foregoing maintained with or by any other person).

"Collections" means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

"Commitments" means, with respect to each Lender, such Lender's Revolving Credit Commitment and Term Loan Commitment.

"Consolidated Adjusted EBITDA" means, with respect to any Person for any period, (a) the Consolidated Net Income of such Person and its Subsidiaries for such period, plus (b) without duplication, the sum of the following amounts of such Person and its Subsidiaries for such period and to the extent deducted in determining Consolidated Net Income of such Person for such period:  (i) Consolidated Net Interest Expense, (ii) income tax expense, (iii) depreciation expense, (iv) amortization expense, and (v) non-cash stock-based compensation expenses; provided that Consolidated Adjusted EBITDA shall be the applicable amount for the applicable periods set forth on Schedule 1.01(B) hereto.

"Consolidated Net Income" means, with respect to any Person for any period, the net income (loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis and in accordance with GAAP, but excluding from the determination of Consolidated Net Income (without duplication) (a) any extraordinary or non recurring gains or losses or gains or losses from Dispositions, (b) non-cash restructuring charges,  (c) any tax refunds, net operating losses or other net tax benefits and (d) effects of discontinued operations.

"Consolidated Net Interest Expense" means, with respect to any Person for any period, (a) gross interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis and in accordance with GAAP (including, without limitation, interest expense paid to Affiliates of such Person), less (b) the sum of (i) interest income (including interest paid-in-kind) for such period and (ii) gains for such period on Hedging Agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of gross interest expense), plus (c) the sum of (i) losses for such period on Hedging Agreements (to the extent not included in gross interest expense) and (ii) the upfront costs or fees for such period associated with Hedging Agreements (to the extent not included in gross interest expense), in each case, determined on a consolidated basis and in accordance with GAAP.

"Consolidated Senior Indebtedness" means, with respect to any Person at any date, the aggregate outstanding principal amount of all Indebtedness of such Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, including all Loans and Capitalized Lease Obligations, but excluding all Subordinated Indebtedness and Indebtedness owed by one Loan Party to another Loan Party.

"Contingent Obligation" means, with respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term "Contingent Obligation" shall not include any product warranties extended in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

"Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

"Contribution Agreement" means the Contribution Agreement, dated as of the date hereof, among the Loan Parties, in form and substance reasonably satisfactory to the Collateral Agent.

"Credit Card Acknowledgments" means, with respect to the Loan Parties, individually and collectively, the agreements by Credit Card Issuers or Credit Card Processors who are parties to Credit Card Agreements in favor of the Collateral Agent acknowledging the Collateral Agent's first priority lien on and security interest in the monies due and to become due to the Loan Parties (including credits and reserves) under the Credit Card Agreements of such Loan Parties, and agreeing to transfer all such amounts to a Cash Management Account subject to a Cash Management Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

"Credit Card Agreements" means, with respect to the Loan Parties, all agreements (other than Credit Card Acknowledgments) now or hereafter entered into by any Loan Party with any Credit Card Issuer or any Credit Card Processor, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, including, but not limited to, the agreements set forth on Schedule 6.01(gg).

"Credit Card Issuer" means any Person (other than any Loan Party) who issues or whose members issue credit cards, including, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., VISA, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including, credit or debit cards issued by or through American Express Travel Related Services Company, Inc. and Novus Services, Inc.

"Credit Card Processor" means, with respect to each Loan Party, any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any of such Loan Party's sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

"Credit Card Receivables" means, with respect to each Loan Party, collectively, (a) all present and future rights of such Loan Party to payment from any Credit Card Issuer, Credit Card Processor or other third party arising from sales of goods or rendition of services to customers who have purchased such goods or services using a credit or debit card and (b) all present and future rights of such Loan Party to payment from any Credit Card Issuer, Credit Card Processor or other third party in connection with the sale or transfer of Accounts arising pursuant to the sale of goods or rendition of services to customers who have purchased such goods or services using a credit card or a debit card, including, but not limited to, all amounts at any time due or to become due from any Credit Card Issuer or Credit Card Processor under the Credit Card Agreements or otherwise.

"Current Value" has the meaning specified therefor in Section 7.01(o).

"Debtor Relief Law" means the Bankruptcy Code and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief law of the United States or other applicable jurisdiction from time to time in effect.

"Default" means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

"Defaulting Lender" means any Revolving Loan Lender designated in writing by the Administrative Agent that (a) has failed to (i) fund all or any portion of its Loans within 2 Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Administrative Borrower in writing that such failure is the result of such Lender's determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within 2 Business Days of the date when due, (b) has notified the Administrative Borrower, the Administrative Agent or any L/C Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Revolving Loan Lender's obligation to fund a Loan hereunder and states that such position is based on such Revolving Loan Lender's determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within 3 Business Days after written request by the Administrative Agent or the Administrative Borrower, to confirm in writing to the Administrative Agent and the Administrative Borrower that it will comply with its prospective funding obligations hereunder (provided that such Revolving Loan Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Administrative Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Revolving Loan Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Revolving Loan Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Revolving Loan Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Revolving Loan Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Revolving Loan Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Administrative Borrower, each L/C Issuer and each Lender.

"Dilution" means a percentage, based upon the experience of the immediately prior ninety (90) consecutive days, that is the result of dividing the dollar amount of (a) discounts, advertising allowances, credits, or other similar items that are granted in the ordinary course of business with respect to the Loan Parties' accounts receivable during such period, by (b) the Loan Parties' billings with respect to accounts receivable during such period.

"Dilution Reserve" means, as of any date of determination, at the Administrative Agent’s election, either (a) an amount sufficient to reduce the advance rate against Eligible Accounts Receivable and/or Eligible Foreign Accounts Receivable, as applicable, by one (1) percentage point for each percentage point or portion thereof by which Dilution is in excess of five percent (5.0%) or (b) an amount equal to the returns and allowances reserve (or other dilution related reserve) maintained on the books of the Borrowers.

"Disposition" means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person, excluding any sales of Inventory in the ordinary course of business on ordinary business terms.

"Disqualified Equity Interests" means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date which is ninety-one (91) days after the Final Maturity Date, (b) is convertible into or exchangeable for (i) debt securities or (ii) any Equity Interests referred to in clause (a) above, in each case at any time prior to the date which is ninety-one (91) days after the Final Maturity Date, (c) contains any repurchase obligation that may come into effect either (i) prior to payment in full of all Obligations or (ii) prior to the date that is ninety-one (91) days after the Final Maturity Date or (d) provides for scheduled payments or the payment of cash dividends or distributions prior to the date that is ninety-one (91) days after the Final Maturity Date.

"Dollar," "Dollars" and the symbol "$" each means lawful money of the United States of America.

"Domestic Subsidiary" means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

"Drawing Date" has the meaning specified therefor in Section 3.04(b).

"Effective Date" has the meaning specified therefor in Section 5.01.

"Eligible Accounts Receivable" means the Accounts Receivable of a Loan Party which are, and at all times continue to be, acceptable to the Administrative Agent in the exercise of its reasonable business judgment.  In general, an Account Receivable shall be eligible if:  (a) delivery of the merchandise or the rendition of the services has been completed with respect to such Account Receivable; provided that in the case of merchandise sold on consignment not more than 50% of such Account Receivable shall be deemed eligible; (b) no return, rejection, repossession or dispute has occurred with respect to such Account Receivable, the Account Debtor has not asserted any setoff, defense or counterclaim with respect to such Account Receivable, and there has not occurred any extension of the time for payment with respect to such Account Receivable without the consent of the Administrative Agent, provided that, in the case of any dispute, setoff, defense or counterclaim with respect to an Account Receivable, the portion of such Account Receivable not subject to such dispute, setoff, defense or counterclaim will not be ineligible solely by reason of this clause (b); (c) such Account Receivable is lawfully owned by a Loan Party free and clear of any Lien other than in favor of the Collateral Agent for the benefit of the Agents and the Lenders and otherwise continues to be in full conformity with all representations and warranties made by a Loan Party to the Agents and the Lenders with respect thereto in the Loan Documents; (d) such Account Receivable is unconditionally payable in Dollars within 90 days from the original invoice date and is not evidenced by a promissory note, chattel paper or any other instrument or other document unless the original of such document is in the possession of the Collateral Agent and contains all necessary endorsements in favor of the Collateral Agent; (e) no more than 60 days have elapsed from the original invoice due date and no more than 150 days have elapsed from the original invoice date with respect to such Account Receivable; (f) such Account Receivable is not due from an Affiliate of a Loan Party; (g) such Account Receivable does not constitute an obligation of the United States or any other Governmental Authority (unless all steps required by the Administrative Agent in connection therewith, including notice to the United States Government under the Federal Assignment of Claims Act or any action under any state statute comparable to the Federal Assignment of Claims Act, have been duly taken in a manner satisfactory to the Administrative Agent); (h) the Account Debtor (or the applicable office of the Account Debtor) with respect to such Account Receivable is located in the continental United States or Canada; (i) the Account Debtor with respect to such Account Receivable is not also a supplier to or creditor of a Loan Party, unless such Account Debtor has executed a no-offset letter satisfactory to the Administrative Agent; (j) not more than 50% of the aggregate amount of all Accounts Receivable of the Account Debtor with respect to such Account Receivable have remained unpaid 60 days past the original invoice due date or 150 days past the original invoice date; (k) the Account Debtor with respect to such Account Receivable (i) has not filed a petition for bankruptcy or any other relief under any Debtor Relief Law, (ii) has not failed, suspended business operations, become insolvent or called a meeting of its creditors for the purpose of obtaining any financial concession or accommodation, (iii) has not had or suffered to be appointed a receiver or a trustee for all or a significant portion of its assets or affairs or (iv) in the case of an Account Debtor who is an individual, is not an employee of a Loan Party or any of its Affiliates and has not died or been declared incompetent; and (l) Accounts Receivable with respect to an Account Debtor whose total obligations owing to the Loan Parties do not exceed 15% (or, in the case of (w) Best Buy, 40%, (x) Wal-Mart, 40%, (y) Superior Communications, 30%, or (z) Target, 30%; or, in each case, such greater percentages, not to exceed 50%, as the Administrative Agent may from time to time approve in advance in its sole discretion) of all Eligible Accounts Receivable, to the extent of the obligations owing by such Account Debtor not in excess of such percentage; provided, however, that, in each case, the amount of Eligible Accounts Receivable that are excluded because they exceed the foregoing percentage shall be determined by the Administrative Agent based on all of the otherwise Eligible Accounts Receivable prior to giving effect to any eliminations based upon the foregoing concentration limit.

"Eligible Foreign Accounts Receivable" means those Accounts Receivable of a Loan Party that do not qualify as Eligible Accounts Receivable solely because the Account Debtor (or the applicable office of the Account Debtor) with respect to such Account Receivable is not located in the continental United States or Canada, but as to which such Account Receivable is either (i) owing to the Loan Parties by Logitech, Carphone Warehouse or Brightpoint, Inc. and has been reviewed and approved by the Administrative Agent prior to the Effective Date (or other Account Debtors that have been reviewed and approved by the Administrative Agent in its sole discretion after the Effective Date) or (ii) is supported by a letter of credit or other similar obligation satisfactory to, and issued by a U.S. commercial bank reasonably acceptable to, the Administrative Agent.

"Eligible In-Transit Inventory" means those items of Inventory of a Loan Party that do not qualify as Eligible Inventory solely because they are not in a location set forth on Schedule 6.01(ee) or such other locations in the continental United States or Canada as the Collateral Agent may approve in writing from time to time, but as to which such Inventory currently is either (a) in transit (whether by vessel, air, or land) from one location listed on Schedule 6.01(ee) or such other locations in the continental United States or Canada as the Collateral Agent may approve in writing from time to time to another location set forth on Schedule 6.01(ee) or such other locations in the continental United States or Canada as the Collateral Agent may approve in writing from time to time or (b) otherwise in transit so long as (i) the Collateral Agent shall have received (A) access, during normal business hours and at other times reasonably requested by the Collateral Agent, to a true and correct copy of the bill of lading and other shipping documents for such Inventory, (B) evidence of satisfactory casualty insurance naming the Collateral Agent as loss payee and otherwise covering such risks as the Collateral Agent may reasonably request, and (C) if the bill of lading is (1) non-negotiable and the inventory is in transit within the United States or in transit to the United States, a duly executed customs broker agreement, in form and substance satisfactory to the Collateral Agent, from the applicable customs broker for such Inventory, or (2) negotiable, confirmation that the bill is issued in the name of a Loan Party and consigned to the order of the Collateral Agent, and an acceptable agreement has been executed with such Loan Party's customs broker, in which the customs broker agrees that it holds the negotiable bill as agent for the Collateral Agent and has granted the Collateral Agent access to the Inventory, (ii) the common carrier is not an Affiliate of the applicable vendor or supplier and (iii) the customs broker is not an Affiliate of Parent or any of its Subsidiaries.

"Eligible In-Transit Reserves" means reserves (determined from time to time by the Administrative in the good faith exercise of its business judgment based upon the lending practices of the Administrative Agent) for the estimated costs relating to unpaid freight charges, barge charges, taxes, and other similar unpaid costs associated with the transport of Eligible In-Transit Inventory by the Borrowers.

"Eligible Inventory" means all finished goods and raw materials Inventory of a Loan Party that meets all of the following specifications:  (a) such Inventory is lawfully owned by a Loan Party free and clear of any existing Lien other than in favor of the Collateral Agent for the benefit of the Agents and the Lenders and otherwise continues to be in full conformity with all representations and warranties made by a Loan Party to the Agents and the Lenders with respect thereto in the Loan Documents; (b) such Inventory is not held on consignment and may be lawfully sold; (c) a Loan Party has the right to grant Liens on such Inventory; (d) such Inventory arose or was acquired in the ordinary course of the business of a Loan Party and does not represent damaged, obsolete or unsalable goods; (e) no Account Receivable or document of title has been created or issued with respect to such Inventory; (f) such Inventory is located in one of the locations in the continental United States or Canada listed on Schedule 6.01(ee) or such other locations in the continental United States or Canada as the Administrative Agent may approve in writing from time to time; (g) if such Inventory consists of finished goods Inventory sold under a licensed trademark or if such Inventory contains or uses a medium subject to a copyright (i) the Collateral Agent shall have entered into a waiver letter, in form and substance satisfactory to the Agents, with the licensor with respect to the rights of the Collateral Agent to use the licensed trademark or copyright to sell or otherwise dispose of such Inventory or (ii) the Agents shall otherwise be satisfied, in their sole discretion, that the Collateral Agent has rights to sell or dispose of such Inventory; and (h) the Inventory is not work-in-process, supplies or packaging.

"Employee Plan" means an employee benefit plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained (or that was maintained at any time during the six (6) calendar years preceding the date of any borrowing hereunder) for employees of any Loan Party or any of its ERISA Affiliates.

"Environmental Actions" means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Person or Governmental Authority involving violations of Environmental Laws or Releases of Hazardous Materials (a) from any assets, properties or businesses owned or operated by any Loan Party or any of its Subsidiaries or any predecessor in interest; (b) from adjoining properties or businesses; or (c) onto any facilities which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries or any predecessor in interest.

"Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as such laws may be amended or otherwise modified from time to time, and any other present or future federal, state, local or foreign statute, ordinance, rule, regulation, order, judgment, decree, permit, license or other binding determination of any Governmental Authority imposing liability or establishing standards of conduct for protection of the environment or other government restrictions relating to the protection of the environment or the Release, deposit or migration of any Hazardous Materials into the environment.

"Environmental Liabilities and Costs" means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any environmental condition or a Release of Hazardous Materials from or onto (i) any property presently or formerly owned by any Loan Party or any of its Subsidiaries or (ii) any facility which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries.

"Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

"Equity Interest" means (a) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, and (b) with respect to any Person that is not a corporation, any and all partnership, membership, joint venture or other equity interests of such Person.

"Equity Issuance" means either (a) the sale or issuance by any Loan Party or any of its Subsidiaries of any shares of its Equity Interests or (b) the receipt by the Parent of any cash capital contributions.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time.  References to sections of ERISA shall be construed also to refer to any successor sections.

"ERISA Affiliate" means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a "controlled group" within the meaning of Sections 414(b), (c), (m) and (o) of the Internal Revenue Code.

"Eurodollar Notice" means a written notice in the form of Exhibit D hereto.

"Eurodollar Option" has the meaning specified therefor in Section 2.07(a).

"Eurodollar Rate" means, with respect to any Loan to which the Eurodollar Option applies for any Interest Period applicable thereto, the greater of (a) 1.75% per annum and (b) the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Administrative Agent which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (an "Alternate Source"), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such Eurodollar Rate Loan and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error), by (ii) a number equal to 1.00 minus the Eurodollar Rate Reserve Percentage.  The Eurodollar Rate may also be expressed by the following formula:

Average of London interbank offered rates quoted by Bloomberg
Eurodollar Rate =	or appropriate successor as shown on Bloomberg Page BBAM1
1.00 - Eurodollar Rate Reserve Percentage

The Eurodollar Rate shall be adjusted with respect to any Loan to which the Eurodollar Option applies that is outstanding on the effective date of any change in the Eurodollar Rate Reserve Percentage as of such effective date.  The Administrative Agent shall give prompt notice to the Borrowers of the Eurodollar Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

"Eurodollar Rate Loan" means any Loan at any time that bears interest based on the Eurodollar Rate.

"Eurodollar Rate Reserve Percentage" means as of any day the maximum percentage in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to Eurocurrency funding (currently referred to as "Eurocurrency Liabilities").

"Event of Default" means any of the events set forth in Section 9.01.

"Excess Cash Flow" means, with respect to any Person for any period, (a) Consolidated Adjusted EBITDA of such Person and its Subsidiaries for such period, less (b) the sum of (i) all scheduled cash principal payments (excluding any principal payments made pursuant to Section 2.05(c)(iv)) on the Loans made during such period (but, in the case of the Revolving Loans, only to the extent that the Total Revolving Credit Commitment is permanently reduced by the amount of such payments), and all cash principal payments on other Indebtedness of such Person or any of its Subsidiaries during such period to the extent such other Indebtedness is permitted to be incurred, and such payments are permitted to be made, under this Agreement, (ii) all Consolidated Net Interest Expense to the extent paid or payable in cash during such period, (iii) the cash portion of Capital Expenditures made by such Person and its Subsidiaries during such period to the extent permitted to be made under this Agreement (excluding Capital Expenditures to the extent financed through the incurrence of Indebtedness or through an Equity Issuance), (iv) all scheduled loan servicing fees and other similar fees in respect of Indebtedness of such Person or any of its Subsidiaries paid in cash during such period, to the extent such Indebtedness is permitted to be incurred, and such payments are permitted to be made, under this Agreement, (v) income taxes paid in cash or payable by such Person and its Subsidiaries for such period and (vi) the excess, if any, of Working Investment at the end of such period over Working Investment at the beginning of such period (or minus the excess, if any, of Working Investment at the beginning of such period over Working Investment at the end of such period).

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Executive Order No. 13224" means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

"Existing Credit Facilities" means (i) the Amended and Restated Loan Agreement, dated as of May 7, 2011 by and among the Parent and U.S. Bank National Association and (ii) the Business Loan Agreement, dated March 4, 2011, by and among Reminderband, Inc. and Cache Valley Bank.

"Existing Lenders" means U.S. Bank National Association and Cache Valley Bank.

"Extraordinary Receipts" means any cash received by the Parent or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.05(c)(v) or (vi) hereof), including, without limitation, (a) foreign, United States, state or local tax refunds, (b) pension plan reversions, (c) proceeds of insurance, (d) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (e) condemnation awards (and payments in lieu thereof), (f) indemnity payments and (g) any purchase price adjustment received in connection with any purchase agreement.

"Facility" means any real property, including, without limitation, the land on which such facility is located, all buildings and other improvements thereon, all fixtures located at or used in connection with such facility, all whether now or hereafter existing, owned, leased, operated or  used by any Loan Party, including any New Facility.

"FASB ASC" means the Accounting Standards Codification of the Financial Accounting Standards Board.

"Federal Funds Effective Rate" means, for any day, the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the "Federal Funds Effective Rate" for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

"Fee Letter" means the fee letter, dated as of the date hereof, among the Borrowers and the Collateral Agent.

"Field Survey and Audit" means a field survey and audit of the Loan Parties and an appraisal of the Collateral performed by auditors, examiners and/or appraisers selected by the Agents, at the sole cost and expense of the Borrowers.

"Final Maturity Date" means the later to occur of (i) the Revolving Loan Maturity Date and (ii) the Term Loan Maturity Date.

"Financial Statements" means (a) the audited consolidated balance sheet of the Parent and its Subsidiaries for the Fiscal Year ended December 31, 2010, and the related consolidated statement of operations, shareholders' equity and cash flows for the Fiscal Year then ended, and (b) the unaudited consolidated balance sheet of the Parent and its Subsidiaries for the three months ended March 31, 2011, and the related consolidated statement of operations, shareholder's equity and cash flows for the three months then ended.

"Fiscal Year" means the fiscal year of the Parent and its Subsidiaries ending on December 31st of each year.

"Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of (a) Consolidated Adjusted EBITDA of such Person and its Subsidiaries for such period, to (b) the sum of (i) all principal of Indebtedness of such Person and its Subsidiaries scheduled to be paid or prepaid during such period to the extent there is an equivalent permanent reduction in the commitments thereunder, plus (ii) Consolidated Net Interest Expense of such Person and its Subsidiaries for such period, plus (iii) income taxes paid or payable by such Person and its Subsidiaries during such period, plus (iv) cash dividends or distributions paid, or the purchase, redemption or other acquisition or retirement for value (including in connection with any merger or consolidation), by such Person or any of its Subsidiaries, in respect of the Equity Interests of such Person or any of its Subsidiaries (other than dividends or distributions paid by a Loan Party to any other Loan Party) during such period, plus (v) Capital Expenditures made by such Person and its Subsidiaries during such period.  In determining the Fixed Charge Coverage Ratio for a particular period (1) pro forma effect will be given to:  (x) the incurrence, repayment or retirement of any Indebtedness by such Person and its Subsidiaries since the first day of such period as if such Indebtedness was incurred, repaid or retired on the first day of such period and (y) the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any property or assets acquired or disposed of by such Person and its Subsidiaries since the first day of such period, as if such acquisition or disposition occurred on the first day of such period; (2) the amount of Indebtedness under a revolving credit facility will be computed based upon the average daily balance of such Indebtedness during such period; and (3) the calculation of the income tax liabilities of such Person and its Subsidiaries described in clause (b)(iii) above shall be made without giving effect to any tax refunds, net operating losses or other net tax benefits that were received during such period on account of any prior periods.  The amounts described in clause (b) above shall be calculated on an Annualized Basis.  For purposes of this definition, "Annualized Basis" shall mean with respect to calculating an amount (i) for the first fiscal quarter ending after the Effective Date, such amount for the first fiscal quarter ending after the Effective Date times four (4), (ii) for the second fiscal quarter ending after the Effective Date, such amount for the first two fiscal quarters ending after the Effective Date times two (2), (iii) for the third fiscal quarter ending after the Effective Date, such amount for the first three fiscal quarters ending after the Effective Date times four-thirds (4/3), and (iv) for the fourth fiscal quarter ending after the Effective Date and each period thereafter, such amount for the four consecutive fiscal quarters then ending.

"Flow of Funds Agreement" means a Flow of Funds Agreement, in form and substance reasonably satisfactory to the Agents, by and among the Loan Parties, the Agents and the Lenders, and the related funds flow memorandum describing the sources and uses of all cash payments in connection with the Transactions.

"Foreign Subsidiary" means any Subsidiary other than a Domestic Subsidiary.

"Funding Losses" has the meaning specified therefor in Section 2.07(e).

"GAAP" means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, provided that for the purpose of Section 7.03 hereof and the definitions used therein, "GAAP" shall mean generally accepted accounting principles in effect on the date hereof and consistent with those used in the preparation of the Financial Statements, provided, further, that if there occurs after the date of this Agreement any change in GAAP that affects in any respect the calculation of any covenant contained in Section 7.03 hereof, the Agents and the Administrative Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrowers after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 7.03 hereof shall be calculated as if no such change in GAAP has occurred.

"Governing Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization, and the operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture agreement, declaration or other applicable agreement or documentation evidencing or otherwise relating to its formation or organization; and (d) with respect to any of the entities described above, any other agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization.

"Governmental Acts" has the meaning specified therefor in Section 3.09.

"Governmental Authority" means any nation or government, any Federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

"Guaranteed Obligations" has the meaning specified therefor in Section 11.01.

"Guarantor" means (a)  each Subsidiary of the Parent listed as a "Guarantor" on the signature pages hereto, and (b) each other Person which guarantees, pursuant to Section 7.01(b) or otherwise, all or any part of the Obligations.

"Guaranty" means (a) the guaranty of each Guarantor party hereto contained in ARTICLE XI hereof and (b) each other guaranty, in form and substance satisfactory to each Agent, made by any other Guarantor in favor of the Collateral Agent for the benefit of the Agents and the Lenders guaranteeing all or part of the Obligations.

"Hazardous Material" means (a) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws or that is likely to cause immediately, or at some future time, harm to or have an adverse effect on, the environment or risk to human health or safety, including, without limitation, any pollutant, contaminant, waste, hazardous waste, toxic substance or dangerous good which is defined or identified in any Environmental Law and which is present in the environment in such quantity or state that it contravenes any Environmental Law; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic, including, without limitation, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any raw materials, building components (including, without limitation, asbestos-containing materials) and manufactured products containing hazardous substances listed or classified as such under Environmental Laws.

"Hedge Liabilities" means the liabilities of the Borrowers under any Hedge Agreement as calculated on a marked-to-market basis in accordance with GAAP.

"Hedging Agreement" means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

"Highest Lawful Rate" means, with respect to any Agent or any Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to such Agent or such Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

"Holdout Lender" has the meaning specified therefor in Section 12.02(b).

"iFrogz Acquisition Agreement" means the Stock Purchase Agreement, dated June 21, 2011, by and among the Parent, Reminderband, Inc., the Sellers (as defined in the iFrogz Acquisition Agreement) and the Sellers Representative (as defined in the iFrogz Acquisition Agreement), as in effect on the date hereof.

"iFrogz Acquisition Assets" means all of the Equity Interests, property and assets (tangible and intangible) proposed to be purchased by the Parent pursuant to the iFrogz Acquisition Agreement.

"iFrogz Acquisition Documents" means the iFrogz Acquisition Agreement and all other agreements, instruments and other documents related thereto or executed in connection therewith.

"iFrogz Financial Statements" means the Financial Statements (as defined in the iFrogz Acquisition Agreement).

"iFrogz Material Adverse Effect" means Material Adverse Effect (as defined in the iFrogz Acquisition Agreement).

"iFrogz Sellers" means the Sellers (as defined in the iFrogz Acquisition Agreement).

"Indebtedness" means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables or other accounts payable incurred in the ordinary course of such Person's business and not outstanding for more than 90 days after the date such payable was created); (c) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (d) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property; (e) all Capitalized Lease Obligations of such Person; (f) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities; (g) all obligations and liabilities, calculated on a basis satisfactory to the Agents and in accordance with accepted practice, of such Person under Hedging Agreements; (h) all monetary obligations under any receivables factoring, receivable sales or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing or similar financing; (i) all Contingent Obligations; and (j) all obligations referred to in clauses (a) through (i) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.  The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer.

"Indemnified Matters" has the meaning specified therefor in Section 12.15.

"Indemnitees" has the meaning specified therefor in Section 12.15.

"Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of any Debtor Relief Law.

"Intercompany Subordination Agreement" means an Intercompany Subordination Agreement made by the Loan Parties in favor of the Collateral Agent for the benefit of the Agents and the Lenders, in form and substance reasonably satisfactory to the Agents.

"Interest Period" means, as to any Eurodollar Rate Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, an Eurodollar Rate Loan and ending on the date one, two or three months thereafter, as selected by the Administrative Borrower; provided that:

(a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(b) any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) the Administrative Borrower may not select any Interest Period for any Loan which would extend beyond the Revolving Loan Maturity Date or the Term Loan Maturity Date, as applicable.

"Internal Revenue Code" means the Internal Revenue Code of 1986, as amended (or any successor statute thereto) and the regulations thereunder.

"Inventory" means, with respect to any Person, all goods and merchandise of such Person, including, without limitation, all raw materials, work-in-process, packaging, supplies, materials and finished goods of every nature used or usable in connection with the shipping, storing, advertising or sale of such goods and merchandise, whether now owned or hereafter acquired, and all such other property the sale or other disposition of which would give rise to an Account Receivable or cash.

"Investment" means, with respect to any Person, (x) any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances or other extensions of credit (excluding Accounts Receivable arising in the ordinary course of business), capital contributions or acquisitions of Indebtedness (including, any bonds, notes, debentures or other debt securities), Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), (y) the purchase or ownership of any futures contract or liability for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or (z) any investment in any other items that are or would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP.

"IP Licensing Arrangements" has the meaning specified therefor in the definition of Revolver Priority Collateral.

“ISP98 Rules” has the meaning specified therefor in Section 3.02(b).

"Joinder Agreement" means a Joinder Agreement, substantially in the form of Exhibit A, duly executed by a Subsidiary of a Loan Party made a party hereto pursuant to Section 7.01(b).

"L/C Fee Rate" means 5.00% per annum.

"L/C Issuer" means PNC or such other bank as the Administrative Agent may select in its sole and absolute discretion.

"Lease" means any lease of real property to which any Loan Party or any of its Subsidiaries is a party as lessor or lessee.

"Lender" has the meaning specified therefor in the preamble hereto.

"Lender-Provided Hedge Agreement" means a Hedge Agreement which is provided by any Lender, Agent or any affiliate thereof.  The Hedge Liabilities of the Borrowers to the provider of any Lender-Provided Hedge Agreement shall be "Obligations" hereunder, guaranteed obligations under any Guaranty and secured obligations under any Security Agreement and otherwise treated as Obligations for purposes of each of the Loan Documents. The Liens securing the Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Loan Documents but the Persons to whom such Hedge Liabilities are owed shall not have any right to vote or take any other actions under this Agreement and the other Loan Documents.

"Letter of Credit Application" has the meaning specified therefor in Section 3.02(a).

"Letter of Credit Borrowing" has the meaning specified therefor in Section 3.04(d).

"Letter of Credit Fees" has the meaning specified therefor in Section 2.06(c).

"Letter of Credit Guaranty" means one or more guaranties by the Administrative Agent in favor of the L/C Issuer guaranteeing or relating to the Borrowers' obligations to the L/C Issuer under a reimbursement agreement, Letter of Credit Application or other like document in respect of any Letter of Credit.

"Letter of Credit Obligations" means, at any time and without duplication, the sum of (i) the Reimbursement Obligations at such time, plus (ii) the Maximum Undrawn Amount, plus (iii) all amounts for which the Administrative Agent may be liable to the L/C Issuer pursuant to any Letter of Credit Guaranty.

"Letter of Credit Sublimit" means $5,000,000.

"Letters of Credit" has the meaning specified therefor in Section 3.01.

"Leverage Ratio" means, with respect to any Person and its Subsidiaries for any period, the ratio of (a) Consolidated Senior Indebtedness of such Person and its Subsidiaries as of the end of such period to (b) Consolidated Adjusted EBITDA of such Person and its Subsidiaries for such period.

"Lien" means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

"Loan" means the Term Loan or any Revolving Loan made by an Agent or a Lender to the Borrowers pursuant to ARTICLE II hereof.

"Loan Account" means an account maintained hereunder by the Administrative Agent on its books of account at the Payment Office, and with respect to the Borrowers, in which the Borrowers will be charged with all Loans made to, and all other Obligations incurred by, the Borrowers.

"Loan Document" means this Agreement, any Bank Product Agreement, the Collateral Assignment, the Contribution Agreement, any Credit Card Acknowledgment, the Fee Letter, the Flow of Funds Agreement, any Guaranty, the Intercompany Subordination Agreement, any Joinder Agreement, any Letter of Credit Application, any Mortgage, any Security Agreement, any UCC Filing Authorization Letter, and any other agreement, instrument, certificate, report and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Loan, any Letter of Credit Obligation or any other Obligation.

"Loan Party" means any Borrower and any Guarantor.

"Material Adverse Effect" means a material adverse effect on any of (a) the operations, business, assets, properties, condition (financial or otherwise) or prospects of any Loan Party or the Loan Parties taken as a whole, (b) the ability of any Loan Party or the Loan Parties, taken as a whole, to perform any of its obligations under any Loan Document to which it is a party, (c) the legality, validity or enforceability of this Agreement or any other Loan Document, (d) the rights and remedies of any Agent or any Lender under any Loan Document, or (e) the validity, perfection or priority of a Lien in favor of the Collateral Agent for the benefit of the Agents and the Lenders on any of the Collateral.

"Material Contract" means, with respect to any Person, (a) the Transaction Documents, (b) each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $1,000,000 or more in any Fiscal Year (other than purchase orders in the ordinary course of the business of such Person or such Subsidiary and other than contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than 60 days' notice without penalty or premium) and (c) all other contracts or agreements as to which the breach, nonperformance, cancellation or failure to renew by any party could reasonably be expected to have a Material Adverse Effect.

"Maximum Face Amount" means, with respect to any outstanding Letter of Credit, the face amount of such Letter of Credit including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

"Maximum Undrawn Amount" means, with respect to any outstanding Letter of Credit, the amount of such Letter of Credit that is or may become available to be drawn (whether or not any of the circumstances permitting the beneficiary to so draw exist at the time of determination), including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

"Moody's" means Moody's Investors Service, Inc. and any successor thereto.

"Mortgage" means a mortgage, deed of trust or deed to secure debt, in form and substance satisfactory to the Collateral Agent, made by a Loan Party in favor of the Collateral Agent for the benefit of the Agents and the Lenders, securing the Obligations and delivered to the Collateral Agent.

"Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any of its ERISA Affiliates has contributed to, or has been obligated to contribute, at any time during the preceding six (6) years.

"Net Amount of Eligible Accounts Receivable" means the aggregate unpaid invoice amount of Eligible Accounts Receivable less, without duplication, sales, excise or similar taxes, returns, discounts, chargebacks, claims, advance payments, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect to such Eligible Accounts Receivable.

"Net Amount of Eligible Foreign Accounts Receivable" means the aggregate unpaid invoice amount of Eligible Foreign Accounts Receivable less, without duplication, sales, excise or similar taxes, returns, discounts, chargebacks, claims, advance payments, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect to such Eligible Foreign Accounts Receivable.

"Net Cash Proceeds" means, (a) with respect to any Disposition by any Person or any of its Subsidiaries, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Disposition (other than Indebtedness under this Agreement), (ii) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (iii) transfer taxes paid to any taxing authorities by such Person or such Subsidiary in connection therewith, and (iv) net income taxes to be paid in connection with such Disposition (after taking into account any tax credits or deductions and any tax sharing arrangements) and (b) with respect to the issuance or incurrence of any Indebtedness by any Person or any of its Subsidiaries, or an Equity Issuance, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary in connection therewith, after deducting therefrom only (i) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (ii) transfer taxes paid by such Person or such Subsidiary in connection therewith and (iii) net income taxes to be paid in connection therewith (after taking into account any tax credits or deductions and any tax sharing arrangements); in each case of clause (a) and (b) to the extent, but only to the extent, that the amounts so deducted are (x) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (y) properly attributable to such transaction or to the asset that is the subject thereof.

"Net Liquidation Percentage" shall mean, as of any date of determination, the percentage of the book value of the Loan Parties' Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory net of all associated costs and expenses of such liquidation, such percentage to be as determined from time to time by an appraisal company selected by the Agents.

"New Facility" has the meaning specified therefor in Section 7.01(o).

"New Lending Office" has the meaning specified therefor in Section 2.09(d).

"Non-U.S. Lender" has the meaning specified therefor in Section 2.09(d).

"Notice of Borrowing" has the meaning specified therefor in Section 2.02(a).

"Obligations" means all present and future indebtedness, obligations, and liabilities of each Loan Party to the Agents and the Lenders arising under or in connection with this Agreement or any other Loan Document, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 9.01.  Without limiting the generality of the foregoing, the Obligations of each Loan Party under the Loan Documents include (a) the obligation (irrespective of whether a claim therefor is allowed in an Insolvency Proceeding) to pay principal, interest, charges, expenses, fees, attorneys' fees and disbursements, indemnities and other amounts payable by such Person under the Loan Documents, (b) the obligation of such Person to reimburse any amount in respect of any of the foregoing that any Agent or any Lender (in its sole discretion) may elect to pay or advance on behalf of such Person, and (c) all Bank Product Obligations.

"OFAC Sanctions Programs" means the laws, regulations and Executive Orders administered by OFAC, including but not limited to, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as it has been or shall thereafter be renewed, extended, amended, or replaced, and the list of Specially Designated Nationals and Blocked Persons administered by OFAC, as such list may be amended from time to time.

"Operating Lease Obligations" means all obligations for the payment of rent for any real or personal property under leases or agreements to lease, other than Capitalized Lease Obligations.

"Order" has the meaning specified therefor in Section 3.10.

"Other Taxes" has the meaning specified therefor in Section 2.09(b).

"Parent" has the meaning specified therefor in the preamble hereto.

"Participation Commitment" means each Revolving Loan Lender's obligation to buy a participation of the Letters of Credit issued hereunder.

"Participant Register" has the meaning specified therefor in Section 12.07(g).

"Participation Revolving Loan" has the meaning specified therefor in Section 3.04(c) hereof.

"Payment Office" means the Administrative Agent's office located at Two Tower Center Boulevard, East Brunswick, New Jersey 08816, or at such other office or offices of the Administrative Agent as may be designated in writing from time to time by the Administrative Agent to the Collateral Agent and the Administrative Borrower.

"Perfection Certificate" means a certificate in form and substance satisfactory to the Collateral Agent providing information with respect to the property of each Loan Party.

"Permitted Holder" means each of Robert G. Pedersen II and Brandon T. O'Brien.

"Permitted Indebtedness" means:

(a) any Indebtedness owing to any Agent or any Lender under this Agreement and the other Loan Documents;

(b) any other Indebtedness listed on Schedule 7.02(b), and the extension of maturity, refinancing or modification of the terms thereof; provided, however, that (i) such extension, refinancing or modification is pursuant to terms that are not less favorable to the Loan Parties and the Lenders than the terms of the Indebtedness being extended, refinanced or modified and (ii) after giving effect to such extension, refinancing or modification, the amount of such Indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such extension, refinancing or modification;

(c) Indebtedness evidenced by Capitalized Lease Obligations entered into in order to finance Capital Expenditures made by the Loan Parties in accordance with the provisions of Section 7.02(g), which Indebtedness, when aggregated with the principal amount of all Indebtedness incurred under this clause (c) and clause (d) of this definition, does not exceed $250,000 at any time outstanding;

(d) Indebtedness permitted by clause (e) of the definition of "Permitted Lien";

(e) Indebtedness permitted under Section 7.02(e);

(f) Indebtedness incurred in the ordinary course of business under performance, surety, statutory, and appeal bonds;

(g) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to the Loan Parties, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year;

(h) the incurrence by any Loan Party of Indebtedness under Hedging Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with such Loan Party's operations and not for speculative purposes;

(i) Indebtedness incurred in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called "procurement cards" or "P-cards") or other similar cash management services, in each case, incurred in the ordinary course of business (other than arising under Bank Product Agreements); and

(j) Subordinated Indebtedness in an aggregate amount not exceeding $500,000 at any time outstanding.

"Permitted Intercompany Loans" means loans made by (a) a Loan Party to another Loan Party, (b) a non-Loan Party to another non-Loan Party, (c) a non-Loan Party to a Loan Party, so long as the parties thereto are party to the Intercompany Subordination Agreement, and (d) a Loan Party to a non-Loan Party (including Subsidiaries of a Loan Party) so long as (i) the aggregate amount of all such loans made by the Loan Parties does not exceed $1,500,000 at any time outstanding, (ii) no Default or Event of Default has occurred and is continuing either before or after giving effect to such loan, and (iii) the Borrowers have Availability of not less than $7,500,000 after giving effect to such loan.

"Permitted Investments" means:

(a) Investments in cash and Cash Equivalents;

(b) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(c) advances made in connection with purchases of goods or services in the ordinary course of business;

(d) Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries;

(e) Investments existing on the date hereof, as set forth on Schedule 7.02(e) hereto, but not any increase in the amount thereof as set forth in such Schedule or any other modification of the terms thereof;

(f) Permitted Intercompany Loans;

(g)           the iFrogz Acquisition;

(h)           Investments in HzO, Inc., a Delaware corporation in an aggregate amount not to exceed $500,000; and

(i)           so long as no Default or Event of Default has occurred and is continuing or would result therefrom, any other Investments in an aggregate amount not to exceed $500,000 at any time outstanding.

"Permitted Liens" means:

(a) Liens securing the Obligations;

(b) Liens for taxes, assessments and governmental charges the payment of which is not required under Section 7.01(c);

(c) Liens imposed by law, such as carriers', warehousemen's, mechanics', materialmen's and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than 30 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(d) Liens described on Schedule 7.02(a), provided that (i) no such Lien shall at any time be extended to cover any additional property not subject thereto on the Effective Date and (ii) the principal amount of the Indebtedness secured by such Liens shall not be extended, renewed, refunded or refinanced other than in accordance with clause (b) of the definition of Permitted Indebtedness;

(e) (i)           purchase money Liens on equipment acquired or held by any Loan Party or any of its Subsidiaries in the ordinary course of its business to secure the purchase price of such equipment or Indebtedness incurred solely for the purpose of financing the acquisition of such equipment or (ii) Liens existing on such equipment at the time of its acquisition; provided, however, that (A) no such Lien shall extend to or cover any other property of any Loan Party or any of its Subsidiaries, and (B) the aggregate principal amount of Indebtedness secured by any or all such Liens shall not exceed at any one time outstanding $1,500,000;

(f) deposits and pledges of cash securing (i) obligations incurred in respect of workers' compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (iii) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are made or otherwise arise in the ordinary course of business and secure obligations not past due;

(g) easements, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by any Loan Party or any of its Subsidiaries in the normal conduct of such Person's business;

(h) Liens of landlords and mortgagees of landlords (i) arising by statute or under any lease or related Contractual Obligation entered into in the ordinary course of business, (ii) on fixtures and movable tangible property located on the real property leased or subleased from such landlord, (iii) for amounts not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and (iv) for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;

(i) Liens on real property or equipment securing Indebtedness permitted by subsection (c) of the definition of Permitted Indebtedness;

(j) the title and interest of a lessor or sublessor in and to personal property leased or subleased (other than through a Capital Lease), in each case extending only to such personal property;

(k) non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business;

(l) judgment liens (other than for the payment of taxes, assessments or other governmental charges) securing judgments and other proceedings not constituting an Event of Default under Section 9.01(k);

(m) rights of setoff or bankers' liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business; and

(n) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness.

"Person" means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.

"Plan" means any Employee Plan or Multiemployer Plan.

"PNC" has the meaning specified therefor in the preamble hereto.

"Post-Default Rate" means a rate of interest per annum equal to the rate of interest otherwise in effect from time to time pursuant to the terms of this Agreement plus 2.00%, or, if a rate of interest is not otherwise in effect, interest at the highest rate specified herein for any Loan then outstanding prior to an Event of Default plus 2.00%.

"Pro Rata Share" means:

(a) with respect to a Lender's obligation to make Revolving Loans and receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender's Revolving Credit Commitment, by (ii) the Total Revolving Credit Commitment, provided, that, if the Total Revolving Credit Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender's Revolving Loans and its interest in the Letter of Credit Obligations and the denominator shall be the aggregate unpaid principal amount of all Revolving Loans and Letter of Credit Obligations,

(b) with respect to a Lender's obligation to participate in Letters of Credit and Reimbursement Obligations, to reimburse the L/C Issuer, and right to receive payments of fees with respect thereto, the percentage obtained by dividing (i) such Lender's Revolving Credit Commitment, by (ii) the Total Revolving Credit Commitment, provided, that, if the Total Revolving Credit Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender's Revolving Loans and its interest in the Letter of Credit Obligations and the denominator shall be the aggregate unpaid principal amount of all Revolving Loans and Letter of Credit Obligations; provided, however, that if all of the Revolving Loans have been repaid in full and Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined as if the Revolving Credit Commitments had not been terminated or reduced to zero and based upon the Revolving Credit Commitments as they existed immediately prior to their termination or reduction to zero.

(c) with respect to a Lender's obligation to make the Term Loan and receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender's Term Loan Commitment, by (ii) the Total Term Loan Commitment, provided that if the Total Term Loan Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender's portion of the Term Loan and the denominator shall be the aggregate unpaid principal amount of the Term Loan,

(d) with respect to Agent Advances and any Agent's or Lender's right to receive payments of interest, fees and principal with respect thereto, the percentage obtained by dividing (i) the aggregate unpaid principal amount of such Agent's or Lender's portion of Agent Advances by (ii) the aggregate unpaid principal amount of Agent Advances, and

(e) with respect to all other matters (including, without limitation, the indemnification obligations arising under Section 10.05), the percentage obtained by dividing (i) the sum of such Lender's Revolving Credit Commitment and the unpaid principal amount of such Lender's portion of the Term Loan and the Agent Advances, by (ii) the sum of the Total Revolving Credit Commitment and the aggregate unpaid principal amount of the Term Loan and Agent Advances, provided, that, if such Lender's Revolving Credit Commitment shall have been reduced to zero, such Lender's Revolving Credit Commitment shall be deemed to be the aggregate unpaid principal amount of such Lender's Revolving Loans (including Agent Advances) and its interest in the Letter of Credit Obligations and if the Total Revolving Credit Commitment shall have been reduced to zero, the Total Revolving Credit Commitment shall be deemed to be the aggregate unpaid principal amount of all Revolving Loans (including Agent Advances) and Letter of Credit Obligations.

"Proceeds" means (a) all "proceeds" (as defined in Article 9 of the Uniform Commercial Code) with respect to the Collateral and (b) whatever is recoverable or recovered when any Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily.

"Qualified Cash" means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of the Loan Parties that is in Cash Management Accounts, and which such Cash Management Account is the subject of a Cash Management Agreement.

"Qualified Equity Interests" means, with respect to any Person, all Equity Interests of such Person that are not Disqualified Equity Interests.

"Real Property Deliverables" means each of the following agreements, instruments and other documents in respect of each Facility:

(a) a Mortgage duly executed by the applicable Loan Party,

(b) evidence of the recording of each such Mortgage in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the Lien purported to be created thereby or to otherwise protect the rights of the Collateral Agent and the Lenders thereunder;

(c) a Title Insurance Policy;

(d) a current ALTA survey and a surveyor's certificate, in form and substance satisfactory to the Collateral Agent, certified to the Collateral Agent and to the issuer of the Title Insurance Policy with respect thereto by a licensed professional surveyor satisfactory to the Collateral Agent;

(e) a copy of each letter issued by the applicable Governmental Authority, evidencing each Facility's compliance with all applicable building codes, fire codes, other health and safety rules and regulations, parking, density and height requirements and other building and zoning laws;

(f) an opinion of counsel, satisfactory to the Collateral Agent, in the state where such Facility is located with respect to the enforceability of the Mortgage to be recorded and such other matters as the Collateral Agent may reasonably request;

(g) Phase I Environmental Site Assessments with respect to such real property, certified to the Collateral Agent by a company reasonably satisfactory to the Collateral Agent; and

(h) such other agreements, instruments and other documents (including guarantees and opinions of counsel) as the Collateral Agent may reasonably require.

"Reference Bank" means PNC, its successors or any other commercial bank designated by the Administrative Agent to the Administrative Borrower from time to time.

"Reference Rate" means the greatest of (a) 2.75% per annum, (b) the Federal Funds Effective Rate plus 0.50% per annum, (c) the Eurodollar Rate (which rate shall be calculated based upon an Interest Period of 1 month and shall be determined on a daily basis) plus 1.00% per annum, and (d) the rate of interest publicly announced by the Reference Bank in New York, New York from time to time as its reference rate, base rate or prime rate (it being understood and agreed that (i) the reference rate, base rate or prime rate is determined from time to time by the Reference Bank as a means of pricing some loans to its borrowers and neither is tied to any external rate of interest or index nor necessarily reflects the lowest rate of interest actually charged by the Reference Bank to any particular class or category of customers and (ii) each change in the Reference Rate shall be effective from and including the date such change is publicly announced as being effective).

"Reference Rate Loan" means each portion of a Loan that bears interest at a rate determined by reference to the Reference Rate.

"Register" has the meaning specified therefor in Section 12.07(d).

"Registered Loans" has the meaning specified therefor in Section 12.07(d).

"Regulation T", "Regulation U" and "Regulation X" mean, respectively, Regulations T, U and X of the Board or any successor, as the same may be amended or supplemented from time to time.

"Reimbursement Obligations" has the meaning specified therefor in Section 3.04(b).

"Related Fund" means, with respect to any Person, an Affiliate of such Person, or a fund or account managed by such Person or an Affiliate of such Person.

"Related Party Assignment" has the meaning specified therefor in Section 12.07(b).

"Related Party Register" has the meaning specified therefor in Section 12.07(d).

"Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through or in the ambient air, soil, surface or ground water, or property.

"Remedial Action" means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (b) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (c) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (d) perform any other actions authorized by 42 U.S.C. § 9601.

"Replacement Lender" has the meaning specified therefor in Section 12.02(b).

"Required Lenders" means (i) prior to such time as all Revolving Loan Obligations have been paid in full in cash and the Revolving Credit Commitments have been terminated, the Required Revolving Loan Lenders and (ii) prior to such time as all Term Loan Obligations have been paid in full in cash, the Required Term Loan Lenders.

"Required Revolving Loan Lenders" means the Revolving Loan Lenders whose Pro Rata Shares (calculated in accordance with clause (a) of the definition thereof) aggregate at least 50.1%.

"Required Term Loan Lenders" means the Term Loan Lenders whose Pro Rata Shares (calculated in accordance with clause (c) of the definition thereof) aggregate at least 50.1%.

"Requirements of Law" means, with respect to any Person, collectively, the common law and all federal, state, provincial, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Reserves" means, as of any date of determination, such amounts (including, without limitation, the amount of any Bank Product Reserves, the Dilution Reserve and any Eligible In-Transit Reserves) as the Administrative Agent may from time to time establish in the good faith exercise of its business judgment based upon the lending practices of the Administrative Agent (a) to reflect events, conditions, contingencies or risks which adversely affect (i) any Collateral or either Agent's access thereto, or (ii) the priority, perfection or enforceability of any of the security interest of the Agents or any Lender in the Collateral, or (b) in respect of any state of facts which the Administrative Agent reasonably determines to constitute a Default or an Event of Default.  The amount of any Reserve established by the Administrative Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such Reserve as reasonably determined by the Administrative Agent.  The Administrative Agent shall provide notice to Administrative Borrower and the Collateral Agent of any new categories of Reserves that may be established after the date hereof and will be available to consult with Administrative Borrower in connection with the basis for such new categories of Reserves.

"Revolving Credit Commitment" means, with respect to each Lender, the commitment of such Lender to make Revolving Loans to the Borrowers in the amount set forth opposite such Lender's name in Schedule 1.01(A) hereto, as such amount may be terminated or reduced from time to time in accordance with the terms of this Agreement.

"Revolver Priority Collateral" means (a) Inventory (including rights in all returned or repossessed Inventory), (b) Accounts Receivable that arise from the sale, leasing, assignment or other disposition of Inventory or the rendition of services, or from the licensing of, or similar arrangements relating to, patents, trademarks, copyrights and other intellectual property in the ordinary course of business, (c)  Collateral  Records, (d) deposit accounts (as defined in the Uniform Commercial Code) (other than amounts therein constituting identifiable Proceeds of Term Priority Collateral), (e) to the extent evidencing or relating to any of the foregoing, supporting obligations, letter of credit rights, payment intangibles and documents (as each such term is defined in the Uniform Commercial Code), and (f) all Proceeds and products (whether tangible or intangible) of the foregoing, including Proceeds of insurance covering any or all of the foregoing, in each case to the extent they relate to clauses (a) through (e) above.  For the avoidance of doubt, Revolver Priority Collateral shall not include (i) equipment or any other asset acquired with cash proceeds except to the extent such asset acquired is described in clauses (a) through (e) above and (ii) Proceeds of Revolving Loans.  During an Event of Default after written notice (a "Trigger Notice") by the Collateral Agent to the Administrative Agent that Accounts Receivable arising from the licensing of, or similar arrangements relating to, patents, trademarks, copyrights and other intellectual property to Account Debtors identified by the Borrowers  pursuant to Sections 7.01(a)(xx) or (xxi) or any other such Account Debtors identified by the Collateral Agent in such notice (the "IP Licensing Arrangements") shall no longer constitute Revolver Priority Collateral (such period after a Trigger Notice, a "Trigger Period"), any Accounts Receivable arising after the first Business Day following the date of receipt of a Trigger Notice (each such date, a "Trigger Date") from IP Licensing Arrangements shall not be Revolver Priority Collateral, but shall be Term Priority Collateral; provided, that, in the event that during a Trigger Period there exist Accounts Receivable from a single Account Debtor that arise from IP Licensing Arrangements that constitute both Revolver Priority Collateral and Term Priority Collateral, the proceeds of all Accounts Receivable from such Account Debtor shall be applied first, to the Revolving Loan Obligations in amount up to the aggregate book value of Accounts Receivable with respect to IP Licensing Arrangements with such Account Debtor on such Trigger Date and second, to the Term Loan Obligations.

"Revolver Priority Collateral Proceeds" means the Proceeds of Revolver Priority Collateral.

"Revolving Loan" means a loan made by a Lender to the Borrowers pursuant to Section 2.01(a)(i).

"Revolving Loan Lender" means a Lender with a Revolving Credit Commitment.

"Revolving Loan Maturity Date" means the earlier of (i) June 20, 2014, and (ii) the date on which all Revolving Loans and Letter of Credit Obligations shall become due and payable in accordance with the terms of this Agreement.

"Revolving Loan Obligations" means any Obligations with respect to the Revolving Loans (including without limitation, the principal thereof, the interest thereon, and the fees and expenses specifically related thereto).

"SEC" means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.

"Securities Act" means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

"Securitization" has the meaning specified therefor in Section 12.07(j).

"Security Agreement" means a Pledge and Security Agreement made by a Loan Party in favor of the Collateral Agent for the benefit of the Agents and the Lenders, substantially in the form of Exhibit B, securing the Obligations and delivered to the Collateral Agent.

"Settlement Period" has the meaning specified therefor in Section 2.02(d)(i) hereof.

"Solvent" means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is not less than the total amount of the liabilities of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital.

"Standard & Poor's" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

"Subordinated Indebtedness" means Indebtedness of any Loan Party the terms of which are satisfactory to the Agents and which has been expressly subordinated in right of payment to all Indebtedness of such Loan Party under the Loan Documents (a) by the execution and delivery of a subordination agreement, in form and substance satisfactory to the Agents, or (b) otherwise on terms and conditions (including, without limitation, subordination provisions, payment terms, interest rates, covenants, remedies, defaults and other material terms) satisfactory to the Agents.

"Subsidiary" means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (a) the accounts of which would be consolidated with those of such Person in such Person's consolidated financial statements if such financial statements were prepared in accordance with GAAP or (b) of which more than 50% of (i) the outstanding Equity Interests having (in the absence of contingencies) ordinary voting power to elect a majority of the Board of Directors of such Person, (ii) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (iii) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person.  For the purposes of this Agreement and the other Loan Documents, HzO, Inc. shall not be considered a Subsidiary of the Parent.

"Taxes" has the meaning specified therefor in Section 2.09(a).

"Term Loan" means, collectively, the loans made by the Term Loan Lenders to the Borrowers on the Effective Date pursuant to Section 2.01(a)(ii).

"Term Loan Commitment" means, with respect to each Lender, the commitment of such Lender to make the Term Loan to the Borrowers in the amount set forth in Schedule 1.01(A) hereto, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.

"Term Loan Lender" means a Lender with a Term Loan Commitment (or a Lender that holds all or any portion of the unpaid principal amount of the Term Loan).

"Term Loan Maturity Date" means the earlier of (i) June 20, 2016, and (ii) the date on which all Term Loans shall become due and payable in accordance with the terms of this Agreement.

"Term Loan Obligations" means any Obligations with respect to the Term Loan (including without limitation, the principal thereof, the interest thereon, and the fees and expenses specifically related thereto).

"Term Priority Collateral" means all Collateral other than Revolver Priority Collateral.  During the Trigger Period, any Accounts Receivable arising after a Trigger Date from IP Licensing Arrangements shall not be Revolver Priority Collateral, but shall be Term Priority Collateral; provided, that, in the event that during a Trigger Period there exist Accounts Receivable from a single Account Debtor that arise from IP Licensing Arrangements that constitute both Revolver Priority Collateral and Term Priority Collateral, the proceeds of all Accounts Receivable from such Account Debtor shall be applied first, to the Revolving Loan Obligations in amount up to the aggregate book value of Accounts Receivable with respect to IP Licensing Arrangements with such Account Debtor on such Trigger Date and second, to the Term Loan Obligations.

"Term Priority Collateral Proceeds" means the Proceeds of the Term Priority Collateral.

"Title Insurance Policy" means a mortgagee's loan policy, in form and substance satisfactory to the Collateral Agent, together with all endorsements made from time to time thereto, issued by or on behalf of a title insurance company satisfactory to the Collateral Agent, insuring the Lien created by a Mortgage in an amount and on terms satisfactory to the Collateral Agent, delivered to the Collateral Agent.

"Total Commitment" means the sum of the Total Revolving Credit Commitment and the Total Term Loan Commitment.

"Total Revolving Credit Commitment" means the sum of the amounts of the Lenders' Revolving Credit Commitments.

"Total Term Loan Commitment" means the sum of the amounts of the Lenders' Term Loan Commitments.

"Transaction Documents" means the Loan Documents and the iFrogz Acquisition Documents.

"Transactions" means, collectively, the transactions to occur on or about the Effective Date pursuant to the Transaction Documents, including (a) the consummation of the iFrogz Acquisition, (b) the execution, delivery and performance of the Loan Documents and the making of the Loans hereunder, (c) the repayment and termination of the Existing Credit Facilities, and (d) the payment of all fees and expenses to be paid on or prior to the Effective Date and owing in connection with the foregoing.

"Transferee" has the meaning specified therefor in Section 2.09(a).

"TTM EBITDA" means the Consolidated Adjusted EBITDA of the Parent and its Subsidiaries for the twelve-month period ended on March 31, 2011.

"Trigger Date" has the meaning specified therefor in the definition of Revolver Priority Collateral.

"Trigger Notice" has the meaning specified therefor in the definition of Revolver Priority Collateral.

"Trigger Period" has the meaning specified therefor in the definition of Revolver Priority Collateral.

"UCC Filing Authorization Letter" means a letter duly executed by each Loan Party authorizing the Collateral Agent to file appropriate financing statements on Form UCC-1 without the signature of such Loan Party in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by each Security Agreement and each Mortgage.

"UCP 600" has the meaning specified therefor in Section 3.02(b).

"Uniform Commercial Code" has the meaning specified therefor in Section 1.04.

"Unused Line Fee" has the meaning specified therefor in Section 2.06(a).

"USA PATRIOT Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (PATRIOT) Act of 2001 (Title III of Pub. L. 107-56, Oct. 26, 2001).

"WARN" has the meaning specified therefor in Section 6.01(z).

 "Working Investment" means, at any date of determination thereof, (a) the sum, for any Person and its Subsidiaries, of (i) the unpaid face amount of all Accounts Receivable of such Person and its Subsidiaries as at such date of determination, plus (ii) Inventory, plus (iii) the aggregate amount of prepaid expenses and other current assets of such Person and its Subsidiaries as at such date of determination (other than cash and Cash Equivalents), minus (b) the sum, for such Person and its Subsidiaries, of (i) the unpaid amount of all accounts payable of such Person and its Subsidiaries as at such date of determination, plus (ii) the aggregate amount of all accrued expenses of such Person and its Subsidiaries as at such date of determination (but, excluding from accounts payable and accrued expenses, the current portion of long-term debt and all accrued interest and taxes).

Section 1.02 Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation".  The word "will" shall be construed to have the same meaning and effect as the word "shall".  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

Section 1.03 Certain Matters of Construction.  References in this Agreement to "determination" by any Agent include good faith estimates by such Agent (in the case of quantitative determinations) and good faith beliefs by such Agent (in the case of qualitative determinations).  A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall "continue" or be "continuing" until such Event of Default has been waived in writing by the Required Lenders.  Any Lien referred to in this Agreement or any other Loan Document as having been created in favor of any Agent, any agreement entered into by any Agent pursuant to this Agreement or any other Loan Document, any payment made by or to or funds received by any Agent pursuant to or as contemplated by this Agreement or any other Loan Document, or any act taken or omitted to be taken by any Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of the Agents and the Lenders. Wherever the phrase "to the knowledge of any Loan Party" or words of similar import relating to the knowledge or the awareness of any Loan Party are used in this Agreement or any other Loan Document, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of any Loan Party or (ii) the knowledge that a senior officer would have obtained if such officer had engaged in good faith and diligent performance of such officer's duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of such Loan Party and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists.  In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

Section 1.04 Accounting and Other Terms.

(a) Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP applied on a basis consistent with those used in preparing the Financial Statements.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Parent and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) All terms used in this Agreement which are defined in Article 8 or Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the "Uniform Commercial Code") and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as any Agent may otherwise determine.

Section 1.05 Time References.  Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day.  For purposes of the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding"; provided, however, that with respect to a computation of fees or interest payable to any Agent, any Lender or the L/C Issuer, such period shall in any event consist of at least one full day.

ARTICLE II
THE LOANS

Section 2.01 Commitments.  (a)  Subject to the terms and conditions and relying upon the representations and warranties herein set forth:

(i) each Revolving Loan Lender severally and not jointly agrees to make Revolving Loans to the Borrowers, on a revolving basis, at any time and from time to time from the Effective Date to the Revolving Loan Maturity Date, or until the earlier reduction of its Revolving Credit Commitment to zero in accordance with the terms hereof, in an aggregate principal amount of Revolving Loans at any time outstanding not to exceed the amount of such Lender's Revolving Credit Commitment; and

(ii) each Term Loan Lender severally and not jointly agrees to make the Term Loan to the Borrowers on the Effective Date, in an aggregate principal amount not to exceed the amount of such Lender's Term Loan Commitment.

(b) Notwithstanding the foregoing:

(i) The aggregate principal amount of Revolving Loans outstanding at any time to the Borrowers shall not exceed the lower of (A) the difference between (x) the Total Revolving Credit Commitment and (y) the aggregate Letter of Credit Obligations and (B) the difference between (x) the then current Borrowing Base and (y) the aggregate Letter of Credit Obligations.  The Revolving Credit Commitment of each Lender shall automatically and permanently be reduced to zero on the Revolving Loan Maturity Date.  Within the foregoing limits, the Borrowers may borrow, repay and reborrow, on or after the Effective Date and prior to the Revolving Loan Maturity Date, subject to the terms, provisions and limitations set forth herein.

(ii) The aggregate principal amount of the Term Loan made on the Effective Date shall not exceed the Total Term Loan Commitment.  Any principal amount of the Term Loan which is repaid or prepaid may not be reborrowed.

Section 2.02 Making the Loans.  (a)  The Administrative Borrower shall give the Administrative Agent prior telephonic notice (immediately confirmed in writing, in substantially the form of Exhibit C hereto (a "Notice of Borrowing")), not later than 10:00 a.m. (New York City time) on the date which is 3 Business Days prior to the date of the proposed Loan (or such shorter period as the Administrative Agent is willing to accommodate from time to time, but in no event later than 10:00 a.m. (New York City time) on the borrowing date of the proposed Loan).  Such Notice of Borrowing shall be irrevocable and shall specify (i) the principal amount and type (either a Revolving Loan or a Term Loan) of the proposed Loan, (ii) the proposed borrowing date, which must be a Business Day, and, with respect to the Term Loan, must be the Effective Date, (iii) whether the proposed Loan is to be a Reference Rate Loan or an Eurodollar Rate Loan, and (iv) in the case of an Eurodollar Rate Loan, the initial Interest Period applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period".  If no Interest Period is specified with respect to any requested Eurodollar Rate Loan, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.  If no election as to the type of Loan is specified, then the requested Loan shall be a Reference Rate Loan.  The Administrative Agent and the Lenders may act without liability upon the basis of written, telecopied or telephonic notice believed by the Administrative Agent in good faith to be from the Administrative Borrower (or from any Authorized Officer thereof designated in writing purportedly from the Administrative Borrower to the Administrative Agent).  Each Borrower hereby waives the right to dispute the Administrative Agent's record of the terms of any such telephonic Notice of Borrowing.  The Administrative Agent and each Lender shall be entitled to rely conclusively on any Authorized Officer's authority to request a Loan on behalf of the Borrowers until the Administrative Agent receives written notice to the contrary.  The Administrative Agent and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing.

(b) Each Notice of Borrowing pursuant to this Section 2.02 shall be irrevocable and the Borrowers shall be bound to make a borrowing in accordance therewith.  Each Revolving Loan that is a Eurodollar Rate Loan shall be made in a minimum amount of $500,000 and shall be in an integral multiple of $100,000.  The Borrowers shall have not more than five (5) Eurodollar Rate Loans in effect at any given time.

(c) (i)           Except as otherwise provided in this Section 2.02(c), all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares of the Total Revolving Credit Commitment and the Total Term Loan Commitment, as the case may be, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender's obligations to make a Loan requested hereunder, nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender's obligation to make a Loan requested hereunder, and each Lender shall be obligated to make the Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender.

(ii) Notwithstanding any other provision of this Agreement, and in order to reduce the number of fund transfers among the Borrowers, the Agents and the Lenders, the Borrowers, the Agents and the Lenders agree that the Administrative Agent may (but shall not be obligated to), and the Borrowers and the Lenders hereby irrevocably authorize the Administrative Agent to, fund, on behalf of the Revolving Loan Lenders, Revolving Loans pursuant to Section 2.01, subject to the procedures for settlement set forth in Section 2.02(d); provided, however, that (a) the Administrative Agent shall in no event fund any such Revolving Loans if the Administrative Agent shall have received written notice from the Collateral Agent or the Required Lenders on the Business Day prior to the date of the proposed Revolving Loan that one or more of the conditions precedent contained in Section 5.02 will not be satisfied at the time of the proposed Revolving Loan, and (b) the Administrative Agent shall not otherwise be required to determine that, or take notice whether, the conditions precedent in Section 5.02 have been satisfied.  If the Administrative Borrower gives a Notice of Borrowing requesting a Revolving Loan and the Administrative Agent has not elected to fund such Revolving Loan on behalf of the Revolving Loan Lenders, then promptly after receipt of the Notice of Borrowing requesting such Revolving Loan, the Administrative Agent shall notify each Revolving Loan Lender of the specifics of the requested Revolving Loan.  Unless the Administrative Agent notifies the Revolving Loan Lenders that it will fund a requested Revolving Loan on behalf of the Revolving Loan Lenders, each Revolving Loan Lender shall make its Pro Rata Share of the Revolving Loan available to the Administrative Agent, in immediately available funds, in the Administrative Agent's Account no later than 3:00 p.m. (New York City time) (provided that the Administrative Agent requests payment from such Revolving Loan Lender not later than 1:00 p.m. (New York City time)) on the date of the proposed Revolving Loan.  The Administrative Agent will make the proceeds of such Revolving Loans available to the Borrowers on the day of the proposed Revolving Loan by causing an amount, in immediately available funds, equal to the proceeds of all such Revolving Loans received by the Administrative Agent in the Administrative Agent's Account or the amount funded by the Administrative Agent on behalf of the Revolving Loan Lenders to be deposited in an account designated by the Administrative Borrower.

(iii) Unless the Administrative Agent has notified the Revolving Loan Lenders that the Administrative Agent, on behalf of the Revolving Loan Lenders, will not fund a particular Revolving Loan pursuant to Section 2.02(c)(ii), the Administrative Agent may assume that each such Revolving Loan Lender has made such amount available to the Administrative Agent on such day and the Administrative Agent, in its sole discretion, may, but shall not be obligated to, cause a corresponding amount to be made available to the Borrowers on such day.  If the Administrative Agent makes such corresponding amount available to the Borrowers and such corresponding amount is not in fact made available to the Administrative Agent by any such Revolving Loan Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Revolving Loan Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Federal Funds Effective Rate for 3 Business Days and thereafter at the Reference Rate.  During the period in which such Revolving Loan Lender has not paid such corresponding amount to the Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Administrative Agent to the Borrowers shall, for all purposes hereof, be a Revolving Loan made by the Administrative Agent for its own account.  Upon any such failure by a Revolving Loan Lender to pay the Administrative Agent, the Administrative Agent shall promptly thereafter notify the Administrative Borrower of such failure and the Borrowers shall immediately pay such corresponding amount to the Administrative Agent for its own account.

(iv) Nothing in this Section 2.02(c) shall be deemed to relieve any Revolving Loan Lender from its obligations to fulfill its Revolving Credit Commitment hereunder or to prejudice any rights that the Administrative Agent or the Borrowers may have against any Revolving Loan Lender as a result of any default by such Revolving Loan Lender hereunder.

(d) (i)           With respect to all periods for which the Administrative Agent has funded Revolving Loans pursuant to Section 2.02(c), on a Business Day determined by the Administrative Agent of each week, or such shorter period as the Administrative Agent may from time to time select (any such week or shorter period being herein called a "Settlement Period"), the Administrative Agent shall notify each Revolving Loan Lender of the unpaid principal amount of the Revolving Loans outstanding as of the last day of each such Settlement Period.  In the event that such amount is greater than the unpaid principal amount of the Revolving Loans outstanding on the last day of the Settlement Period immediately preceding such Settlement Period (or, if there has been no preceding Settlement Period, the amount of the Revolving Loans made on the date of such Revolving Loan Lender's initial funding), each Revolving Loan Lender shall promptly (and in any event not later than 2:00 p.m. (New York City time) if the Administrative Agent requests payment from such Lender not later than 12:00 noon (New York City time) on such day) make available to the Administrative Agent its Pro Rata Share of the difference in immediately available funds.  In the event that such amount is less than such unpaid principal amount, the Administrative Agent shall promptly pay over to each Revolving Loan Lender its Pro Rata Share of the difference in immediately available funds.  In addition, if the Administrative Agent shall so request at any time when a Default or an Event of Default shall have occurred and be continuing, or any other event shall have occurred as a result of which the Administrative Agent shall determine that it is desirable to present claims against the Borrowers for repayment, each Revolving Loan Lender shall promptly remit to the Administrative Agent or, as the case may be, the Administrative Agent shall promptly remit to each Revolving Loan Lender, sufficient funds to adjust the interests of the Revolving Loan Lenders in the then outstanding Revolving Loans to such an extent that, after giving effect to such adjustment, each such Revolving Loan Lender's interest in the then outstanding Revolving Loans will be equal to its Pro Rata Share thereof.  The obligations of the Administrative Agent and each Revolving Loan Lender under this Section 2.02(d) shall be absolute and unconditional.  Each Revolving Loan Lender shall only be entitled to receive interest on its Pro Rata Share of the Revolving Loans which have been funded by such Revolving Loan Lender.

(ii) In the event that any Revolving Loan Lender fails to make any payment required to be made by it pursuant to Section 2.02(d)(i), the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Revolving Loan Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Federal Funds Effective Rate for 3 Business Days and thereafter at the Reference Rate.  During the period in which such Revolving Loan Lender has not paid such corresponding amount to the Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Administrative Agent to the Borrowers shall, for all purposes hereof, be a Revolving Loan made by the Administrative Agent for its own account.  Upon any such failure by a Revolving Loan Lender to pay the Administrative Agent, the Administrative Agent shall promptly thereafter notify the Administrative Borrower of such failure and the Borrowers shall immediately pay such corresponding amount to the Administrative Agent for its own account.  Nothing in this Section 2.02(d)(ii) shall be deemed to relieve any Revolving Loan Lender from its obligation to fulfill its Revolving Credit Commitment hereunder or to prejudice any rights that the Administrative Agent or the Borrowers may have against any Revolving Loan Lender as a result of any default by such Revolving Loan Lender hereunder.

Section 2.03 Repayment of Loans; Evidence of Debt.  (a)  The outstanding principal of all Revolving Loans, and all accrued and unpaid interest thereon, shall be due and payable on the Revolving Loan Maturity Date.

(b) The outstanding unpaid principal amount of the Term Loan, and all accrued and unpaid interest thereon, shall be due and payable on the earliest of (i) the date of the acceleration of the Term Loan in accordance with the terms hereof and (ii) the Term Loan Maturity Date.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

(e) The entries made in the accounts maintained pursuant to Section 2.03(c) or Section 2.03(d) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(f) Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrowers shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form furnished by the Collateral Agent and reasonably acceptable to the Administrative Borrower.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 12.07) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.04 Interest.

(a) Revolving Loans.  Subject to the terms of this Agreement, at the option of the Administrative Borrower, each Revolving Loan shall be either a Reference Rate Loan or an Eurodollar Rate Loan.  Each Revolving Loan that is a Reference Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of such Loan until repaid, at a rate per annum equal to the Reference Rate plus the Applicable Margin.  Each Revolving Loan that is an Eurodollar Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of such Loan until repaid, at a rate per annum equal to the Eurodollar Rate for the Interest Period in effect for such Loan plus the Applicable Margin

(b) Term Loan.  Subject to the terms of this Agreement, at the option of the Administrative Borrower, the Term Loan or any portion thereof shall be either a Reference Rate Loan or an Eurodollar Rate Loan.  Each portion of the Term Loan that is a Reference Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the Term Loan until repaid, at a rate per annum equal to the Reference Rate plus the Applicable Margin.  Each portion of the Term Loan that is an Eurodollar Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the Term Loan until repaid, at a rate per annum equal to the Eurodollar Rate for the Interest Period in effect for the Term Loan (or such portion thereof) plus the Applicable Margin.

(c) Default Interest.  To the extent permitted by law and notwithstanding anything to the contrary in this Section, upon the occurrence and during the continuance of an Event of Default, (i) the principal of, and all accrued and unpaid interest on, all Loans, fees, indemnities, outstanding Letter of Credit Obligations or any other Obligations of the Loan Parties under this Agreement and the other Loan Documents, shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate, and (ii) the LC Fee Rate shall be increased by 2.00 percentage points above the per annum rate otherwise applicable hereunder.

(d) Interest Payment.  Interest on each Loan shall be payable monthly, in arrears, on the first day of each month, commencing on the first day of the month following the month in which such Loan is made and at maturity (whether upon demand, by acceleration or otherwise).  Interest at the Post-Default Rate shall be payable on demand.  Each Borrower hereby authorizes the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account pursuant to Section 4.01 with the amount of any interest payment due hereunder.

(e) General.  All interest shall be computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed.

Section 2.05 Reduction of Commitment; Prepayment of Loans.

(a) Reduction of Commitments.

(i) Revolving Credit Commitments.  The Total Revolving Credit Commitment shall terminate on the Revolving Loan Maturity Date.  The Borrowers may reduce the Total Revolving Credit Commitment to an amount (which may be zero) not less than the sum of (A) the aggregate unpaid principal amount of all Revolving Loans then outstanding, (B) the aggregate principal amount of all Revolving Loans not yet made as to which a Notice of Borrowing has been given by the Administrative Borrower under Section 2.02, (C) the Letter of Credit Obligations at such time and (D) the stated amount of all Letters of Credit not yet issued as to which a request has been made and not withdrawn.  Each such reduction (1) shall be in an amount which is an integral multiple of $1,000,000 (unless the Total Revolving Credit Commitment in effect immediately prior to such reduction is less than $1,000,000), (2) shall be made by providing not less than 5 Business Days' prior written notice to the Administrative Agent, (3) shall be irrevocable and (4) shall be accompanied by the payment of the Applicable Prepayment Premium, if any, payable in connection with such reduction of the Total Revolving Credit Commitment.  Once reduced, the Total Revolving Credit Commitment may not be increased.  Each such reduction of the Total Revolving Credit Commitment shall reduce the Revolving Credit Commitment of each Lender proportionately in accordance with its Pro Rata Share thereof.

(ii) Term Loan.  The Total Term Loan Commitment shall terminate at 5:00 p.m. (New York City time) on the Effective Date.

(b) Optional Prepayment.

(i) Revolving Loans.  The Borrowers may, at any time and from time to time, prepay the principal of any Revolving Loan, in whole or in part.  Each prepayment made pursuant to this clause (b)(i) made in connection with a reduction of the Total Revolving Credit Commitment pursuant to clause (a)(i) above shall be accompanied by the payment of the Applicable Prepayment Premium, if any, payable in connection with such reduction of the Total Revolving Credit Commitment.

(ii) Term Loan.  The Borrowers may, at any time and from time to time, upon at least five (5) Business Days' prior written notice to the Administrative Agent, prepay the principal of the Term Loan, in whole or in part; provided, that such payment may only be made if, immediately prior to and immediately following such payment, (i) no Event of Default has occurred and is continuing and (ii) Availability is not less than $5,000,000.  Each prepayment made pursuant to this clause (b)(ii) shall be accompanied by the payment of (A) accrued interest to the date of such payment on the amount prepaid and (B) the Applicable Prepayment Premium, if any, payable in connection with such prepayment of the Term Loan.  Each such prepayment shall be applied against the remaining installments of principal due on the Term Loan in the inverse order of maturity.

(iii) Termination of Agreement.  The Borrowers may, upon at least sixty (60) days prior written notice to the Administrative Agent, terminate this Agreement by paying to the Administrative Agent, in cash and in full, the Obligations (including (x) either (A) the Cash Collateralization of all Letters of Credit or (B) causing the original Letters of Credit to be returned to the Administrative Agent and (y) paying in full in cash the Obligations arising under or in connection with any Bank Products and terminating such Obligations in a manner satisfactory to the Bank Product Provider providing such Bank Products), in full, plus the Applicable Prepayment Premium, if any, payable in connection with such termination of this Agreement, and executing and delivering a general release in connection with such payoff.  If the Administrative Borrower has sent a notice of termination pursuant to this clause (iii), then the Lenders' obligations to extend credit hereunder shall terminate and the Borrowers shall be obligated to repay the Obligations (including (x) either (A) the Cash Collateralization of all Letters of Credit or (B) causing the original Letters of Credit to be returned to the Administrative Agent and (y) paying in full in cash the Obligations arising under or in connection with any Bank Products and terminating such Obligations in a manner satisfactory to the Bank Product Provider providing such Bank Products), in full, plus the Applicable Prepayment Premium, if any, payable in connection with such termination of this Agreement, and executing and delivering a general release in connection with such payoff, on the date set forth as the date of termination of this Agreement in such notice.

(c) Mandatory Prepayment.

(i) The Borrowers will immediately prepay the Revolving Loans at any time when the aggregate principal amount of all Revolving Loans plus the outstanding amount of all Letter of Credit Obligations exceeds the Borrowing Base, to the full extent of any such excess.  On each day that any Revolving Loans or Letter of Credit Obligations are outstanding, the Borrowers shall hereby be deemed to represent and warrant to the Agents and the Lenders that the Borrowing Base calculated as of such day equals or exceeds the aggregate principal amount of all Revolving Loans and Letter of Credit Obligations outstanding on such day.  If at any time after the Borrowers have complied with the first sentence of this Section 2.05(c)(i), the aggregate Letter of Credit Obligations is greater than the then current Borrowing Base, the Borrowers shall provide Cash Collateral in the amount of such excess to the Administrative Agent, which Cash Collateral shall be deposited in a bank account subject to a Cash Management Agreement in favor of the Collateral Agent and, provided that no Event of Default shall have occurred and be continuing, returned to the Borrowers, at such time as the aggregate Letter of Credit Obligations plus the aggregate principal amount of all outstanding Revolving Loans no longer exceeds the then current Borrowing Base as determined by the Administrative Agent.

(ii) Intentionally Omitted.

(iii) The Administrative Agent shall on each Business Day apply all funds transferred to or deposited in the Administrative Agent's Account, to the payment, in whole or in part, of the outstanding principal amount of the Revolving Loans.

(iv) Within 10 days of delivery to the Agents and the Lenders of audited annual financial statements pursuant to Section 7.01(a)(iii), commencing with the delivery to the Agents and the Lenders of the financial statements for the Fiscal Year ended December 31, 2011 or, if such financial statements are not delivered to the Agents and the Lenders on the date such statements are required to be delivered pursuant to Section 7.01(a)(iii), 10 days after the date such statements are required to be delivered to the Agents and the Lenders pursuant to Section 7.01(a)(iii), the Borrowers shall prepay the outstanding principal amount of the Loans in accordance with clause (d) below in an amount equal to the Applicable ECF Percentage of the result of (A) Excess Cash Flow of the Parent and its Subsidiaries for such Fiscal Year (or in the case of the Fiscal Year ended December 31, 2011, for the period from the Effective Date through December 31, 2011), minus (B) the aggregate amount of voluntary principal prepayments of the Term Loan and the Revolving Loans, only to the extent that the Total Revolving Credit Commitment is permanently reduced by the amount of such payments, made during such Fiscal Year (or in the case of the Fiscal Year ended December 31, 2011, for the period from the Effective Date through December 31, 2011) pursuant to Sections 2.05(a) and 2.05(b).

(v) Immediately upon any Disposition by any Loan Party or its Subsidiaries pursuant to Section 7.02(c)(ii)(B) or (C), the Borrowers shall prepay the outstanding principal amount of the Loans in accordance with clause (d) below in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Disposition to the extent that the aggregate amount of Net Cash Proceeds received by all Loan Parties and their Subsidiaries (and not paid to the Administrative Agent as a prepayment of the Loans) shall exceed for all such Dispositions (excluding Net Cash Proceeds from Dispositions of Account Receivables and Inventory) $500,000 in any Fiscal Year.  Nothing contained in this Section 2.05(c)(v) shall permit any Loan Party or any of its Subsidiaries to make a Disposition of any property other than in accordance with Section 7.02(c)(ii).

(vi) Upon the issuance or incurrence by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness), or upon an Equity Issuance, the Borrowers shall prepay the outstanding amount of the Loans in accordance with clause (d) below in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith.  The provisions of this Section 2.05(c)(vi) shall not be deemed to be implied consent to any such issuance, incurrence or sale otherwise prohibited by the terms and conditions of this Agreement.

(vii) Upon the receipt by any Loan Party or any of its Subsidiaries of any Extraordinary Receipts, the Borrowers shall prepay the outstanding principal of the Loans in accordance with clause (d) below an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts.

(viii) Notwithstanding the foregoing, with respect to Net Cash Proceeds received by any Loan Party or any of its Subsidiaries in connection with a Disposition or the receipt of Extraordinary Receipts consisting of insurance proceeds or condemnation awards that are required to be used to prepay the Obligations pursuant to Section 2.05(c)(v) or Section 2.05(c)(vii), as the case may be, up to $500,000 in the aggregate in any Fiscal Year of the Net Cash Proceeds from all such Dispositions and Extraordinary Receipts shall not be required to be so used to prepay the Obligations to the extent that (A) no Default or Event of Default has occurred and is continuing and (B) such Net Cash Proceeds and Extraordinary Receipts are used to replace, repair or restore properties or assets used in such Person's business, provided that, (A) such proceeds are used by a Loan Party to invest or reinvest in, or otherwise replace, repair or restore, properties or assets constituting (i) Revolver Priority Collateral if the property or assets disposed of or subject to casualty or condemnation constituted Revolver Priority Collateral, (ii) Term Priority Collateral if the property or assets disposed of or subject to casualty or condemnation constituted Term Priority Collateral, or (iii) property, plant or equipment if the receipt of Net Cash Proceeds or Extraordinary Receipts did not arise from a disposition of or a casualty or condemnation of any property or assets, (B) no Default or Event of Default has occurred and is continuing on the date such Person receives such Net Cash Proceeds or Extraordinary Receipts, (C) the Administrative Borrower delivers a certificate to the Agents within 30 days after such Disposition or loss, destruction or taking, as the case may be, stating that such Net Cash Proceeds or Extraordinary Receipts shall be used to replace, repair or restore properties or assets used in such Person's business within a period specified in such certificate not to exceed 90 days after the date of receipt of such Net Cash Proceeds or Extraordinary Receipts (which certificate shall set forth estimates of the Net Cash Proceeds or Extraordinary Receipts to be so expended), (D) such Net Cash Proceeds or Extraordinary Receipts are deposited in an account subject to the dominion and control of the Collateral Agent, and (E) upon the earlier of (1) the expiration of the period specified in the relevant certificate furnished to the Agents pursuant to clause (C) above or (2) the occurrence of a Default or an Event of Default, such Net Cash Proceeds or Extraordinary Receipts, if not theretofore so used, shall be used to prepay the Obligations in accordance with Section 2.05(c)(v) or Section 2.05(c)(vii) as applicable.

(d) Application of Payments.  At any time in the absence of a continuing Event of Default, the prepayments required under Section 2.05(c) shall be applied as follows:

(i) the proceeds from any prepayment pursuant to (x) any Disposition of any Revolver Priority Collateral, or (y) any Extraordinary Receipts consisting of insurance policy or condemnation award with respect to Revolver Priority Collateral shall be applied (A) first, to the Revolving Loans until paid in full, and (B) second, to the Term Loan until paid in full;

(ii) the proceeds from any prepayment pursuant to any Disposition of any Term Priority Collateral or any Extraordinary Receipts consisting of insurance policy or condemnation award with respect to Term Priority Collateral shall be applied (A) first, to the Term Loan until paid in full, and (B) second, to the Revolving Loans until paid in full;

(iii) the proceeds from any prepayment pursuant to a Disposition of all or substantially all of the assets or Equity Interests of any Person or any insurance which Disposition or proceeds of insurance includes both (x) Revolver Priority Collateral and (y) Term Priority Collateral, shall be applied in a manner mutually determined by the Agents acting reasonably and in good faith; and

(iv) the proceeds from any prepayment event set forth in Section 2.05(c)(iv), Section 2.05(c)(vi) or Section 2.05(c)(vii) (other than proceeds from any Extraordinary Receipts consisting of insurance policy or condemnation award with respect to Revolver Priority Collateral) shall be applied, (A) first, to the Term Loan until paid in full, and (B) second, to the Revolving Loans until paid in full.

Notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default, prepayments required under Section 2.05(c) shall be applied in the manner set forth in Section 4.03(b), unless the Administrative Agent has not elected to, or has not been directed by the Collateral Agent to, apply payments and other Proceeds of Collateral in accordance with Section 4.03(b), in which case prepayments required under Section 2.05(c) shall be applied in the manner set forth in this Section 2.05(d).  Each such prepayment of the Term Loan shall be applied against the remaining installments of principal of the Term Loan in the inverse order of maturity.

(e) Interest and Fees.  Any prepayment made pursuant to this Section 2.05 (other than prepayments made pursuant to subsections (c)(i) and (c)(iii) of this Section 2.05) shall be accompanied by (i) accrued interest on the principal amount being prepaid to the date of prepayment, (ii) any Funding Losses payable pursuant to Section 2.09, (iii) the Applicable Prepayment Premium, if any, payable in connection with such prepayment of the Loans (other than prepayments made pursuant to subsection (c)(iv) of this Section 2.05) and (iv) if such prepayment would reduce the amount of the outstanding Loans to zero at a time when the Total Revolving Credit Commitment has been terminated, such prepayment shall be accompanied by the payment of all fees accrued to such date pursuant to Section 2.06.

(f) Cumulative Prepayments.  Except as otherwise expressly provided in this Section 2.05, payments with respect to any subsection of this Section 2.05 are in addition to payments made or required to be made under any other subsection of this Section 2.05.

Section 2.06 Fees.

(a) Unused Line Fee.  From and after the Effective Date and until the Revolving Loan Maturity Date, the Borrowers shall pay to the Administrative Agent for the account of the Revolving Loan Lenders, in accordance with their Pro Rata Shares, an unused line fee (the "Unused Line Fee"), which shall accrue at the rate per annum of 0.375% on the excess, if any, of the Total Revolving Credit Commitment over the sum of the average principal amount of all Revolving Loans and Letter of Credit Obligations outstanding from time to time and shall be payable monthly in arrears on the first day of each month commencing July 1, 2011.

(b) Applicable Prepayment Premium.  In the event of the termination of this Agreement and repayment of the Obligations at any time prior to the Final Maturity Date, for any reason, including (i) termination upon the election of the Required Lenders to terminate after the occurrence and during the continuation of an Event of Default (or, in the case of the occurrence of any Event of Default described in Section 9.01(f) or Section 9.01(g) with respect to any Loan Party, automatically upon the occurrence thereof), (ii) foreclosure and sale of Collateral, (iii) sale of the Collateral in any Insolvency Proceeding, or (iv) restructure, reorganization, or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any Insolvency Proceeding, then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Agents and the Lenders or profits lost by the Agents and the Lenders as a result of such early termination, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Agents and the Lenders, the Borrowers shall pay to the Administrative Agent, for the account of the Lenders in accordance with their respective Pro Rata Shares, the Applicable Prepayment Premium, measured as of the date of such termination.

(c) Letter of Credit Fees.  The Borrower shall pay (x) to the Administrative Agent, for the ratable benefit of the Revolving Loan Lenders, a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in clause (y) below) which shall accrue at a rate per annum equal to the L/C Fee Rate in effect at such time, times the daily balance of the Maximum Undrawn Amount of the Letters of Credit, for the period from and excluding the date of issuance of same to and including the date of expiration or termination, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on the first day of each quarter and on the Revolving Loan Maturity Date, and (y) to the L/C Issuer, a fronting fee of one quarter of one percent (0.25%) per annum multiplied times the Maximum Undrawn Amount of each Letters of Credit,, together with any and all customary administrative, issuance, amendment, payment and negotiation charges (as per the L/C Issuer's standard fee schedule) with respect to any Letters of Credit and all fees and expenses as agreed upon by the L/C Issuer and the Borrowers in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder and shall reimburse Administrative Agent for any and all fees and expenses, if any, paid by the Administrative Agent to the L/C Issuer (all of the foregoing fees, the "Letter of Credit Fees").  All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason.  Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in the L/C Issuer’s prevailing charges for that type of transaction.  All Letter of Credit Fees payable hereunder shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or proration upon the termination of this Agreement for any reason.

(d) Audit and Collateral Monitoring Fees.  The Borrowers acknowledge that pursuant to Section 7.01(f), representatives of the Agents may visit any or all of the Loan Parties and/or conduct audits, inspections, appraisals, valuations and/or field examinations of any or all of the Loan Parties at any time and from time to time in a manner so as to not unduly disrupt the business of the Loan Parties.  The Borrowers agree to pay (i) $1,500 per day per examiner plus the examiner's out-of-pocket costs and reasonable expenses incurred in connection with all such visits, audits, inspections, appraisals, valuations and field examinations and (ii) the cost of all visits, audits, inspections, appraisals, valuations and field examinations conducted by a third party on behalf of the Agents.

(e) Fee Letter.  As and when due and payable under the terms of the Fee Letter, the Borrowers shall pay the fees set forth in the Fee Letter.

Section 2.07 Eurodollar Option.

(a) In lieu of having interest charged at the rate based upon the Reference Rate, the Borrowers shall have the option (the "Eurodollar Option") to have interest on all or a portion of the Loans be charged at a rate of interest based upon the Eurodollar Rate.  Each Interest Period of a Eurodollar Rate Loan shall commence on the date such Eurodollar Rate Loan is made and shall end on such date as the Borrower may elect as set forth in subsection 2.02(a) above; provided that no Interest Period shall end after the last day of the Revolving Loan Maturity Date or the Term Loan Maturity Date, as applicable.

(b) The Borrowers shall elect the initial Interest Period applicable to a Eurodollar Rate Loan by its Notice of Borrowing given to the Administrative Agent pursuant to Section 2.02(a) or by its notice of conversion given to the Administrative Agent pursuant to Section 2.07(c), as the case may be.  The Borrowers shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to the Administrative Agent of such duration not later than 10:00 a.m. (New York time) on the day which is three (3) Business Days prior to the last day of the then current Interest Period applicable to such Eurodollar Rate Loan.  If the Administrative Agent does not receive timely notice of the Interest Period elected by the Borrowers, the Borrowers shall be deemed to have elected to convert such Eurodollar Rate Loan to a Reference Rate Loan, subject to Section 2.07(c) herein below.

(c) The Borrowers may, on the last Business Day of the then current Interest Period applicable to any outstanding Eurodollar Rate Loan, or on any Business Day with respect to Reference Rate Loans, convert any such loan into a loan of another type (i.e., a Reference Rate Loan or a Eurodollar Rate Loan) in the same aggregate principal amount, provided that any conversion of a Eurodollar Rate Loan not made on the last Business Day of the then current Interest Period applicable to such Eurodollar Rate Loan shall be subject to Section 2.07(e).  If a Borrower desires to convert a Loan, such Borrower shall give the Administrative Agent a Eurodollar Notice by no later than 10:00 a.m. (New York time) (i) on the day which is three (3) Business Days' prior to the date on which such conversion is to occur with respect to a conversion from a Reference Rate Loan to a Eurodollar Rate Loan, or (ii) on the day which is one (1) Business Day prior to the date on which such conversion is to occur with respect to a conversion from a Eurodollar Rate Loan to a Reference Rate Loan, specifying, in each case, the date of such conversion, the Loans to be converted and if the conversion is from a Reference Rate Loan to a Eurodollar Rate Loan, the duration of the first Interest Period therefore.

(d) Subject to Section 2.05(b), the Borrowers may prepay the Eurodollar Rate Loans in whole at any time or in part from time to time with accrued interest on the principal being prepaid to the date of such repayment.  The Borrowers shall specify the date of prepayment of Loans which are Eurodollar Rate Loans, the Loan to which such prepayment is to be applied and the amount of such prepayment.  In the event that any prepayment of a Eurodollar Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, the Borrowers shall indemnify the Administrative Agent and Lenders therefor in accordance with Section 2.07(e) hereof.

(e) The Borrowers shall indemnify the Agents and Lenders and hold the Agents and Lenders harmless from and against any and all losses, costs or expenses, excluding the loss of any margin above the Eurodollar Rates (such losses, costs and expenses, collectively, "Funding Losses") that the Agents and Lenders may sustain or incur as a consequence of any mandatory or voluntary prepayment, conversion of or any default by the Borrowers in the payment of the principal of or interest on any Eurodollar Rate Loan or failure by the Borrowers to complete a borrowing of, a prepayment of or conversion of or to a Eurodollar Rate Loan after notice thereof has been given, including, but not limited to, any interest, excluding the loss of any margin above the Eurodollar Rates, payable by the Agents or Lenders to lenders of funds obtained by it in order to make or maintain its Eurodollar Rate Loans hereunder (it being agreed that the Agents and Lenders shall be entitled to such indemnification on such basis whether or not they have obtained such funds to make or maintain its Eurodollar Rate Loans hereunder, to be calculated  in accordance with customary banking practices).  A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by any Agent or any Lender to the Borrowers shall be conclusive absent manifest error.

(f) Notwithstanding any other provision hereof, if any Requirement of Law, or Change in Law, shall make it unlawful for any Lender (for purposes of this subsection (f), the term "Lender" shall include any Lender and the office or branch where any Lender or any corporation or bank controlling such Lender makes or maintains any Eurodollar Rate Loans) to make or maintain its Eurodollar Rate Loans, the obligation of Lenders to make Eurodollar Rate Loans hereunder shall forthwith be cancelled and the Borrowers shall, in Borrower's sole discretion, if any affected Eurodollar Rate Loans are then outstanding, promptly upon request from the Administrative Agent, either pay all such affected Eurodollar Rate Loans or convert such affected Eurodollar Rate Loans into loans of another type.  If any such payment or conversion of any Eurodollar Rate Loan is made on a day that is not the last day of the Interest Period applicable to such Eurodollar Rate Loan, the Borrowers shall pay the Administrative Agent, upon the Administrative Agent’s request, such amount or amounts as may be necessary to compensate Lenders for any Funding Losses sustained or incurred by Lenders in respect of such Eurodollar Rate Loan as a result of such payment or conversion, including (but not limited to) any interest or other amounts payable by Lenders to lenders of funds obtained by Lenders in order to make or maintain such Eurodollar Rate Loan.  A certificate as to any additional amounts that describes in reasonable detail the calculations thereof payable pursuant to the foregoing sentence submitted by Lenders to Borrowers shall be conclusive absent manifest error.

(g) In the event that any Agent or any Lender shall have determined that:

(i)           reasonable means do not exist for ascertaining the Eurodollar Rate applicable pursuant to Section 2.02(a) hereof for any Interest Period; or

(ii)           dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank Eurodollar market, with respect to an outstanding Eurodollar Rate Loan, a proposed Eurodollar Rate Loan, or a proposed conversion of a Reference Rate Loan into a Eurodollar Rate Loan, then Administrative Agent shall give the Borrowers prompt written, telephonic or facsimile notice of such determination.  If such notice is given, (i) any such requested Eurodollar Rate Loan shall be made as a Reference Rate Loan, unless the Borrowers shall notify the Administrative Agent no later than 10:00 a.m. (New York time) two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of Eurodollar Rate Loan, (ii) any Reference Rate Loan or Eurodollar Rate Loan which was to have been converted to an affected type of Eurodollar Rate Loan shall be continued as or converted into a Reference Rate Loan, or, if the Borrowers shall notify the Administrative Agent, no later than 10:00 a.m. (New York time) two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of Eurodollar Rate Loan, and (iii) any outstanding affected Eurodollar Rate Loans shall be converted into a Reference Rate Loan at the end of the applicable Interest Period.  Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of Eurodollar Rate Loan or maintain outstanding affected Eurodollar Rate Loans and the Borrowers shall not have the right to convert a Reference Rate Loan or an unaffected type of Eurodollar Rate Loan into an affected type of Eurodollar Rate Loan.

(h) Anything to the contrary contained herein notwithstanding, neither any Agent nor any Lender, nor any of their participants, is required actually to acquire Eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the Eurodollar Rate.  Except for Section 2.07(g)(ii), the provisions of this Article II shall apply as if each Lender or its participants had match funded any Obligation as to which interest is accruing at the Eurodollar Rate by acquiring Eurodollar deposits for each Interest Period in the amount of the Eurodollar Rate Loans.

(i) If any Lender requests compensation or if the Borrowers are required to pay any additional amount to any Lender or if the Borrowers are required to pay any additional interest or other amount to any Lender hereunder, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable hereunder in the future, (ii) would not subject such Lender to any unreimbursed cost or expense, and (iii) would not otherwise be disadvantageous to such Lender.

Section 2.08 Intentionally Omitted.

Section 2.09 Taxes.  (a)  Any and all payments by any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on the net income of any Agent, any Lender or the L/C Issuer (or any transferee or assignee thereof, including a participation holder (any such entity, a "Transferee")) by the jurisdiction in which such Person is organized or has its principal lending office (all such nonexcluded taxes, levies, imposts, deductions, charges withholdings and liabilities, collectively or individually, "Taxes").  If any Loan Party shall be required to deduct any Taxes from or in respect of any sum payable hereunder to any Agent, any Lender or the L/C Issuer (or any Transferee), (i) the sum payable shall be increased by the amount (an "Additional Amount") necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.09) such Agent, such Lender or the L/C Issuer (or such Transferee) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, each Loan Party agrees to pay to the relevant Governmental Authority in accordance with applicable law any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document ("Other Taxes").  Each Loan Party shall deliver to each Agent, each Lender and the L/C Issuer official receipts in respect of any Taxes or Other Taxes payable hereunder promptly after payment of such Taxes or Other Taxes.

(c) The Loan Parties hereby jointly and severally indemnify and agree to hold each Agent, each Lender and the L/C Issuer harmless from and against Taxes and Other Taxes (including, without limitation, Taxes and Other Taxes imposed on any amounts payable under this Section 2.09) paid by such Person, whether or not such Taxes or Other Taxes were correctly or legally asserted.  Such indemnification shall be paid within 10 days from the date on which any such Person makes written demand therefore specifying in reasonable detail the nature and amount of such Taxes or Other Taxes.

(d) Each Lender (or Transferee) that is organized under the laws of a jurisdiction outside the United States (a "Non-U.S. Lender") agrees that it shall, no later than the Effective Date (or, in the case of a Lender which becomes a party hereto pursuant to Section 12.07 hereof after the Effective Date, promptly after the date upon which such Lender becomes a party hereto) deliver to the Agents (or, in the case of an assignee of a Lender which (x) is an Affiliate of such Lender or a Related Fund of such Lender and (y) does not deliver an Assignment and Acceptance to the Administrative Agent pursuant to the last sentence of Section 12.07(b) for recordation pursuant to Section 12.07(c), to the assigning Lender only, and in the case of a participant, to the Lender granting the participation only) one properly completed and duly executed copy of either U.S. Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY or any subsequent versions thereof or successors thereto, in each case claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax and payments of interest hereunder.  In addition, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code, such Non-U.S. Lender hereby represents to the Agents and the Borrowers that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Internal Revenue Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Parent and is not a controlled foreign corporation related to the Parent (within the meaning of Section 864(d)(4) of the Internal Revenue Code), and such Non-U.S. Lender agrees that it shall promptly notify the Agents in the event any such representation is no longer accurate.  Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such participation holder becomes a Transferee hereunder) and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a "New Lending Office").  In addition, such Non-U.S. Lender shall deliver such forms within 20 days after receipt of a written request therefor from any Agent, the assigning Lender or the Lender granting a participation, as applicable.  Notwithstanding any other provision of this Section 2.09, a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 2.09(d) that such Non-U.S. Lender is not legally able to deliver.

(e) The Loan Parties shall not be required to indemnify any Non-U.S. Lender, or pay any Additional Amounts to any Non-U.S. Lender, in respect of United States Federal withholding tax pursuant to this Section 2.09 to the extent that (i) the obligation to withhold amounts with respect to United States Federal withholding tax existed on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of a Transferee that is a participation holder, on the date such participation holder became a Transferee hereunder) or, with respect to payments to a New Lending Office, the date such Non-U.S. Lender designated such New Lending Office with respect to a Loan; provided, however, that this clause (i) shall not apply to the extent the indemnity payment or Additional Amounts any Transferee, or Lender (or Transferee) through a New Lending Office, would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or Additional Amounts that the Person making the assignment, participation or transfer to such Transferee, or Lender (or Transferee) making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation, or (ii) the obligation to pay such Additional Amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of clause (d) above.

(f) Any Agent, any Lender or the L/C Issuer (or Transferee) claiming any indemnity payment or additional payment amounts payable pursuant to this Section 2.09 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Administrative Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or additional amount that may thereafter accrue, would not require such Agent, such Lender or the L/C Issuer (or Transferee) to disclose any information such Agent, such Lender or the L/C Issuer (or Transferee) deems confidential and would not, in the sole determination of such Agent, such Lender or the L/C Issuer (or Transferee), be otherwise disadvantageous to such Agent, such Lender or the L/C Issuer (or Transferee).

(g)  The obligations of the Loan Parties under this Section 2.09 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 2.10 Increased Costs and Reduced Return.  (a)  If any Lender, any Agent or the L/C Issuer shall have determined that any Change in Law shall (i) subject such Agent, such Lender or the L/C Issuer, or any Person controlling such Agent, such Lender or the L/C Issuer to any tax, duty or other charge with respect to this Agreement or any Loan made by such Agent or such Lender or any Letter of Credit issued by the L/C Issuer, or change the basis of taxation of payments to such Agent, such Lender or the L/C Issuer or any Person controlling such Agent, such Lender or the L/C Issuer of any amounts payable hereunder (except for taxes on the overall net income of such Agent, such Lender or the L/C Issuer or any Person controlling such Agent, such Lender or the L/C Issuer), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan, any Letter of Credit or against assets of or held by, or deposits with or for the account of, or credit extended by, such Agent, such Lender or the L/C Issuer or any Person controlling such Agent, such Lender or the L/C Issuer or (iii) impose on such Agent, such Lender or the L/C Issuer or any Person controlling such Agent, such Lender or the L/C Issuer any other condition regarding this Agreement or any Loan or Letter of Credit, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to such Agent, such Lender or the L/C Issuer of making any Loan, issuing, guaranteeing or participating in any Letter of Credit, or agreeing to make any Loan or issue, guaranty or participate in any Letter of Credit, or to reduce any amount received or receivable by such Agent, such Lender or the L/C Issuer hereunder, then, upon demand by such Agent, such Lender or the L/C Issuer, the Borrowers shall pay to such Agent, such Lender or the L/C Issuer such additional amounts as will compensate such Agent, such Lender or the L/C Issuer for such increased costs or reductions in amount.

(b) If any Agent, any Lender or the L/C Issuer shall have determined that any Change in Law either (i) affects or would affect the amount of capital required or expected to be maintained by such Agent, such Lender or the L/C Issuer or any Person controlling such Agent, such Lender or the L/C Issuer, and such Agent, such Lender or the L/C Issuer determines that the amount of such capital is increased as a direct or indirect consequence of any Loans made or maintained, Letters of Credit issued or any guaranty or participation with respect thereto, such Agent's, such Lender's or the L/C Issuer's or such other controlling Person's other obligations hereunder, or (ii) has or would have the effect of reducing the rate of return on such Agent's, such Lender's or the L/C Issuer's such other controlling Person's capital to a level below that which such Agent, such Lender or the L/C Issuer or such controlling Person could have achieved but for such circumstances as a consequence of any Loans made or maintained, Letters of Credit issued, or any guaranty or participation with respect thereto or any agreement to make Loans, to issue Letters of Credit or such Agent's, such Lender's or the L/C Issuer's or such other controlling Person's other obligations hereunder (in each case, taking into consideration, such Agent's, such Lender's or the L/C Issuer's or such other controlling Person's policies with respect to capital adequacy), then, upon demand by such Agent, such Lender or the L/C Issuer, the Borrowers shall pay to such Agent, such Lender or the L/C Issuer from time to time such additional amounts as will compensate such Agent, such Lender or the L/C Issuer for such cost of maintaining such increased capital or such reduction in the rate of return on such Agent's, such Lender's or the L/C Issuer's or such other controlling Person's capital.

(c) All amounts payable under this Section 2.10 shall bear interest from the date that is ten (10) days after the date of demand by any Agent, any Lender or the L/C Issuer until payment in full to such Agent, such Lender or the L/C Issuer at the Reference Rate.  A certificate of such Agent, such Lender or the L/C Issuer claiming compensation under this Section 2.10, specifying the event herein above described and the nature of such event shall be submitted by such Agent, such Lender or the L/C Issuer to the Administrative Borrower, setting forth the additional amount due and an explanation of the calculation thereof, and such Agent's, such Lender's or the L/C Issuer's reasons for invoking the provisions of this Section 2.10, and shall be final and conclusive absent manifest error.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 2.10 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 2.10 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Administrative Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) The obligations of the Loan Parties under this Section 2.10 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

ARTICLE III
LETTERS OF CREDIT

Section 3.01 Letters of Credit.  Subject to the terms and conditions hereof (including Section 2.01(b) hereof), the L/C Issuer shall issue or cause the issuance of standby and/or trade letters of credit (collectively, "Letters of Credit") for the account of the Borrowers.  The Maximum Undrawn Amount of all outstanding Letters of Credit shall not exceed in the aggregate at any time the Letter of Credit Sublimit.  All disbursements or payments related to Letters of Credit shall be deemed to be Revolving Loans and shall bear interest at the applicable rate for Revolving Loans in accordance with Section 2.04.  Letters of Credit that have not been drawn upon shall not bear interest.

Section 3.02 Issuance of Letters of Credit.

(a) Subject to the terms hereof, the Borrowers may request the L/C Issuer to issue or cause the issuance of a Letter of Credit by delivering to the L/C Issuer, at the Payment Office, prior to 10:00 a.m. (New York time), at least five (5)  Business Days’ prior to the proposed date of issuance, the L/C Issuer's form of letter of credit application (the "Letter of Credit Application") completed to the satisfaction of the L/C Issuer; and, such other certificates, documents and other papers and information as the L/C Issuer may reasonably request.  The Borrowers also have the right to give instructions and make agreements with respect to any application, any applicable letter of credit and security agreement, any applicable letter of credit reimbursement agreement and/or any other applicable agreement, any letter of credit and the disposition of documents, disposition of any unutilized funds, and to agree with the L/C Issuer upon any amendment, extension or renewal of any Letter of Credit.

(b) Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts, other written demands for payment, or acceptances of drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance (subject to automatic renewals) and in no event later than the date that is 15 days prior to the Revolving Loan Maturity Date.  Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 600, and any amendments or revision thereof adhered to by the Issuer ("UCP 600") or the International Standby Practices (ISP98-International Chamber of Commerce Publication Number 590) ("ISP98 Rules"), as determined by the L/C Issuer, and each trade Letter of Credit shall be subject to UCP 600.

(c) The L/C Issuer shall use reasonable efforts to notify the Administrative Agent , and the Administrative Agent shall use its reasonable efforts to notify Lenders, of the request by the Borrowers for a Letter of Credit hereunder.

Section 3.03 Requirements For Issuance of Letters of Credit.

(a) The Borrowers shall authorize and direct the L/C Issuer to name the Borrowers as the "Applicant" or "Account Party" of each Letter of Credit.  If the Administrative Agent is not the L/C Issuer of any Letter of Credit, the Borrowers shall authorize and direct the L/C Issuer to deliver to the Administrative Agent all instruments, documents, and other writings and property received by the L/C Issuer pursuant to the Letter of Credit and to accept and rely upon the Administrative Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit or the application therefor.

(b) In connection with all Letters of Credit issued or caused to be issued by the L/C Issuer under this Agreement, each Borrower hereby appoints the L/C Issuer, or its designee, as its attorney, with full power and authority if an Event of Default shall have occurred, (i) to sign and/or endorse such Borrower’s name upon any warehouse or other receipts, letter of credit applications and acceptances, (ii) to sign such Borrower's name on bills of lading; (iii) to clear Inventory through the United States of America Customs Department ("Customs") in the name of such Borrower or the L/C Issuer or the L/C Issuer’s designee, and to sign and deliver to Customs officials powers of attorney in the name of Borrower for such purpose; and (iv) to complete in such Borrower's name or the L/C Issuer's, or in the name of the L/C Issuer's designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof.  Neither the L/C Issuer nor its attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for the L/C Issuer's or its attorney's willful misconduct.  This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.

Section 3.04 Disbursements, Reimbursement.

(a) Immediately upon the issuance of each Letter of Credit, each Revolving Loan Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender's Pro Rata Share (determined in accordance with paragraph (a) of the definition of "Pro Rata Share") of the Maximum Face Amount of such Letter of Credit and the amount of such drawing, respectively.

(b) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Administrative Agent will promptly notify the Borrowers.  Provided that Borrowers shall have received such notice by 12:00 Noon (New York time), the Borrowers shall reimburse (such obligation to reimburse the L/C Issuer or any Lender together with any interest thereon pursuant to Section 2.04 shall sometimes be referred to as a "Reimbursement Obligation") the Administrative Agent on behalf of the L/C Issuer and the Revolving Loan Lenders prior to 12:00 p.m. (New York time) on such date that an amount is paid by the Administrative Agent and the Revolving Loan Lenders under any Letter of Credit (each such date, a "Drawing Date") in an amount equal to the amount so paid by the L/C Issuer.  In the event the Borrowers fail to reimburse the L/C Issuer for the full amount of any drawing under any Letter of Credit by 12:00 p.m. (New York time), on the Drawing Date, the Administrative Agent will promptly notify each Revolving Loan Lender thereof, and the Borrowers shall be deemed to have requested that a Revolving Loan that is a Reference Rate Loan be made by the Revolving Loan Lenders to be disbursed on the Drawing Date under such Letter of Credit, pursuant to Section 2.01(a)(i) and subject to Sections 5.01 and 5.02 hereof.  Any notice given by the Administrative Agent pursuant to this Section 3.04(b) may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(c) Each Revolving Loan Lender shall upon any notice pursuant to Section 3.04(b) make available to the Administrative Agent an amount in immediately available funds equal to its Pro Rata Share of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 3.04(d)) each be deemed to have made a Revolving Loan that is a Reference Rate Loan to the Borrowers in that amount.  If any Revolving Loan Lender so notified fails to make available to the Administrative Agent the amount of such Lender's Pro Rata Share of such amount by no later than 2:00 p.m. (New York time) on the Drawing Date, then interest shall accrue on such Lender's obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three days following the Drawing Date and (ii) at a rate per annum equal to the interest rate on Revolving Loans that are Reference Rate Loans on and after the fourth day following the Drawing Date.  The Administrative Agent will promptly give notice of the occurrence of the Drawing Date, but failure of the Administrative Agent to give any such notice on the Drawing Date or in sufficient time to enable any Revolving Loan Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 3.04(c), provided that such Lender shall not be obligated to pay interest as provided in Section 3.04(c) (i) and (ii) until and commencing from the date of receipt of notice from the Administrative Agent of a drawing.  Each Revolving Loan Lender’s payment to the Administrative Agent pursuant to this Section 3.04(c) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a "Participation Revolving Loan" from such Lender in satisfaction of its Participation Commitment under this Section 3.04.

(d) With respect to any unreimbursed drawing that is not converted into a Revolving Loan to the Borrowers in whole or in part as contemplated by Section 3.04(b), because of the Borrowers' failure to satisfy the conditions set forth in Section 5.02 (other than any notice requirements) or for any other reason, the Borrowers shall be deemed to have incurred from the Administrative Agent a borrowing (each a "Letter of Credit Borrowing") in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum equal to the interest rate on Revolving Loans that are Reference Rate Loans.

(e) Each Lender’s Participation Commitment shall continue until the last to occur of any of the following events:  (x) the L/C Issuer ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (y) no Letter of Credit issued or created hereunder remains outstanding and uncanceled and (z) all Persons (other than the Borrowers) have been fully reimbursed for all payments made under or relating to Letters of Credit.

Section 3.05 Repayment of Participation Revolving Loans.

(a) Upon (and only upon) receipt by the L/C Issuer for its account of immediately available funds from the Borrowers (i) in reimbursement of any payment made by the L/C Issuer under the Letter of Credit with respect to which any Lender has made a Participation Revolving Loan to the L/C Issuer or (ii) in payment of interest on such a payment made by the L/C Issuer under such a Letter of Credit, the Administrative Agent will pay to each Revolving Loan Lender, in the same funds as those received by the L/C Issuer, the amount of such Lender's Pro Rata Share of such funds, except the Administrative Agent shall retain the amount of the Pro Rata Share of such funds of any Revolving Loan Lender that did not make a Participation Revolving Loan in respect of such payment by the Administrative Agent.

(b) If the L/C Issuer is required at any time to return to the Borrowers, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of the payments made by the Borrowers to the L/C Issuer pursuant to Section 3.05(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Revolving Loan Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent the amount of its Pro Rata Share of any amounts so returned by the L/C Issuer plus interest at the Federal Funds Effective Rate.

Section 3.06 Documentation.  The Borrowers agree to be bound by the terms of the Letter of Credit Application and by the L/C Issuer's interpretations of any Letter of Credit issued for the Borrowers' Loan Account and by the L/C Issuer's written regulations and customary practices relating to letters of credit, though the L/C Issuer’s interpretations may be different from the Borrowers' own.  In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern.  It is understood and agreed that, except in the case of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final nonappealable judgment), the L/C Issuer shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following the Borrowers' instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

Section 3.07 Determination to Honor Drawing Request.  In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the L/C Issuer shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

Section 3.08 Nature of Participation and Reimbursement Obligations.  Each Revolving Loan Lender's obligation in accordance with this Agreement to make the Revolving Loans or Participation Revolving Loans as a result of a drawing under a Letter of Credit, and the obligations of the Borrowers to reimburse the L/C Issuer upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this ARTICLE III under all circumstances, including the following circumstances:

(a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrowers or any other Person for any reason whatsoever;

(b) the failure of the Borrowers or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in this Agreement for the making of a Revolving Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Revolving Loans under Section 3.04;

(c) any lack of validity or enforceability of any Letter of Credit;

(d) any claim of breach of warranty that might be made by the Borrowers or any Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which the Borrowers or any Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the L/C Issuer or any Lender or any other Person, whether in connection with this Agreement, such Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrowers or any Subsidiaries of the Borrowers and the beneficiary for which any Letter of Credit was procured);

(e) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provisions of services relating to a Letter of Credit, in each case even if the L/C Issuer or any of the L/C Issuer's Affiliates has been notified thereof;

(f) any payment by the L/C Issuer under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(g) the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(h) any failure by the L/C Issuer or any of the L/C Issuer’s Affiliates to issue any Letter of Credit in the form requested by the Borrowers, unless the L/C Issuer has received written notice from the Borrowers of such failure within three (3) Business Days after the L/C Issuer shall have furnished Borrowers a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(i) any Material Adverse Effect on any Borrower or any Guarantor;

(j) any breach of this Agreement or any Loan Document by any party thereto;

(k) the occurrence or continuance of an insolvency proceeding with respect to any Borrower or any Guarantor;

(l) the fact that a Default or Event of Default shall have occurred and be continuing;

(m) the fact that the Revolving Loan Maturity Date shall have expired or this Agreement or the Obligations hereunder shall have been terminated; and

(n) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

Nothing contained in this Section 3.08 shall be deemed to relieve the Administrative Agent or the L/C Issuer from any claim by Borrowers for the gross negligence or willful misconduct of the Administrative Agent or L/C Issuer, respectively, in respect of honoring or failing to honor any drawing under any Letter of Credit or otherwise in respect of any Letter of Credit, but any such claim may not be used as a defense to the reimbursement obligation for any such drawing.

Section 3.09 Indemnity.  In addition to amounts payable as provided in Section 12.15, the Borrowers hereby agree to protect, indemnify, pay and save harmless the Administrative Agent, the L/C Issuer and any of their Affiliates from and against any and all claims, demands, liabilities, damages, taxes, (except for the imposition of, or any change in the rate of, any taxes imposed on the net income of any Agent, any Lender or the L/C Issuer by the jurisdiction in which such Person is organized or has its principal lending office), penalties, interest, judgments, losses, costs, charges and expenses (including reasonable and documented out-of-pocket fees, expenses and disbursements of outside counsel and allocated costs of internal counsel) which the Administrative Agent or any of the Administrative Agent’s Affiliates or the L/C Issuer or any of the L/C Issuer’s Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (A) the gross negligence or willful misconduct of the Administrative Agent or the L/C Issuer (as determined by a court of competent jurisdiction in a final nonappealable judgment), or (b) the wrongful dishonor by the Administrative Agent, the L/C Issuer, or any of the Administrative Agent's or L/C Issuer’s Affiliates of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority (all such acts or omissions herein called "Governmental Acts").

Section 3.10 Liability for Acts and Omissions.

(a) As between the Borrowers and the L/C Issuer, the Administrative Agent and Lenders, the Borrowers assume all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, neither the L/C Issuer nor the Administrative Agent shall be responsible for:  (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the L/C Issuer or the Administrative Agent shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of the Borrowers against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among the Borrowers and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the L/C Issuer, including any governmental acts, and none of the above shall affect or impair, or prevent the vesting of, any of the L/C Issuer’s rights or powers hereunder. Nothing in the preceding sentence shall relieve the L/C Issuer from liability for the L/C Issuer’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final nonappealable judgment) in connection with actions or omissions described in such clauses (i) through (viii) of such sentence.  In no event shall the L/C Issuer or the L/C Issuer’s Affiliates be liable to the Borrowers for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys' fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

(b) Without limiting the generality of the foregoing, the L/C Issuer and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by the L/C Issuer or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the L/C Issuer or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the L/C Issuer or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an "Order") and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the L/C Issuer under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final nonappealable judgment), shall not put the L/C Issuer under any resulting liability to the Borrowers or any Lender.

ARTICLE IV
APPLICATION OF PAYMENTS; DEFAULTING LENDERS;
JOINT AND SEVERAL LIABILITY OF BORROWERS

Section 4.01 Payments; Computations and Statements.  (a)  The Borrowers will make each payment under this Agreement not later than 12:00 noon (New York City time) on the day when due, in lawful money of the United States of America and in immediately available funds, to the Administrative Agent's Account.  All payments received by the Administrative Agent after 12:00 noon (New York City time) on any Business Day will be credited to the Loan Account on the next succeeding Business Day.  All payments shall be made by the Borrowers without set-off, counterclaim, recoupment, deduction or other defense to the Agents and the Lenders.  Except as provided in Section 2.02, after receipt, the Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the Lenders in accordance with their Pro Rata Shares and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement, provided that the Administrative Agent will cause to be distributed all interest and fees received from or for the account of the Borrowers not less than once each month and in any event promptly after receipt thereof.  The Lenders and the Borrowers hereby authorize the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account of the Borrowers with any amount due and payable by the Borrowers under any Loan Document.  Each of the Lenders and the Borrowers agrees that the Administrative Agent shall have the right to make such charges whether or not any Default or Event of Default shall have occurred and be continuing or whether any of the conditions precedent in Section 5.02 have been satisfied.  Any amount charged to the Loan Account of the Borrowers shall be deemed a Revolving Loan hereunder made by the Revolving Loan Lenders to the Borrowers, funded by the Administrative Agent on behalf of the Revolving Loan Lenders and subject to Section 2.02 of this Agreement.  The Lenders and the Borrowers confirm that any charges which the Administrative Agent may so make to the Loan Account of the Borrowers as herein provided will be made as an accommodation to the Borrowers and solely at the Administrative Agent's discretion, provided that the Administrative Agent shall from time to time upon the request of the Collateral Agent, charge the Loan Account of the Borrowers with any amount due and payable under any Loan Document.  Whenever any payment to be made under any such Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.  All computations of fees shall be made by the Administrative Agent on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees are payable.  Each determination by the Administrative Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.

(b) The Administrative Agent shall provide the Administrative Borrower, promptly after the end of each calendar month, a summary statement (in the form from time to time used by the Administrative Agent) of the opening and closing daily balances in the Loan Account of the Borrowers during such month, the amounts and dates of all Loans made to the Borrowers during such month, the amounts and dates of all payments on account of the Loans to the Borrowers during such month and the Loans to which such payments were applied, the amount of interest accrued on the Loans to the Borrowers during such month, any Letters of Credit issued by the L/C Issuer for the account of the Borrowers during such month, specifying the face amount thereof, the amount of charges to the Loan Account and/or Loans made to the Borrowers during such month to reimburse the Revolving Loan Lenders for drawings made under Letters of Credit, and the amount and nature of any charges to the Loan Account made during such month on account of fees, commissions, expenses and other Obligations.  All entries on any such statement shall be presumed to be correct and, thirty (30) days after the same is sent, shall be final and conclusive absent manifest error.

Section 4.02 Sharing of Payments.  Except as provided in Section 2.02, Section 2.05 and Section 4.03 hereof, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall forthwith (i) turn the same over to Administrative Agent, in kind, and with such endorsements as may be required to negotiate the same to Administrative Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (ii) purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them in accordance with the applicable provisions of this Agreement; provided, however, that (a) if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered) and (b) the provisions of this Section shall not be construed to apply to (i) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters of Credit to any assignee or participant, other than to any Loan Party or any Subsidiary thereof (as to which the provisions of this Section shall apply).  The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 4.02 may, to the fullest extent permitted by law, exercise all of its rights (including the Lender's right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

Section 4.03 Apportionment of Payments.  Subject to Section 2.02 hereof and to any written agreement among the Agents and/or the Lenders:

(a) all payments of principal and interest in respect of outstanding Loans, all payments in respect of the Letter of Credit Obligations, all payments of fees (other than the fees set forth in Section 2.06(d) or (e) hereof) and all other payments in respect of any other Obligations, shall be allocated by the Administrative Agent among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of Loans or Letter of Credit Obligations, as designated by the Person making payment when the payment is made.

(b) After the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and upon the direction of the Collateral Agent or the Required Lenders shall, apply all payments in respect of any Obligations and all proceeds of the Collateral as follows:

(i) except to the extent provided in clause (iii) below, with respect to Revolver Priority Collateral Proceeds and payments made using Revolver Priority Collateral Proceeds, (A) first, ratably to pay the Obligations in respect of any fees (including any fees or charges assessed by the L/C Issuer), expense reimbursements, indemnities and other amounts then due and payable to the Agents or the L/C Issuer until paid in full; (B) second, ratably to pay the Obligations in respect of any fees (excluding any Applicable Prepayment Premium) (including Letter of Credit Fees payable to the Revolving Loan Lenders), expense reimbursements and indemnities then due and payable to the Revolving Loan Lenders until paid in full; (C) third, ratably to pay interest then due and payable in respect of the Agent Advances until paid in full; (D) fourth, ratably to pay principal of the Agent Advances until paid in full; (E) fifth, ratably to pay interest then due and payable in respect of the Revolving Loans and Reimbursement Obligations until paid in full; (F) sixth, ratably to pay principal of the Revolving Loans and Letter of Credit Obligations (or, to the extent such Obligations are contingent, to provide Cash Collateral in respect of such Obligations) until paid in full; (G) seventh, ratably to pay the Bank Product Obligations in an amount not to exceed the amount of the Bank Product Reserve; (H) eighth, ratably to pay the Obligations in respect of any fees (excluding any Applicable Prepayment Premium), expense reimbursements and indemnities then due and payable to the Term Loan Lenders until paid in full; (I) ninth, ratably to pay interest then due and payable in respect of the Term Loan until paid in full; (J) tenth, ratably to pay principal of the Term Loan until paid in full; (K) eleventh, ratably to pay any Applicable Prepayment Premium then due and payable in respect of the Revolving Credit Commitment until paid in full, (L) twelfth, ratably to pay any Applicable Prepayment Premium then due and payable in respect of the Term Loan until paid in full, (M) thirteenth, ratably to pay the Bank Product Obligations to the extent not paid under clause (G) above, and (N) fourteenth, to the ratable payment of all other Obligations then due and payable until paid in full; and

(ii) except to the extent provided in clause (iii) below, with respect to Term Priority Collateral Proceeds and payments made using Term Priority Collateral Proceeds, (A) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due and payable to the Agents, until paid in full; (B) second, ratably to pay the Obligations in respect of any fees (excluding any Applicable Prepayment Premium), expense reimbursements and indemnities then due and payable to the Term Loan Lenders until paid in full; (C) third, ratably to pay interest then due and payable in respect of the Agent Advances until paid in full; (D) fourth, ratably to pay principal of the Agent Advances until paid in full; (E) fifth, ratably to pay interest then due and payable in respect of the Term Loan until paid in full; (F) sixth, ratably to pay principal of the Term Loan until paid in full; (G) seventh, ratably to pay the Obligations in respect of any fees (excluding any Applicable Prepayment Premium) (including Letter of Credit Fees and out-of-pocket charges assessed in connection with any Letters of Credit payable to the L/C Issuer or the Revolving Loan Lenders), expense reimbursements and indemnities then due and payable to the Revolving Loan Lenders until paid in full; (H) eighth, ratably to pay interest then due and payable in respect of the Revolving Loans and Reimbursement Obligations until paid in full; (I) ninth, ratably to pay principal of the Revolving Loans and Letter of Credit Obligations (or, to the extent such Obligations are contingent, to provide Cash Collateral in respect of such Obligations) until paid in full; (J) tenth, ratably to pay any Applicable Prepayment Premium then due and payable and payable in respect of the Term Loan until paid in full, (K) eleventh, ratably to pay any Applicable Prepayment Premium then due and payable in respect of the Revolving Credit Commitment until paid in full; (L) twelfth, ratably to pay the Bank Product Obligations, and (M) thirteenth, to the ratable payment of all other Obligations then due and payable until paid in full.

(iii) with respect to the Proceeds of any Disposition of all or substantially all of the assets or Equity Interests of any Person or any insurance which Disposition or proceeds of insurance includes both (x) Revolver Priority Collateral and (y) Term Priority Collateral, such Proceeds and payments using such Proceeds shall be applied in a manner mutually determined by the Agents acting reasonably and in good faith.

(c) In each instance, so long as no Event of Default has occurred and is continuing and the Administrative Agent has not elected to or has not been directed by the Collateral Agent to apply payments and other Proceeds of Collateral in accordance with Section 4.03(b), Section 4.03(b) shall not be deemed to apply to any payment by the Borrowers specified by the Administrative Borrower to the Administrative Agent to be for the payment of the principal of or interest on the Term Loan or other related Obligations then due and payable under any provision of this Agreement or the prepayment of all or part of the principal of the Term Loan in accordance with the terms and conditions of Section 2.05.

(d) For purposes of Section 4.03(b) (other than clause (N) of Section 4.03(b)(i) and clause (M) of Section 4.03(b)(ii) and clause (N) of Section 4.03(b)(i) and clause (M) of Section 4.03(b)(ii) as incorporated into Section 4.03(b)(iii)), "paid in full" means payment in cash of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding and interest that would have accrued but for the commencement of any Insolvency Proceeding), default interest, interest on interest and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding, except to the extent that default or overdue interest (but not any other interest) and loan fees, each arising from or related to a default, are disallowed in any Insolvency Proceeding; provided, however, that for the purposes of clause (N) of Section 4.03(b)(i) and clause (M) of Section 4.03(b)(ii) and clause (N) of Section 4.03(b)(i) and clause (M) of Section 4.03(b)(ii) as incorporated into Section 4.03(b)(iii), "paid in full" means payment in cash of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after, or that would have accrued but for, the commencement of any Insolvency Proceeding), default interest, interest on interest and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(e) The parties hereto hereby agree that all Proceeds resulting from an exercise of any rights and remedies under applicable law, hereunder and under the other Loan Documents by either Agent when applied to (i) the Revolving Loan Obligations shall be applied to permanently reduce the Revolving Loan Obligations and, to the extent applied to the outstanding principal amount of the Revolving Loan Obligations, the Revolving Credit Commitments of the Revolving Loan Lenders under this Agreement and (ii) when applied to the Term Loan Obligations shall be applied to permanently reduce the Term Loan Obligations.

(f) In the event of a direct conflict between the priority provisions of this Section 4.03 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 4.03 shall control and govern.

Section 4.04 Defaulting Lenders.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(a) The Administrative Agent shall not be obligated to transfer to such Defaulting Lender any payments made by any Borrower to the Administrative Agent for such Defaulting Lender's benefit, and, in the absence of such transfer to such Defaulting Lender, the Administrative Agent shall transfer any such payments to each other non-Defaulting Lender ratably in accordance with their Pro Rata Shares (without giving effect to the Pro Rata Shares of such Defaulting Lender) (but only to the extent that such Defaulting Lender's Loans were funded by the other Lenders) or, if so directed by the Administrative Borrower and if no Default or Event of Default has occurred and is continuing (and to the extent such Defaulting Lender's Loans were not funded by the other Lenders), retain the same to be re-advanced to the Borrowers as if such Defaulting Lender had made such Loans to the Borrowers.  Subject to the foregoing, the Administrative Agent may hold and, in its discretion, re-lend to the Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by the Administrative Agent for the account of such Defaulting Lender.

(b) Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle the Borrowers to replace the Defaulting Lender with one or more substitute Lenders, and the Defaulting Lender shall have no right to refuse to be replaced hereunder.  Such notice to replace the Defaulting Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.  Prior to the effective date of such replacement, the Defaulting Lender shall execute and deliver an Assignment and Acceptance, subject only to the Defaulting Lender being repaid its share of the outstanding Obligations without any premium or penalty of any kind whatsoever.  If the Defaulting Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Defaulting Lender shall be deemed to have executed and delivered such Assignment and Acceptance.  The replacement of any Defaulting Lender shall be made in accordance with the terms of Section 12.07.

(c) The operation of this Section shall not be construed to increase or otherwise affect the Commitments of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by any Borrower of its duties and obligations hereunder to the Administrative Agent or to the Lenders other than such Defaulting Lender.

(d) A Defaulting Lender shall not be entitled to give instructions to any Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Loan Documents.  All amendments, waivers and other modifications of this Agreement and the Loan Documents may be made without regard to a Defaulting Lender, except as specifically set forth in Section 12.02.

(e) Other than as expressly set forth in this Section 4.04, the rights and obligations of a Defaulting Lender (including the obligation to indemnify the Agents) and the other parties hereto shall remain unchanged.  Nothing in this Section 4.04 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Loan Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which any Borrower, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

(f) This Section shall remain effective with respect to such Lender until either (i) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable or (ii) the non-Defaulting Lenders, the Agents, and the Borrowers shall have waived such Defaulting Lender's default in writing, and the Defaulting Lender makes its Pro Rata Share of the applicable defaulted Loans and pays to the Agents all amounts owing by such Defaulting Lender in respect thereof; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

Section 4.05 Administrative Borrower; Joint and Several Liability of the Borrowers.

(a) Each Borrower hereby irrevocably appoints the Parent as the borrowing agent and attorney-in-fact for the Borrowers (the "Administrative Borrower") which appointment shall remain in full force and effect unless and until the Agents shall have received prior written notice signed by all of the Borrowers that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower.  Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide to the Agents and receive from the Agents all notices with respect to Loans obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.  It is understood that the handling of the Loan Account and Collateral of the Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the Borrowers in the most efficient and economical manner and at their request, and that neither the Agents nor the Lenders shall incur liability to the Borrowers as a result hereof.  Each of the Borrowers expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group.

(b) Each Borrower hereby accepts joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Agents and the Lenders under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.  Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 4.05), it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them.  If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation.  Subject to the terms and conditions hereof, the Obligations of each of the Borrowers under the provisions of this Section 4.05 constitute the absolute and unconditional, full recourse Obligations of each of the Borrowers, enforceable against each such Person to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement, the other Loan Documents or any other circumstances whatsoever.

(c) The provisions of this Section 4.05 are made for the benefit of the Agents, the Lenders and their successors and assigns, and may be enforced by them from time to time against any or all of the Borrowers as often as occasion therefor may arise and without requirement on the part of the Agents, the Lenders or such successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Borrowers or to exhaust any remedies available to it or them against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy.  The provisions of this Section 4.05 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied.

(d) Each of the Borrowers hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Agents or the Lenders with respect to any of the Obligations or any Collateral, until such time as all of the Obligations have been paid in full in cash.  Any claim which any Borrower may have against any other Borrower with respect to any payments to the Agents or the Lenders hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations.

ARTICLE V
CONDITIONS TO LOANS

Section 5.01 Conditions Precedent to Effectiveness.  This Agreement shall become effective as of the Business Day (the "Effective Date") when each of the following conditions precedent shall have been satisfied in a manner satisfactory to the Agents:

(a) Payment of Fees, Etc.  The Borrowers shall have paid on or before the date of this Agreement all fees, costs, expenses and taxes then payable pursuant to Section 2.06 and Section 12.04.

(b) Representations and Warranties; No Event of Default.  The following statements shall be true and correct:  (i) the representations and warranties contained in ARTICLE VI and in each other Loan Document, certificate or other writing delivered to any Agent, any Lender or the L/C Issuer pursuant hereto or thereto on or prior to the Effective Date are true and correct on and as of the Effective Date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date) and (ii) no Default or Event of Default shall have occurred and be continuing on the Effective Date or would result from this Agreement or the other Loan Documents becoming effective in accordance with its or their respective terms.

(c) Legality.  The making of the initial Loans or the issuance of any Letters of Credit shall not contravene any law, rule or regulation applicable to any Agent, any Lender or the L/C Issuer.

(d) Delivery of Documents.  The Collateral Agent shall have received on or before the Effective Date the following, each in form and substance satisfactory to the Agents and, unless indicated otherwise, dated the Effective Date:

(i) a Security Agreement, duly executed by each Loan Party, together with the original stock certificates representing all of the Equity Interests and all promissory notes required to be pledged thereunder, accompanied by undated stock powers executed in blank and other proper instruments of transfer;

(ii) a UCC Filing Authorization Letter, duly executed by each Loan Party, together with (A) appropriate financing statements on Form UCC-1 duly filed in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by each Security Agreement and each Mortgage and (B) evidence satisfactory to the Collateral Agent of the filing of such UCC-1 financing statements;

(iii) certified copies of request for copies of information on Form UCC-11, listing all effective financing statements which name as debtor any Loan Party and which are filed in the offices referred to in paragraph (ii) above, together with copies of such financing statements, none of which, except as otherwise agreed in writing by the Collateral Agent, shall cover any of the Collateral and the results of searches for any tax Lien and judgment Lien filed against such Person or its property, which results, except as otherwise agreed to in writing by the Collateral Agent, shall not show any such Liens;

(iv) a Perfection Certificate, duly executed by each Loan Party and completed in a manner satisfactory to the Collateral Agent;

(v) the Collateral Assignment, duly executed by the Parent;

(vi) the Contribution Agreement, duly executed by each Loan Party;

(vii) the Fee Letter, duly executed by the Borrowers;

(viii) the Flow of Funds Agreement, duly executed by each Loan Party;

(ix) the Intercompany Subordination Agreement, duly executed by each Loan Party;

(x) the Credit Card Acknowledgments, duly executed by the parties thereto;

(xi) a copy of the resolutions of each Loan Party, certified as of the Effective Date by an Authorized Officer thereof, authorizing (A) the borrowings hereunder and the transactions contemplated by the Loan Documents to which such Loan Party is or will be a party, and (B) the execution, delivery and performance by such Loan Party of each Loan Document to which such Loan Party is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith;

(xii) a certificate of an Authorized Officer of each Loan Party, certifying the names and true signatures of the representatives of such Loan Party authorized to sign each Loan Document to which such Loan Party is or will be a party and the other documents to be executed and delivered by such Loan Party in connection herewith and therewith, together with evidence of the incumbency of such authorized officers;

(xiii) a certificate of the appropriate official(s) of the jurisdiction of organization and each jurisdiction of foreign qualification of each Loan Party certifying as of a recent date not more than 30 days prior to the Effective Date as to the subsistence in good standing of, and the payment of taxes by, such Loan Party in such jurisdictions;

(xiv) a true and complete copy of the charter, certificate of formation, certificate of limited partnership or other publicly filed organizational document of each Loan Party certified as of a recent date not more than 30 days prior to the Effective Date by an appropriate official of the jurisdiction of organization of such Loan Party which shall set forth the same complete name of such Loan Party as is set forth herein and the organizational number of such Loan Party, if an organizational number is issued in such jurisdiction;

(xv) a copy of the Governing Documents of each Loan Party, together with all amendments thereto, certified as of the Effective Date by an Authorized Officer of such Loan Party;

(xvi) an opinion of Durham Jones & Pinegar, PC, counsel to the Loan Parties, as to such matters as the Agents may reasonably request;

(xvii)  a certificate of an Authorized Officer of each Loan Party, certifying as to the matters set forth in Section 5.01(b);

(xviii)  a copy of (A) the Financial Statements and (B) the financial projections described in Section 6.01(g)(ii) hereof, certified as of the Effective Date as complying with the representations and warranties set forth in Section 6.01(g)(ii) by an Authorized Officer of the Administrative Borrower;

(xix) a certificate of the chief financial officer of each Loan Party, certifying as to the solvency of such Loan Party after giving effect to the Transactions on the Effective Date, which certificate shall be satisfactory in form and substance to the Agents;

(xx)  a certificate of the chief financial officer of the Parent certifying that all tax returns required to be filed by the Loan Parties have been filed and all taxes upon the Loan Parties or their properties, assets, and income (including real property taxes and payroll taxes) have been paid;

(xxi)   evidence of the insurance coverage required by Section 7.01 and the terms of each Security Agreement and such other insurance coverage with respect to the business and operations of the Loan Parties as the Agents may reasonably request, in each case, where requested by the Agents, with such endorsements as to the named insureds or loss payees thereunder as the Agents may request and providing that such policy may be terminated or canceled (by the insurer or the insured thereunder) only upon 30 days' prior written notice to the Collateral Agent and each such named insured or loss payee, together with evidence of the payment of all premiums due in respect thereof for such period as the Collateral Agent may request;

(xxii) a certificate of an Authorized Officer of the Administrative Borrower, certifying the names and true signatures of the persons that are authorized to provide Notices of Borrowing, Eurodollar Notices, Letter of Credit Applications and all other notices under this Agreement and the other Loan Documents;

(xxiii) a landlord waiver, in form and substance satisfactory to the Agents and which may be included as a provision contained in the relevant Lease, executed by each landlord with respect to each of the Leases set forth on Schedule 6.01(o);

(xxiv)  a collateral access agreement, in form and substance satisfactory to the Collateral Agent, executed by each Person who possesses Inventory of any Loan Party in excess of $250,000 on the Effective Date;

(xxv)  copies of the iFrogz Acquisition Documents and the other Material Contracts as in effect on the Effective Date, certified as true and correct copies thereof by an Authorized Officer of the Administrative Borrower, together with a certificate of an Authorized Officer of the Administrative Borrower stating that such agreements remain in full force and effect and that none of the Loan Parties has breached or defaulted in any of its obligations under such agreements;

(xxvi)   evidence of the payment in full of all Indebtedness under the Existing Credit Facilities, together with (A) a termination and release agreement with respect to the Existing Credit Facilities and all related documents, duly executed by the Loan Parties and the Existing Lenders, (B) a termination of security interest in intellectual property for each assignment for security recorded by the Existing Lenders at the United States Patent and Trademark Office or the United States Copyright Office and covering any intellectual property of the Loan Parties, and (C) UCC-3 termination statements for all UCC-1 financing statements filed by the Existing Lenders and covering any portion of the Collateral; and

(xxvii) such other agreements, instruments, approvals, opinions and other documents, each satisfactory to the Agents in form and substance, as the Agents may reasonably request.

(e) Material Adverse Effect.  The Agents shall have determined, in their sole judgment, that no event or development shall have occurred since December 31, 2010 which could reasonably be expected to have a Material Adverse Effect.

(f) Consummation of iFrogz Acquisition.  Concurrently with the making of the initial Loans, (i) the Parent shall have purchased pursuant to the iFrogz Acquisition Documents (no provision of which shall have been amended or otherwise modified or waived without the prior written consent of the Agents), and shall have become the owner, free and clear of all Liens other than Permitted Liens, of all of the iFrogz Acquisition Assets for a Purchase Price not in excess of the sum of (x) $50,000,000 in cash plus (y) 4,444,444 restricted shares of the Parent's common stock and, (ii) the proceeds of the initial Loans shall have been applied in part to pay the Purchase Price payable pursuant to the iFrogz Acquisition Documents for the iFrogz Acquisition Assets and the closing and other costs relating thereto and (iii) each of the Parent and the iFrogz Sellers shall have fully performed all of the obligations to be performed by it under the iFrogz Acquisition Documents.

(g) Approvals.  All consents, authorizations and approvals of, and filings and registrations with, and all other actions in respect of, any Governmental Authority or other Person required in connection with the Transactions or the conduct of the Loan Parties' business shall have been obtained and shall be in full force and effect.  There shall exist no claim, action, suit, investigation, litigation or proceeding (including, without limitation, shareholder or derivative litigation), pending or, to the knowledge of any Loan Party, threatened in any court or before any arbitrator or Governmental Authority which (i) relates to the Transactions or (ii) could reasonably be expected to have a material adverse effect on (A) the condition, financial or otherwise, business operations, assets or liabilities of the Loan Parties, taken as a whole, (B) the ability of the Loan Parties to perform their material obligations under the Loan Documents or (C) the ability of the Agents or the Lenders to enforce the Loan Documents.

(h) Proceedings; Receipt of Documents.  All proceedings in connection with the making of the initial Loans or the issuance of the initial Letters of Credit and the other transactions contemplated by this Agreement and the other Loan Documents, and all documents incidental hereto and thereto, shall be satisfactory to the Agents and their respective counsel, and the Agents and such counsel shall have received all such information and such counterpart originals or certified or other copies of such documents as the Agents or such counsel may reasonably request.

(i) Management Reference Checks.  The Agents shall have received satisfactory reference checks for, and shall have had an opportunity to meet with, key management of each Loan Party.

(j) Due Diligence.  The Agents shall have completed their business, legal, regulatory, compliance (including, but not limited to historical regulatory audits), financial, environmental and collateral due diligence with respect to each Loan Party including without limitation (i) a collateral audit and review of the Loan Parties' books and records, (ii) a valuation of the Loan Parties' assets and businesses prepared by an independent valuation appraiser of national standing satisfactory to the Agents, (iii) a review of all Material Contracts, (iv) a review of the Loan Parties' customers, (v) a review of the Loan Parties' business plan, (vi) a review of the Loan Parties' pro forma Fiscal Year 2010 financial statements indicating revenue and Consolidated Adjusted EBITDA of $117,000,000 and $29,000,000, respectively, (vii) a review of the projected Fiscal Year 2011 revenue and Consolidated Adjusted EBITDA of $177,000,000 and $40,000,000, respectively, (viii) a review of the Loan Parties' historical and projected key operating metrics, and (ix) a review of any additional third party due diligence reports commissioned by the Loan Parties, including consultation with an industry consultant, if deemed necessary by the Agent, in each case, the results of which shall be acceptable to the Agents, in their sole and absolute discretion.  Without limiting the foregoing, the Agents shall have received a Field Survey and Audit and such Field Survey and Audit and the results thereof shall be acceptable to the Agents, in their sole and absolute discretion.

(k) Availability.  After giving effect to the Transactions, (x) the sum of (i) the Availability plus (ii) Qualified Cash shall not be less than $9,000,000 and (y) all liabilities of the Loan Parties shall be current.  The Administrative Borrower shall deliver to the Agents a certificate of the chief financial officer of the Administrative Borrower certifying as to the matters set forth in clauses (x) and (y) above and containing the calculation of Availability and Qualified Cash.

(l) Leverage Ratio.  After giving effect to the Transactions, the ratio of (x) the Consolidated Senior Indebtedness of the Parent and its Subsidiaries to (y) the TTM EBITDA of the Parent and its Subsidiaries shall not be greater than 2.00 to 1.00.  The Administrative Borrower shall deliver to the Administrative Agent a certificate of an Authorized Officer of the Administrative Borrower certifying as to the matters set forth above and containing reasonably detailed calculation of such ratio.

(m) Liens; Priority.  The Agents shall be satisfied that the Collateral Agent has been granted, and holds, for the benefit of the Agents and the Lenders, a perfected, first priority Lien on and security interest in all of the Collateral, subject only to Permitted Liens.

(n) Margin Rules.  The Loan Parties and their Subsidiaries shall be in compliance with Regulations T, U and X of the Board of Governors of the Federal Reserve System.

(o) Cash Management.  The Agents shall be reasonably satisfied with the cash management systems of the Loan Parties.

Section 5.02 Conditions Precedent to All Loans and Letters of Credit.  The obligation of any Agent or any Lender to make any Loan or of the Administrative Agent to assist the Borrowers in establishing or opening any Letter of Credit after the Effective Date is subject to the fulfillment, in a manner satisfactory to the Administrative Agent, of each of the following conditions precedent:

(a) Payment of Fees, Etc.  The Borrowers shall have paid all fees, costs, expenses and taxes then payable by the Borrowers pursuant to this Agreement and the other Loan Documents, including, without limitation, Section 2.06 and Section 12.04 hereof.

(b) Representations and Warranties; No Event of Default.  The following statements shall be true and correct, and the submission by the Administrative Borrower to the Administrative Agent of a Notice of Borrowing with respect to each such Loan, and the Borrowers' acceptance of the proceeds of such Loan, or the submission by the Borrowers of a Letter of Credit Application with respect to a Letter of Credit, and the issuance of such Letter of Credit, shall each be deemed to be a representation and warranty by each Loan Party on the date of such Loan or the date of issuance of such Letter of Credit that:  (i) the representations and warranties contained in ARTICLE VI and in each other Loan Document, certificate or other writing delivered to any Agent or any Lender pursuant hereto or thereto on or prior to the date of such Loan or such Letter of Credit are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to "materiality" or "Material Adverse Effect" in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date), (ii) at the time of and after giving effect to the making of such Loan and the application of the proceeds thereof or at the time of issuance of such Letter of Credit, no Default or Event of Default has occurred and is continuing or would result from the making of the Loan to be made, or the issuance of such Letter of Credit to be issued, on such date and (iii) the conditions set forth in this Section 5.02 have been satisfied as of the date of such request.

(c) Legality.  The making of such Loan or the issuance of such Letter of Credit shall not contravene any law, rule or regulation applicable to any Agent, any Lender or the L/C Issuer.

(d) Notices.  The Administrative Agent shall have received (i) a Notice of Borrowing pursuant to Section 2.02 hereof and (ii) a Letter of Credit Application pursuant to Section 3.02(a) hereof, if applicable.

(e) Delivery of Documents.  The Agents shall have received such other agreements, instruments, approvals, opinions and other documents, each in form and substance satisfactory to the Agents, as any Agent may reasonably request.

(f) Proceedings; Receipt of Documents.  All proceedings in connection with the making of such Loan or the issuance of such Letter of Credit and the other transactions contemplated by this Agreement and the other Loan Documents, and all documents incidental hereto and thereto, shall be satisfactory to the Agents and their counsel, and the Agents and such counsel shall have received all such information and such counterpart originals or certified or other copies of such documents, in form and substance satisfactory to the Agents, as the Agents or such counsel may reasonably request.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

Section 6.01 Representations and Warranties.  Each Loan Party hereby represents and warrants to the Agents, the Lenders and the L/C Issuer as follows:

(a) Organization, Good Standing, Etc.  Each Loan Party (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated and, in the case of the Borrowers, to make the borrowings hereunder, and to execute and deliver each Transaction Document to which it is a party, and to consummate the transactions contemplated thereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, other than jurisdictions where the failure to be so qualified and in good standing could not reasonably be expected to have a Material Adverse Effect.

(b) Authorization, Etc.  The execution, delivery and performance by each Loan Party of each Transaction Document to which it is or will be a party, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene any of its Governing Documents or any applicable Requirement of Law or any Contractual Obligation binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties.

(c) Governmental Approvals.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Loan Party of any Transaction Document to which it is or will be a party (other than those that have been previously disclosed in writing to the Agents and obtained prior to the Effective Date).

(d) Enforceability of Transaction Documents.  This Agreement is, and each other Transaction Document to which any Loan Party is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

(e) Capitalization; Subsidiaries.

(i) On the Effective Date, after giving effect to the transactions contemplated hereby to occur on the Effective Date, the authorized Equity Interests of the Parent and the issued and outstanding Equity Interests of the Parent are as set forth on Schedule 6.01(e).  All of the issued and outstanding shares of Equity Interests of the Parent have been validly issued and are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights.  Except as described on Schedule 6.01(e), as of the Effective Date, there are no outstanding debt or equity securities of the Parent or any of its Subsidiaries and no outstanding obligations of the Parent or any of its Subsidiaries convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from the Parent, or other obligations of the Parent to issue, directly or indirectly, any shares of Equity Interests of the Parent.

(ii) Schedule 6.01(e) is a complete and correct description of the name, jurisdiction of incorporation and ownership of the outstanding Equity Interests of such Subsidiaries of the Parent in existence as of the Effective Date.  All of the issued and outstanding shares of Equity Interests of such Subsidiaries have been validly issued and are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights.  Except as indicated on such Schedule, all such Equity Interests is owned by the Parent or one or more of its wholly-owned Subsidiaries, free and clear of all Liens (other than the Liens created pursuant to the Loan Documents).  There are no outstanding debt or equity securities of the Parent or any of its Subsidiaries and no outstanding obligations of the Parent or any of its Subsidiaries convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from the Parent or any of its Subsidiaries, or other obligations of any Subsidiary to issue, directly or indirectly, any shares of Equity Interests of any Subsidiary of the Parent.

(f) Litigation; Commercial Tort Claims.  Except as set forth in Schedule 6.01(f), (i) there is no pending or, to the knowledge of any Loan Party, threatened action, suit or proceeding affecting any Loan Party or any of its properties before any court or other Governmental Authority or any arbitrator that (A) if adversely determined, could reasonably be expected to have a Material Adverse Effect or (B) relates to this Agreement or any other Loan Document or any transaction contemplated hereby or thereby and (ii) as of the Effective Date, none of the Loan Parties holds any commercial tort claims in respect of which a claim has been filed in a court of law or a written notice by an attorney has been given to a potential defendant.

(g) Financial Condition.

(i) The Financial Statements, copies of which have been delivered to each Agent and each Lender, fairly present the consolidated financial condition of the Parent and its Subsidiaries as at the respective dates thereof and the consolidated results of operations of the Parent and its Subsidiaries for the fiscal periods ended on such respective dates, all in accordance with GAAP.  All material indebtedness and other material liabilities (including, without limitation, Indebtedness, liabilities for taxes, long-term leases and other unusual forward or long-term commitments), direct or contingent, required under GAAP to be set forth in the Financial Statements are set forth in the Financial Statements.  Since December 31, 2010 no event or development has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

(ii) The Parent has heretofore furnished to each Agent and each Lender (A) projected quarterly balance sheets, income statements and statements of cash flows of the Parent and its Subsidiaries for the period from the Effective Date, through December 31, 2016, and (B) projected annual balance sheets, income statements and statements of cash flows of the Parent and its Subsidiaries for the Fiscal Years ending in 2011 through 2016, which projected financial statements shall be updated from time to time pursuant to Section 7.01(a)(vii).  Such projections, as so updated, shall be believed by the Parent at the time furnished to be reasonable, shall have been prepared on a reasonable basis and in good faith by the Parent, and shall have been based on assumptions believed by the Parent to be reasonable at the time made and upon the best information then reasonably available to the Parent, and the Parent shall not be aware of any facts or information that would lead it to believe that such projections, as so updated, are incorrect or misleading in any material respect.

(iii) The Parent has heretofore delivered to the Agents the unaudited pro forma consolidated balance sheet of the Parent and its Subsidiaries as of March 31, 2011 (the "Pro Forma Balance Sheet") after giving effect to the Transactions as if they had occurred on such date.  Such Pro Forma Balance Sheet accurately reflects all adjustments required to be made to give effect to the Transactions and presents fairly in all material respects the pro forma consolidated financial position of the Parent and its Subsidiaries, as of such date, assuming that the Transactions had occurred at such date.

(iv) The iFrogz Financial Statements, copies of which have been delivered to each Agent and each Lender, fairly present the consolidated financial condition of Reminderbrand, Inc. and its Subsidiaries as at the respective dates thereof and the consolidated results of operations of Reminderbrand, Inc. and its Subsidiaries for the fiscal periods ended on such respective dates, all in accordance with GAAP.  All material indebtedness and other liabilities (including, without limitation, Indebtedness, liabilities for taxes, long-term leases and other unusual forward or long-term commitments), direct or contingent, of Reminderbrand, Inc. and its Subsidiaries are set forth in the iFrogz Financial Statements.  Since December 31, 2010 no event or development has occurred that has had or could reasonably be expected to have a iFrogz Material Adverse Effect.

(h) Compliance with Law, Etc.  No Loan Party or any of its Subsidiaries is in violation of (i) any of its Governing Documents, (ii) any material domestic or foreign Requirement of Law, including, without limitation, any statute, legislation or treaty, any guideline, directive, rule, standard, requirement, policy, order, judgment, injunction, award or decree of any Governmental Authority, in each case, applicable to it or any of its property or assets, or (iii) any material term of any Contractual Obligation (including, without limitation, any Material Contract) binding on or otherwise affecting it or any of its properties, and no Default or Event of Default has occurred and is continuing.

(i) ERISA.  No Loan Party nor any of its ERISA Affiliates contributes to, sponsors, maintains or has an obligation to contribute to or maintain any Multiemployer Plan or any defined benefit plan and has not at any time prior to the date hereof established, sponsored or maintained, been a party to and has not at any time prior to the date hereof contributed or been obligated to contribute to or maintain any Multiemployer Plan or any defined benefit plan.  Except as required by Section 4980B of the Internal Revenue  Code, no Loan Party or any of its ERISA Affiliates maintains an employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party or any of its ERISA Affiliates or coverage after a participant's termination of employment.

(j) Taxes, Etc.  All Federal and all material state and local tax returns and other reports required by applicable Requirements of Law to be filed by any Loan Party have been filed, or extensions have been obtained, and all taxes, assessments and other governmental charges imposed upon any Loan Party or any property of any Loan Party and which have become due and payable on or prior to the date hereof have been paid, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof on the Financial Statements in accordance with GAAP.

(k) Regulations T, U and X.  No Loan Party is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U and X.

(l) Nature of Business.  No Loan Party is engaged in any business other than as set forth on Schedule 6.01(l).

(m) Adverse Agreements, Etc.  No Loan Party or any of its Subsidiaries is a party to any Contractual Obligation or subject to any restriction or limitation in any Governing Document or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority, which (either individually or in the aggregate) has, or in the future could reasonably be expected (either individually or in the aggregate) to have, a Material Adverse Effect.

(n) Permits, Etc.  Each Loan Party has, and is in material compliance with, all material permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person.  No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect.

(o) Properties.  (i)  Each Loan Party has good and marketable title to, valid leasehold interests in, or valid licenses to use, all property and assets material to its business, free and clear of all Liens, except Permitted Liens.  All such properties and assets are in good working order and condition, ordinary wear and tear excepted.

(ii) Schedule 6.01(o) sets forth a complete and accurate list, as of the Effective Date, of the location, by state and street address, of all real property owned or leased by each Loan Party and identifies the interest (fee or leasehold) of such Loan Party therein.  As of the Effective Date, each Loan Party has valid leasehold interests in the Leases described on Schedule 6.01(o) to which it is a party.  True, complete and correct copies of each such Lease have been delivered to the Agents prior to the Effective Date.  Schedule 6.01(o) sets forth with respect to each such Lease, the commencement date, termination date, renewal options (if any) and annual base rents.  As of the Effective Date, each such Lease is valid and enforceable in accordance with its terms in all material respects (except as such enforceability may be limited by (i) bankruptcy, insolvency moratorium, reorganization and other similar laws affecting creditors' rights generally and (ii) the general principles of equity, regardless of whether assereted in a proceeding in equity or at law) and is in full force and effect.  No consent or approval of any landlord or other third party in connection with any such Lease is necessary for any Loan Party to enter into and execute the Loan Documents to which it is a party, except as set forth on Schedule 6.01(o).  To the knowledge of any Loan Party, no other party to any such Lease is in default of its obligations thereunder, and no Loan Party (or any other party to any such Lease) has at any time delivered or received any notice of default which remains uncured under any such Lease and, as of the Effective Date, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default under any such Lease.

(p) Full Disclosure.  Each Loan Party has disclosed to the Agents all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  To the knowledge of any Loan Party, none of the other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Agents in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not misleading; provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time prepared.

(q) Operating Lease Obligations On the Effective Date, none of the Loan Parties has any Operating Lease Obligations requiring payment in excess of $100,000 in the aggregate in any Fiscal Year other than the Operating Lease Obligations set forth on Schedule 6.01(q).

(r) Environmental Matters.  Except as set forth on Schedule 6.01(r), (i) the operations of each Loan Party are in material compliance with all Environmental Laws; (ii) to the Loan Parties' knowledge there has been no Release at any of the properties owned or operated by any Loan Party or a predecessor in interest, or at any disposal or treatment facility which received Hazardous Materials generated by any Loan Party or any predecessor in interest which could reasonably be expected to have a Material Adverse Effect; (iii) no Environmental Action has been asserted against any Loan Party or any predecessor in interest nor does any Loan Party have knowledge or notice of any threatened or pending Environmental Action against any Loan Party or any predecessor in interest which could reasonably be expected to have a Material Adverse Effect; (iv) to the Loan Parties' knowledge no Environmental Actions have been asserted against any facilities that may have received Hazardous Materials generated by any Loan Party or any predecessor in interest which could reasonably be expected to have a Material Adverse Effect; (v) to the Loan Parties’ knowledge no property now or formerly owned or operated by a Loan Party has been used as a treatment or disposal site in violation of Environmental Laws for any Hazardous Material; (vi) no Loan Party has failed to report to the proper Governmental Authority any Release which is required to be so reported by any Environmental Laws which could reasonably be expected to have a Material Adverse Effect; (vii) each Loan Party holds all licenses, permits and approvals required under any Environmental Laws in connection with the operation of the business carried on by it, except for such licenses, permits and approvals as to which a Loan Party's failure to maintain or comply with could not reasonably be expected to have a Material Adverse Effect; and (viii) no Loan Party has received any notification pursuant to any Environmental Laws that (A) any work, repairs, construction or Capital Expenditures are required to be made in respect as a condition of continued compliance with any Environmental Laws, or any license, permit or approval issued pursuant thereto or (B) any license, permit or approval referred to above is about to be reviewed, made, subject to limitations or conditions, revoked, withdrawn or terminated, in each case, except as could not reasonably be expected to have a Material Adverse Effect.  The representation and warranties in this Section 6.01(r) constitute the sole representations and warranties of the Loan Parties relating to environmental health and safety matters.

(s) Insurance.  Each Loan Party keeps its property adequately insured and maintains (i) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (ii) workmen's compensation insurance in the amount required by applicable law, (iii) public liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (iv) such other insurance as may be required by law or as may be reasonably required by the Agents (including, without limitation, against larceny, embezzlement or other criminal misappropriation).  Schedule 6.01(s) sets forth a list of all insurance maintained by each Loan Party on the Effective Date.

(t) Use of Proceeds.  The proceeds of the Loans shall be used to (a) refinance existing indebtedness of the Borrowers, (b) finance a portion of the purchase price of the iFrogz Acquisition pursuant to the iFrogz Acquisition Agreement, (c) pay fees and expenses in connection with the Transactions and (d) fund working capital of the Borrowers.  The Letters of Credit will be used for general working capital purposes.

(u) No Fraudulent Transfer.  After giving effect to the transactions contemplated by this Agreement and before and after giving effect to each Loan and Letter of Credit, each Loan Party is, and the Loan Parties on a consolidated basis are, Solvent.  No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

(v) Location of Bank Accounts.  Schedule 6.01(v) sets forth a complete and accurate list as of the Effective Date of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by each Loan Party, together with a description thereof (i.e., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof).

(w) Intellectual Property.  Except as set forth on Schedule 6.01(w), each Loan Party owns or licenses or otherwise has the right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, copyright applications, franchises, authorizations, non-governmental licenses and permits and other intellectual property rights that are necessary for the operation of its business, without infringement upon or conflict with the rights of any other Person with respect thereto, except for such infringements and conflicts which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  Set forth on Schedule 6.01(w) is a complete and accurate list as of the Effective Date of all such material licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, copyright applications, franchises, authorizations, non-governmental licenses and permits and other intellectual property rights of each Loan Party.  No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened, except for such infringements and conflicts which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  To the knowledge of each Loan Party, no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or proposed, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(x) Material Contracts.  Set forth on Schedule 6.01(x) is a complete and accurate list as of the Effective Date of all Material Contracts of each Loan Party, showing the parties and subject matter thereof and amendments and modifications thereto.  Each such Material Contract (i) is in full force and effect and is binding upon and enforceable against each Loan Party that is a party thereto and, to the knowledge of such Loan Party, all other parties thereto in accordance with its terms, (ii) has not been otherwise amended or modified, and (iii) is not in default due to the action of any Loan Party or, to the knowledge of any Loan Party, any other party thereto.

(y) Investment Company Act.  None of the Loan Parties is (i) an "investment company" or an "affiliated person" or "promoter" of, or "principal underwriter" of or for, an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended, or (ii) subject to regulation under any Requirement of Law that limits in any respect its ability to incur Indebtedness or which may otherwise render all or a portion of the Obligations unenforceable.

(z) Employee and Labor Matters.  There is (i) no unfair labor practice complaint pending or, to the knowledge of any Loan Party, threatened against any Loan Party before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party which arises out of or under any collective bargaining agreement, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened against any Loan Party or (iii) to the knowledge of each Loan Party, no union representation question existing with respect to the employees of any Loan Party and no union organizing activity taking place with respect to any of the employees of any Loan Party.  No Loan Party or any of its ERISA Affiliates has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act ("WARN") or similar state law, which remains unpaid or unsatisfied.  The hours worked and payments made to employees of any Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  All material payments due from any Loan Party on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(aa) Customers and Suppliers.  There exists no actual or threatened termination, cancellation or limitation of, or modification to or change in, the business relationship between (i) any Loan Party, on the one hand, and any customer or any group thereof, on the other hand, whose agreements with any Loan Party are individually or in the aggregate material to the business or operations of such Loan Party, or (ii) any Loan Party, on the one hand, and any supplier or any group thereof, on the other hand, whose agreements with any Loan Party are individually or in the aggregate material to the business or operations of such Loan Party; and to the Loan Parties' knowledge there exists no present state of facts or circumstances that could reasonably be expected to give rise to or result in any such termination, cancellation, limitation, modification or change.

(bb) No Bankruptcy Filing.  No Loan Party is contemplating either an Insolvency Proceeding or the liquidation of all or a major portion of such Loan Party's assets or property, and no Loan Party has any knowledge of any Person contemplating an Insolvency Proceeding against it.

(cc) Interrelated Business.  The Loan Parties make up a related organization of various entities constituting a single economic and business enterprise so that the Loan Parties share an identity of interests such that any benefit received by any one of them benefits the others.  From time to time each Loan Party may render services to or for the benefit of the other Loan Parties, purchase or sell and supply goods to or from or for the benefit of the others, make loans, advances and provide other financial accommodations to or for the benefit of the other Loan Parties (including interalia, the payment by such Loan Party of creditors of the other Loan Parties and guarantees by such Loan Party of indebtedness of the other Loan Parties and provides administrative, marketing, payroll and management services to or for the benefit of the other Loan Parties).  The Loan Parties have the same chief executive office, centralized accounting and legal services, certain common officers and directors and generally do not provide consolidating financial statements to creditors.

(dd) Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN.  Section 6.01(dd) sets forth a complete and accurate list as of the date hereof of (i) the exact legal name of each Loan Party, (ii) the jurisdiction of organization of each Loan Party, (iii) the organizational identification number of each Loan Party (or indicates that such Loan Party has no organizational identification number), (iv) each place of business of each Loan Party, (v) the chief executive office of each Loan Party and (vi) the federal employer identification number of each Loan Party.

(ee) Locations of Collateral.  There is no location at which any Loan Party has any Collateral (except for Inventory in transit) other than (i) those locations listed on Schedule 6.01(ee) and (ii) any other locations in the continental United States and Canada for which such Loan Party has provided notice to the Agent in accordance with Section 7.01(l) and, if necessary, a written subordination or waiver or collateral access agreement in accordance with Section 7.01(m).  Schedule 6.01(ee) hereto contains a true, correct and complete list, as of the Effective Date, of the legal names and addresses of each warehouse at which Collateral of each Loan Party is stored.  None of the receipts received by any Loan Party from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person's assigns.

(ff) Security Interests.  Each Security Agreement creates in favor of the Collateral Agent, for the benefit of the Agents and the Lenders, a legal, valid and enforceable security interest in the Collateral secured thereby.  Upon the filing of the UCC-1 financing statements described in Section 5.01(d) and the recording of the Collateral Assignments for Security referred to in each Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, such security interests in and Liens on the Collateral granted thereby shall be perfected, first priority security interests, and no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than (i) the filing of continuation statements in accordance with applicable law, (ii) the recording of the Collateral Assignments for Security pursuant to each Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, with respect to after-acquired U.S. patent and trademark applications and registrations and U.S. copyrights and (iii) the recordation of appropriate evidence of the security interest in the appropriate foreign registry with respect to all foreign intellectual property.

(gg) Credit Card Agreements.  Set forth in Schedule 6.01(gg) is a correct and complete list of (i) all of the Credit Card Agreements existing as of the Effective Date between and/or among any Loan Party, any of its Affiliates, the Credit Card Issuers, the Credit Card Processors and any of their affiliates, and (ii)  the term of such Credit Card Agreements.  The Credit Card Agreements constitute all of such agreements necessary for each Loan Party to operate its business as presently conducted with respect to credit cards and debit cards and no Accounts Receivable of the Loan Parties arise from purchases by customers of Inventory with credit cards or debit cards, other than those which are issued by Credit Card Issuers with whom any Loan Party has entered into one of the Credit Card Agreements set forth on Schedule 6.01(gg) hereto or with whom each Loan Party has entered into a Credit Card Agreement in accordance with this Section 6.01(gg).  Each of the Credit Card Agreements constitutes the legal, valid and binding obligations of such Loan Party, enforceable against such Loan Party in accordance with their respective terms except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors' rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and are in full, force and effect.  To the knowledge of each Loan Party, no default or event of default, or act, condition or event which after notice or passage of time or both, would constitute a default or an event of default under any of the Credit Card Agreements exists or has occurred and is continuing.  Each Loan Party and, to each Loan Party's knowledge, the other parties thereto, have complied with all of the terms and conditions of the Credit Card Agreements to the extent necessary for such Loan Party to be entitled to receive all payments thereunder.  The Loan Parties have delivered, or caused to be delivered to the Agents, true, correct and complete copies of all of the Credit Card Agreements.

(hh) iFrogz Acquisition Documents.  The Parent has delivered to the Agents complete and correct copies of the iFrogz Acquisition Documents, including all schedules and exhibits thereto.  The iFrogz Acquisition Documents set forth the entire agreement and understanding of the parties thereto relating to the subject matter thereof, and there are no other agreements, arrangements or understandings, written or oral, relating to the matters covered thereby.  The execution, delivery and performance of the iFrogz Acquisition Documents has been duly authorized by all necessary action (including, without limitation, the obtaining of any consent of stockholders or other holders of Equity Interests required by law or by any applicable corporate or other organizational documents) on the part of each such Person.  No authorization or approval or other action by, and no notice to filing with or license from, any Governmental Authority is required for such sale other than such as have been obtained on or prior to the Effective Date.  Each iFrogz Acquisition Document is the legal, valid and binding obligation of the parties thereto, enforceable against such parties in accordance with its terms.

(ii) Consummation of iFrogz Acquisition.  All conditions precedent to the iFrogz Acquisition Agreement have been fulfilled or (with the prior written consent of the Agents and the Required Lenders) waived, no iFrogz Acquisition Document has been amended or otherwise modified, and there has been no breach of any material term or condition of any iFrogz Acquisition Document.

(jj) Product Liability and Warranty.  Set forth in Schedule 6.01(jj) is a complete and correct list as of the Effective Date of the standard product warranties, indemnifications and guarantees which the Parent or its Subsidiaries extend to its customers or end users of the products sold by the Parent or its Subsidiaries.  No warranties, indemnifications or guarantees are now in effect or outstanding with respect to the products or services manufactured, produced or performed by the Parent or its Subsidiaries, except for the warranties, indemnifications and guarantees identified and described in Schedule 6.01(jj).  Except for product returns, the products sold by the Parent and its Subsidiaries do not have defect or failure rates that have given rise to material warranty, product liability or related claims. None of the Parent nor any of its Subsidiaries has committed any act, and there has been no omission by any of the Parent or its Subsidiaries, which would reasonably be expected to result in, and there has been no occurrence relating to any product of the Parent or its Subsidiaries which would reasonably be expected to result in, product liability or liability for breach of warranty (whether covered by insurance or not) on the part of any of the Parent or its Subsidiaries, with respect to products designed, manufactured, assembled, repaired, maintained, distributed, delivered or sold or services rendered by any of the Parent and its Subsidiaries, except as could not reasonably be expected to have a Material Adverse Effect.

(kk) Schedules.  All of the information which is required to be scheduled to this Agreement is set forth on the Schedules attached hereto, is correct and accurate and does not omit to state any information material thereto.

(ll) Anti-Terrorism Laws.

(i) General.  None of the Loan Parties nor any Affiliates of any Loan Parties, is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the Anti-Terrorism Laws.

(ii) None of the Loan Parties, nor any Affiliates of any Loan Parties, or their respective agents acting or benefiting in any capacity in connection with the Loans, Letters of Credit or other transactions hereunder, is any of the following (each a "Blocked Person"):

(A) a Person that is prohibited pursuant to any of the OFAC Sanctions Programs, including a Person named on OFAC's list of Specially Designated Nationals and Blocked Persons;

(B) a Person that is owned or controlled by, or that owns or controls, or that is acting for or on behalf of, any Person described in (A), above;

(C) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(D) a Person that is affiliated or associated with a Person described in (A) through (C), above;

(iii) None of the Loan Parties, nor any of their agents acting in any capacity in connection with the Loans, Letters of Credit or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to any OFAC Sanctions Programs.

ARTICLE VII
COVENANTS OF THE LOAN PARTIES

Section 7.01 Affirmative Covenants.  So long as any principal of or interest on any Loan, Reimbursement Obligation, Letter of Credit Obligation or any other Obligation (whether or not due) (other than Bank Products (other than Lender-Provided Hedge Agreements)) shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party will, unless the Required Lenders shall otherwise consent in writing:

(a) Reporting Requirements.  Furnish to each Agent and each Lender:

(i) as soon as available, and in any event within thirty (30) days after the end of each fiscal month of the Parent and its Subsidiaries commencing with the first fiscal month of the Parent and its Subsidiaries ending after the Effective Date, consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and retained earnings and consolidated and consolidating statements of cash flows as at the end of such fiscal month (including, without limitation, a statement of Consolidated Adjusted EBITDA for such fiscal month and for the trailing twelve months ending at such fiscal month), and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such fiscal month, setting forth in each case in comparative form the figures for the corresponding date or period set forth in the financial statements for the immediately preceding Fiscal Year, in the form customarily prepared by the Parent;

(ii) as soon as available and in any event within forty-five (45) days after the end of each fiscal quarter of the Parent and its Subsidiaries commencing with the first fiscal quarter of the Parent and its Subsidiaries ending after the Effective Date, consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and retained earnings and consolidated and consolidating statements of cash flows of the Parent and its Subsidiaries as at the end of such quarter (including, without limitation, a statement of Consolidated Adjusted EBITDA for such fiscal quarter and for the trailing twelve months ending at such fiscal quarter), and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (A) the financial statements for the immediately preceding Fiscal Year and (B) the projections delivered pursuant to Section 7.01(a)(vii), all in reasonable detail and certified by an Authorized Officer of the Parent as fairly presenting, in all material respects, the financial position of the Parent and its Subsidiaries as of the end of such quarter and the results of operations and cash flows of the Parent and its Subsidiaries for such quarter, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of the Parent and its Subsidiaries furnished to the Agents and the Lenders, subject to the absence of footnotes and normal year-end adjustments;

(iii) as soon as available, and in any event within ninety (90) days after the end of each Fiscal Year of the Parent and its Subsidiaries, consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and retained earnings and consolidated and consolidating statements of cash flows of the Parent and its Subsidiaries as at the end of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (A) the financial statements for the immediately preceding Fiscal Year, and (B) the projections delivered pursuant to Section 7.01(a)(vii), all in reasonable detail and prepared in accordance with GAAP, and accompanied by a report and an unqualified opinion, prepared in accordance with generally accepted auditing standards, of independent certified public accountants of recognized standing selected by the Parent and satisfactory to the Agents (which opinion shall be without (1) a "going concern" or like qualification or exception, (2) any qualification or exception as to the scope of such audit, or (3) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7.03), together with a written statement of such accountants (x) to the effect that, in making the examination necessary for their certification of such financial statements, they have not obtained any knowledge of the existence of an Event of Default or a Default and (y) if such accountants shall have obtained any knowledge of the existence of an Event of Default or such Default, describing the nature thereof;

(iv) simultaneously with the delivery of the financial statements of the Parent and its Subsidiaries required by clauses (ii) and (iii) of this Section 7.01(a), a certificate of an Authorized Officer of the Parent (A) stating that such Authorized Officer has reviewed the provisions of this Agreement and the other Loan Documents and has made or caused to be made under his or her supervision a review of the condition and operations of the Parent and its Subsidiaries during the period covered by such financial statements with a view to determining whether the Parent and its Subsidiaries were in compliance with all of the provisions of this Agreement and such Loan Documents at the times such compliance is required hereby and thereby, and that such review has not disclosed, and such Authorized Officer has no knowledge of, the existence during such period of an Event of Default or Default or, if an Event of Default or Default existed, describing the nature and period of existence thereof and the action which the Parent and its Subsidiaries propose to take or have taken with respect thereto, (B) in the case of the delivery of the financial statements of the Parent and its Subsidiaries required by clauses (ii) and (iii) of this Section 7.01(a), (1) attaching a schedule showing the calculation of the financial covenants specified in Section 7.03 and (2) including a discussion and analysis of the financial condition and results of operations of the Parent and its Subsidiaries for the portion of the Fiscal Year then elapsed and discussing the reasons for any significant variations from the financial projections for such period and the figures for the corresponding period in the previous Fiscal Year, and (C) in the case of the delivery of the financial statements of the Parent and its Subsidiaries required by clause (iii) of this Section 7.01(a), a summary of all material insurance coverage maintained as of the date thereof by any Loan Party and all material insurance coverage planned to be maintained by any Loan Party, together with such other related documents and information as the Administrative Agent may reasonably require;

(v) as soon as available and in any event within fourteen (14) Business Days after the end of each fiscal month of the Parent and its Subsidiaries commencing with the first fiscal month of the Parent and its Subsidiaries ending after the Effective Date, reports in form and detail satisfactory to the Agents and certified by an Authorized Officer of the Administrative Borrower as being accurate and complete (A) listing all Accounts Receivable of the Loan Parties as of such day, which shall include the amount and age of each such Account Receivable, showing separately those which are more than 30, 60, 90 and 120 days old and a description of all Liens, set-offs, defenses and counterclaims with respect thereto, together with a reconciliation of such schedule with the schedule delivered to the Agents pursuant to this clause (v)(A) for the immediately preceding fiscal month and such other information as any Agent may request, (B) listing all accounts payable of the Loan Parties as of each such day which shall include the amount and age of each such account payable and such other information as any Agent may request, and (C) listing all Inventory of the Loan Parties as of each such day, and containing a breakdown of such Inventory by type and amount, the cost and the current market value thereof (by location), the date of acquisition, the warehouse and production facility location and such other information as any Agent may request, all in detail and in form satisfactory to the Agents;

(vi) as soon as available and in any event within 14 Business Days after the end of each month (or more frequently if necessary in the reasonable judgment of the Administrative Agent to protect the Collateral position of the Lenders) commencing with the first month ending after the Effective Date, a Borrowing Base Certificate, current as of the close of business on the last day of such month, supported by schedules showing the derivation thereof and containing such detail and other information as any Agent may request from time to time, provided that (A) the Borrowing Base set forth in the Borrowing Base Certificate shall be effective from and including the date such Borrowing Base Certificate is duly received by the Agents but not including the date on which a subsequent Borrowing Base Certificate is received by the Agents, unless any Agent disputes the eligibility of any property included in the calculation of the Borrowing Base or the valuation thereof by notice of such dispute to the Administrative Borrower and (B) in the event of any dispute about the eligibility of any property included in the calculation of the Borrowing Base or the valuation thereof, such Agent's good faith judgment shall control;

(vii) as soon as available and in any event not later than fifteen (15) days prior to the end of each Fiscal Year, financial projections for the Parent and its Subsidiaries, supplementing and superseding the financial projections referred to in Section 6.01(g)(ii)(A), prepared on a quarterly basis and otherwise in form and substance satisfactory to the Agents, for the immediately succeeding Fiscal Year for the Parent and its Subsidiaries and (B) as soon as available and in any event not later than fifteen (15) days prior to the end of each fiscal quarter, financial projections for the Parent and its Subsidiaries, supplementing and superseding the financial projections referred to in Section 6.01(g)(ii)(B), prepared on a quarterly basis and otherwise in form and substance satisfactory to the Agents, for each remaining quarterly period in such Fiscal Year, all such financial projections to be reasonable, to be prepared on a reasonable basis and in good faith, and to be based on assumptions believed by the Parent to be reasonable at the time made and from the best information then available to the Parent;

(viii) at the time of the delivery of the financial statements of the Parent and its Subsidiaries required by clause (iii) of this Section 7.01(a), a certificate, certified by an Authorized Officer of the Parent, confirming that there have been no changes to the information contained in each of the Perfection Certificates delivered on the Effective Date or the date of the most recently updated Perfection Certificate delivered pursuant to this clause (viii) and/or attaching an updated Perfection Certificate identifying any such changes to the information contained  therein;

(ix) promptly upon request of any Agent, a report of the Loan Parties' cash balances, current as of the close of business on the Friday of the immediately preceding week;

(x) promptly after submission to any Governmental Authority, all documents and information furnished to such Governmental Authority in connection with any investigation of any Loan Party other than routine inquiries by such Governmental Authority;

(xi) as soon as possible, and in any event within three (3) Business Days after a senior officer of any Loan Party shall have become aware of the occurrence of an Event of Default or Default or the occurrence of any event or development that could reasonably be expected to have a Material Adverse Effect, the written statement of an Authorized Officer of the Administrative Borrower setting forth the details of such Event of Default or Default or other event or development having a Material Adverse Effect and the action which the affected Loan Party proposes to take with respect thereto;

(xii) (A) as soon as possible and in any event within ten (10) days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that an accumulated funding deficiency has been incurred or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including installment payments) or an extension of any amortization period under Section 412 of the Internal Revenue Code with respect to an Employee Plan, a statement of an Authorized Officer of the Administrative Borrower setting forth the details of such occurrence and the action, if any, which such Loan Party or such ERISA Affiliate proposes to take with respect thereto, (B) promptly and in any event within 10 days after the filing thereof with the Internal Revenue Service if requested by any Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Employee Plan and Multiemployer Plan, (C) promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that a required installment within the meaning of Section 412 of the Internal Revenue Code has not been made when due with respect to an Employee Plan, (D) promptly and in any event within 3 days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by any Loan Party or any ERISA Affiliate thereof concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA or indicating that such Multiemployer Plan may enter reorganization status under Section 4241 of ERISA, and (E) promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof sends notice of a plant closing or mass layoff (as defined in WARN) to employees, copies of each such notice sent by such Loan Party or such ERISA Affiliate thereof;

(xiii) promptly after the commencement thereof but in any event not later than five (5) days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any Loan Party, notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(xiv) as soon as possible and in any event within five (5) Business Days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with any Material Contract;

(xv) as soon as possible and in any event within five (5) Business Days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with the sale or other Disposition of the Equity Interests of, or all or substantially all of the assets of, any Loan Party;

(xvi) as soon as possible and in any event within five (5) days after the delivery thereof to the Parent's or the Borrower's Board of Directors, copies of the monthly board reports so delivered;

(xvii) promptly after the sending or filing thereof, copies of all statements, reports and other information any Loan Party sends to any holders of its Indebtedness or its securities or files with the SEC or any national (domestic or foreign) securities exchange;

(xviii) promptly upon receipt thereof, copies of all financial reports (including, without limitation, management letters), if any, submitted to any Loan Party by its auditors in connection with any annual or interim audit of the books thereof;

(xix) promptly after the occurrence thereof, written notice of any change in the Board of Directors of the Parent (or its direct or indirect ultimate parent holding company);

(xx) as soon as available and in any event within five (5) Business Days after the end of each fiscal quarter of the Parent and its Subsidiaries, a detailed report identifying each licensing or similar arrangement relating to the Loan Parties' patents, trademarks, copyrights and other intellectual property currently in existence;

(xxi) promptly upon entering into any licensing or similar arrangement relating to the Loan Parties' patents, trademarks, copyrights and other intellectual property, written notice of such licensing or similar arrangement and copies of all such agreements and documents related thereto;

(xxii) as soon as available, but in any event not later than five (5) Business Days after receipt by any Loan Party, the monthly statements received by any Loan Party from any Credit Card Issuers or Credit Card Processors, together with such additional information with respect thereto as shall be reasonably sufficient to enable the Agents to monitor the transactions pursuant to the Credit Card Agreements; and

(xxiii) promptly upon request, such other information concerning the condition or operations, financial or otherwise, of any Loan Party as any Agent may from time to time may reasonably request.

(b) Additional Guaranties and Collateral Security.  Cause:

(i) each Subsidiary of any Loan Party not in existence on the Effective Date, to execute and deliver to the Collateral Agent promptly and in any event within 3 days after the formation, acquisition or change in status thereof, (A) a Joinder Agreement, pursuant to which such Subsidiary shall be made a party to this Agreement as a Borrower or a Guarantor, as applicable, (B) a supplement to the Security Agreement, together with (1) certificates evidencing all of the Equity Interests of any Person owned by such Subsidiary, (2) undated stock powers executed in blank with signature guaranteed, and (3) such opinions of counsel as the Collateral Agent may reasonably request, (C) one or more Mortgages creating on the real property of such Subsidiary a perfected, first priority Lien on such real property and such other Real Property Deliverables as may be required by the Collateral Agent, (D) Credit Card Acknowledgements with respect to any Credit Card Agreements of such Subsidiary and (E) such other agreements, instruments, approvals or other documents reasonably requested by the Collateral Agent in order to create, perfect, establish the first priority of or otherwise protect any Lien purported to be covered by any such Security Agreement or Mortgage or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that all property and assets of such Subsidiary shall become Collateral for the Obligations; and

(ii) each owner of the Equity Interests of any such Subsidiary to execute and deliver promptly and in any event within 3 days after the formation or acquisition of such Subsidiary a Pledge Amendment (as defined in the Security Agreement), together with (A) certificates evidencing all of the Equity Interests of such Subsidiary, (B) undated stock powers or other appropriate instruments of assignment executed in blank with signature guaranteed, (C) such opinions of counsel as the Collateral Agent may reasonably request and (D) such other agreements, instruments, approvals or other documents requested by the Collateral Agent.

Notwithstanding the foregoing, no Foreign Subsidiary shall be required to become a Borrower or a Guarantor hereunder (and, as such, shall not be required to deliver the documents required by clause (i) above) and no Equity Interests of a Foreign Subsidiary shall be required to be pledged or otherwise subject to a Lien under the Loan Documents if in any such case (x) adverse tax consequences could reasonably be expected to result therefrom or (y) such guarantee is prohibited by any Requirement of Law; provided, however, that if the Equity Interests of such Foreign Subsidiary are owned by a Loan Party, such Loan Party shall deliver, all such documents, instruments, agreements (including, without limitation, at the reasonable request of the Collateral Agent, a pledge agreement governed by the laws of the jurisdiction of organization of such Foreign Subsidiary), and certificates described in clause (ii) above to the Collateral Agent, and take all commercially reasonable actions reasonably requested by the Collateral Agent or otherwise necessary to grant and to perfect a first-priority Lien (subject to Permitted Liens) in favor of the Collateral Agent, for the benefit of the Agents and the Lenders, in sixty five percent (65%) of the voting Equity Interests of such Foreign Subsidiary and one hundred percent (100%) of all other Equity Interests of such Foreign Subsidiary owned by such Loan Party.

(c) Compliance with Laws, Etc.  Comply, and cause each of its Subsidiaries to comply, in all material respects, with all Requirements of Law (including, without limitation, all Environmental Laws), judgments and awards (including any settlement of any claim that, if breached, could give rise to any of the foregoing), such compliance to include, without limitation, (i) paying before the same become delinquent all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its properties, and (ii) paying all lawful claims which if unpaid might become a Lien or charge upon any of its properties, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP.

(d) Preservation of Existence, Etc.  Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

(e) Keeping of Records and Books of Account.  Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, with complete entries made to permit the preparation of financial statements in accordance with GAAP.

(f) Inspection Rights.  Permit, and cause each of its Subsidiaries to permit, the agents and representatives of any Agent at such reasonable times during normal business hours from time to time, upon reasonable advance notice to the Administrative Borrower, at the expense of the Borrowers; provided, that, unless an Event of Default has occurred and is continuing, the costs of not more than four such visits and related inspections during any calendar year shall be paid by the Borrowers, to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to verify materials, leases, notes, accounts receivable, deposit accounts and its other assets, to conduct audits, physical counts, valuations, appraisals, Phase I Environmental Site Assessments (and, if requested by any Agent based upon the results of any such Phase I Environmental Site Assessment, a Phase II Environmental Site Assessment) or examinations and to discuss its affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or any of its other representatives.  In furtherance of the foregoing, each Loan Party hereby authorizes its independent accountants, and the independent accountants of each of its Subsidiaries, to discuss the affairs, finances and accounts of such Person (independently or together with representatives of such Person) with the agents and representatives of any Agent in accordance with this Section 7.01(f).

(g) Maintenance of Properties, Etc.  Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

(h) Maintenance of Insurance.  Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies (with a Best Rating of at least AX, unless otherwise reasonably approved by the Required Lenders) or associations acceptable to the Agents (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and in any event in amount, adequacy and scope reasonably satisfactory to the Agents.  All policies covering the Collateral are to be made payable to the Collateral Agent for the benefit of the Agents and the Lenders, as its interests may appear, in case of loss, under a standard non-contributory "lender" or "secured party" clause and are to contain such other provisions as the Collateral Agent may require to fully protect the Lenders' interest in the Collateral and to any payments to be made under such policies.  All certificates of insurance are to be delivered to the Collateral Agent and the policies are to be premium prepaid, with the loss payable and additional insured endorsement in favor of the Collateral Agent and such other Persons as the Collateral Agent may designate from time to time, and shall provide for not less than 30 days' prior written notice to the Collateral Agent of the exercise of any right of cancellation.  If any Loan Party or any of its Subsidiaries fails to maintain such insurance, the Collateral Agent may arrange for such insurance, but at the Borrowers' expense and without any responsibility on the Collateral Agent's part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.  Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the sole right, in the name of the Lenders, any Loan Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(i) Obtaining of Permits, Etc.  Obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all material permits, licenses, authorizations, approvals, entitlements and accreditations which are necessary in the proper conduct of its business.

(j) Environmental.  (i)  Keep any property either owned or operated by it or any of its Subsidiaries free of any Environmental Liens; (ii) comply, and cause each of its Subsidiaries to comply, in all material respects with Environmental Laws and provide to the Collateral Agent any documentation of such compliance which the Collateral Agent may reasonably request; (iii) provide the Agents written notice within five (5) days of any Release of a Hazardous Material in excess of any reportable quantity from or onto property at any time owned or operated by it or any of its Subsidiaries and take any Remedial Actions required to abate said Release; and (iv) provide the Agents with written notice within ten (10) days of the receipt of any of the following:  (A) notice that an Environmental Lien has been filed against any property of any Loan Party or any of its Subsidiaries; (B) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Loan Party or any of its Subsidiaries; and (C) notice of a violation, citation or other administrative order which could reasonably be expected to  have a Material Adverse Effect.

(k) Further Assurances.  Take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as any Agent may require from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (ii) to subject to valid and perfected first priority Liens any of the Collateral or any other property of any Loan Party and its Subsidiaries, (iii) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer and confirm unto each Agent, each Lender and the L/C Issuer the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document (including, without limitation, upon the occurrence of an Event of Default, causing each Credit Card Issuer and Credit Card Processor to direct all payments (due to any Loan Party) of all credit card charges submitted by any Loan Party to such Credit Card Issuer and Credit Card Processor to the Cash Management Accounts).  In furtherance of the foregoing, to the maximum extent permitted by applicable law, each Loan Party (i) authorizes each Agent to execute any such agreements, instruments or other documents in such Loan Party's name and to file such agreements, instruments or other documents in any appropriate filing office, (ii) authorizes each Agent to file any financing statement required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Loan Party, and (iii) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of such Loan Party prior to the date hereof.

(l) Change in Collateral; Collateral Records.  (i)  Give the Agents not less than 30 days' prior written notice of any change in the location of any Collateral, other than to locations set forth on Schedule 6.01(ee) and with respect to which the Collateral Agent has filed financing statements and otherwise fully perfected its Liens thereon, (ii) advise the Agents promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or the Lien granted thereon and (iii) execute and deliver, and cause each of its Subsidiaries to execute and deliver, to the Collateral Agent for the benefit of the Agents and the Lenders from time to time, solely for the Collateral Agent's convenience in maintaining a record of Collateral, such written statements and schedules as the Collateral Agent may reasonably require, designating, identifying or describing the Collateral.

(m) Landlord Waivers; Collateral Access Agreements.  (i)  At any time any Collateral with a book value in excess of $250,000 (when aggregated with all other Collateral at the same location) is located on any real property of a Loan Party (whether such real property is now existing or acquired after the Effective Date) which is not owned by a Loan Party, use commercially reasonable efforts to obtain written subordinations or waivers, in form and substance satisfactory to the Collateral Agent, of all present and future Liens to which the owner or lessor of such premises may be entitled to assert against the Collateral; provided, that in the event the Loan Parties are unable to obtain any such written subordination or waiver any Agent may, in its reasonable discretion, establish such Reserves as it deems necessary with respect to any such Collateral; and

(ii) At any time any Collateral with a book value in excess of $250,000 (when aggregated with all other Collateral at the same location) is stored on the premises of a bailee, warehouseman, or similar party, use commercially reasonable efforts to obtain written access agreements, in form and substance satisfactory to the Collateral Agent, providing for access to Collateral located on such premises in order to remove such Collateral from such premises during an Event of Default; provided, that in the event the Loan Parties are unable to obtain any such written access agreements, any Agent may, in its reasonable discretion, establish such Reserves as it deems necessary with respect to any such Collateral.

(n) Subordination. Cause all Indebtedness and other obligations now or hereafter owed by it to any of its Affiliates, to be subordinated in right of payment and security to the Indebtedness and other Obligations owing to the Agents and the Lenders in accordance with a subordination agreement in form and substance satisfactory to the Agents.

(o) After Acquired Real Property.  Upon the acquisition by it or any of its Subsidiaries after the date hereof of any fee interest in any real property (wherever located) (each such interest being a "New Facility") with a Current Value (as defined below) in excess of $100,000 in the case of a fee interest, immediately so notify the Agents, setting forth with specificity a description of the interest acquired, the location of the real property, any structures or improvements thereon and either an appraisal or such Loan Party's good-faith estimate of the current value of such real property (for purposes of this Section, the "Current Value").  The Collateral Agent shall notify such Loan Party whether it intends to require a Mortgage and the other Real Property Deliverables or landlord's waiver (pursuant to Section 7.01(m) hereof).  Upon receipt of such notice requesting a Mortgage, the Person that has acquired such New Facility shall promptly furnish to the Collateral Agent each of the applicable Real Property Deliverables.  The Borrowers shall pay all fees and expenses, including reasonable attorneys' fees and expenses, and all title insurance charges and premiums, in connection with each Loan Party's obligations under this Section 7.01(o).

(p) Fiscal Year.  Cause the Fiscal Year of the Parent and its Subsidiaries to end on December 31st of each calendar year unless the Agents consent to a change in such Fiscal Year (and appropriate related changes to this Agreement).

(q) Borrowing Base.  Maintain all Revolving Loans and Letter of Credit Obligations in compliance with the then current Borrowing Base.

(r) Lender Meetings.  Upon the request of any Agent or the Required Lenders (which request, so long as no Event of Default shall have occurred and be continuing, shall not be made more than once during each Fiscal Year), participate in a meeting with the Agents and the Lenders at the Borrowers' corporate offices (or at such other location as may be agreed to by the Administrative Borrower and such Agent or the Required Lenders) at such time as may be agreed to by the Administrative Borrower and such Agent or the Required Lenders.

(s) Credit Card Agreements.  Each of the Loan Parties shall:  (a) observe and perform all material terms, covenants, conditions and provisions of the Credit Card Agreements to be observed and performed by it at the times set forth therein; (b) not do, permit, suffer or refrain from doing anything, as a result of which there could be a material default under or material breach of any of the terms of any of the Credit Card Agreements; (c) at all times maintain in full force and effect the Credit Card Agreements and not terminate, cancel, surrender, or materially modify, amend, waive or release any of the Credit Card Agreements, or consent to or permit to occur any of the foregoing; except, that, (i) any such Loan Party may terminate or cancel any of the Credit Card Agreements in the ordinary course of the business of such Loan Party; provided, that, such Loan Party shall give the Agents not less than fifteen (15) days' prior written notice of its intention to so terminate or cancel any of the Credit Card Agreements, and (ii) any Loan Party may modify or amend any of the Credit Card Agreements, so long as such modification or amendment does not give the Credit Card Issuer or Credit Card Processor party thereto greater rights to setoff against amounts otherwise payable to such Loan Party or greater rights to cease or suspend payments to such Loan Party; (d) not enter into any new Credit Card Agreements with any new Credit Card Issuer or Credit Card Processor unless (i) the Agents shall have received not less than thirty (30) days' prior written notice of the intention of such Loan Party to enter into such agreement (together with such other information with respect thereto as the Agents may request) and (ii) such Loan Party delivers, or causes to be delivered to the Agents, a Credit Card Acknowledgment in favor of the Collateral Agent; (e) give the Agents immediate written notice of any Credit Card Agreement entered into by such Borrower after the Effective Date, together with a true, correct and complete copy thereof and such other information with respect thereto as any Agent may request; and (f) furnish to the Agents, promptly upon the request of any Agent, such information and evidence as any Agent may reasonably require from time to time concerning the observance, performance and compliance by such Loan Party or the other party or parties thereto with the terms, covenants or provisions of the Credit Card Agreements.

(t) Credit Card Acknowledgments.  Within 30 days after the Effective Date, deliver to the Agents all of the Credit Card Acknowledgments that were not delivered on the Effective Date, duly executed by the parties thereto.

Section 7.02 Negative Covenants.  So long as any principal of or interest on any Loan, Reimbursement Obligation, Letter of Credit Obligation or any other Obligation (whether or not due) (other than Bank Products (other than Lender-Provided Hedge Agreements)) shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party shall not, unless the Required Lenders shall otherwise consent in writing:

(a) Liens, Etc.  Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired; file or suffer to exist under the Uniform Commercial Code or any Requirement of Law of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor; sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof); sell any of its property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable) with recourse to it or any of its Subsidiaries or assign or otherwise transfer, or permit any of its Subsidiaries to assign or otherwise transfer, any account or other right to receive income; other than, as to all of the above, Permitted Liens; provided, that, no Liens shall be permitted on any assets included in the Borrowing Base other than the Liens of the Collateral Agent for the benefit of the Agents and the Lenders.

(b) Indebtedness.  Create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness other than Permitted Indebtedness.

(c) Fundamental Changes; Dispositions.  Wind-up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, or convey, sell, lease or sublease, transfer or otherwise dispose of, whether in one transaction or a series of related transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired (or agree to do any of the foregoing), or purchase or otherwise acquire, whether in one transaction or a series of related transactions, all or substantially all of the assets of any Person (or any division thereof) (or agree to do any of the foregoing), or permit any of its Subsidiaries to do any of the foregoing; provided, however, that

(i) any wholly-owned Subsidiary of any Loan Party (other than a Borrower) may be merged into such Loan Party or another wholly-owned Subsidiary of such Loan Party, or may consolidate with another wholly-owned Subsidiary of such Loan Party, so long as (A) no other provision of this Agreement would be violated thereby, (B) such Loan Party gives the Agents at least 30 days' prior written notice of such merger or consolidation, (C) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transaction, (D) the Lenders' rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected by such merger or consolidation and (E) the surviving Subsidiary, if any, is joined as a Loan Party hereunder pursuant to a Joinder Agreement and is a party to a Security Agreement and the Equity Interests of such Subsidiary is the subject of a Security Agreement, in each case, which is in full force and effect on the date of and immediately after giving effect to such merger or consolidation; and

(ii) any Loan Party and its Subsidiaries may (A) sell Inventory in the ordinary course of business, (B) dispose of obsolete or worn-out equipment in the ordinary course of business, and (C) sell or otherwise dispose of other property or assets in an aggregate amount not less than the fair market value of such property or assets; provided that no less than 75% of the consideration received shall be paid in cash, provided, further, that the Net Cash Proceeds of such Dispositions (1) in the case of clauses (B) and (C) above, do not exceed $250,000 in the aggregate in any Fiscal Year and (2) in all cases, are paid to the Administrative Agent for the benefit of the Agents and the Lenders pursuant to the terms of Section 2.05(c)(v).

(d) Change in Nature of Business.  Make, or permit any of its Subsidiaries to make, any change in the nature of its business as described in Section 6.01(l).

(e) Loans, Advances, Investments, Etc.  Make or commit or agree to make or permit any of its Subsidiaries make or commit or agree to make, any Investment in any other Person except for Permitted Investments.

(f) Lease Obligations.  Create, incur or suffer to exist, or permit any of its Subsidiaries to create, incur or suffer to exist, any obligations as lessee (i) for the payment of rent for any real or personal property in connection with any sale and leaseback transaction, or (ii) for the payment of rent for any real or personal property under leases or agreements to lease other than (A) Capitalized Lease Obligations which would not cause the aggregate amount of all obligations under Capitalized Leases entered into after the Effective Date owing by all Loan Parties and their Subsidiaries in any Fiscal Year to exceed the amounts set forth in Section 7.02(g), and (B) Operating Lease Obligations which would not cause the aggregate amount of all Operating Lease Obligations owing by all Loan Parties and their Subsidiaries in any Fiscal Year to exceed $1,000,000.

(g) Capital Expenditures.  Make or commit or agree to make, or permit any of its Subsidiaries to make or commit or agree to make, any Capital Expenditure (by purchase or Capitalized Lease) that would cause the aggregate amount of all Capital Expenditures made by the Loan Parties and their Subsidiaries in any fiscal period set forth in the table below to exceed the amount set forth opposite such fiscal period:

Period	Capital Expenditure
Six Months Ending 12/31/2011	$2,000,000
Fiscal Year Ending 12/31/2012	$2,750,000
Fiscal Year Ending 12/31/2013	$3,500,000
Fiscal Year Ending 12/31/2014	$4,250,000
Fiscal Year Ending 12/31/2015	$5,000,000
Six Months Ending 6/30/2016	$2,500,000

(h) Restricted Payments.  (i)  Declare or pay any dividend or other distribution, direct or indirect, on account of any Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (ii) make any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of any Loan Party or any direct or indirect parent of any Loan Party, now or hereafter outstanding, (iii) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Equity Interests of any Loan Party, now or hereafter outstanding, (iv) return any Equity Interests to any shareholders or other equity holders of any Loan Party or any of its Subsidiaries, or make any other distribution of property, assets, shares of Equity Interests, warrants, rights, options, obligations or securities thereto as such or (v) pay any management fees or any other fees or expenses (including the reimbursement thereof by any Loan Party or any of its Subsidiaries) pursuant to any management, consulting or other services agreement to any of the shareholders or other equityholders of any Loan Party or any of its Subsidiaries or other Affiliates, or to any other Subsidiaries or Affiliates of any Loan Party; provided, however, (A) any Subsidiary of any Borrower may pay dividends to such Borrower, and (B) the Parent may pay dividends in the form of common Equity Interests.

(i) Federal Reserve Regulations.  Permit any Loan or the proceeds of any Loan under this Agreement to be used for any purpose that would cause such Loan to be a margin loan under the provisions of Regulation T, U or X of the Board.

(j) Transactions with Affiliates.  Enter into, renew, extend or be a party to, or permit any of its Subsidiaries to enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except (i) in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm's length transaction with a Person that is not an Affiliate thereof, (ii) transactions with another Loan Party, (iii) transactions permitted by Section 7.02(e) and Section 7.02(h) and (iv) sales of Qualified Equity Interests of the Parent to Affiliates of the Parent not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith.

(k) Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries.  Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of any Loan Party (i) to pay dividends or to make any other distribution on any shares of Equity Interests of such Subsidiary owned by any Loan Party or any of its Subsidiaries, (ii) to pay or prepay or to subordinate any Indebtedness owed to any Loan Party or any of its Subsidiaries, (iii) to make loans or advances to any Loan Party or any of its Subsidiaries or (iv) to transfer any of its property or assets to any Loan Party or any of its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that nothing in any of clauses (i) through (iv) of this Section 7.02(k) shall prohibit or restrict compliance with:

(A) this Agreement and the other Loan Documents;

(B) any agreements in effect on the date of this Agreement and described on Schedule 7.02(k);

(C) any applicable law, rule or regulation (including, without limitation, applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances);

(D) in the case of clause (iv) any agreement setting forth customary restrictions on the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract of similar property or assets; or

(E) in the case of clause (iv) any agreement, instrument or other document evidencing a Permitted Lien (or the Indebtedness secured thereby) from restricting on customary terms the transfer of any property or assets subject thereto.

(l) Limitation on Issuance of Equity Interests.  Issue or sell or enter into any agreement or arrangement for the issuance and sale of, or permit any of its Subsidiaries to issue or sell or enter into any agreement or arrangement for the issuance and sale of, any shares of its Equity Interests, any securities convertible into or exchangeable for its Equity Interests or any warrants; provided that the Parent may issue Qualified Equity Interests so long as no Change of Control would result therefrom.

(m) Modifications of Indebtedness, Organizational Documents and Certain Other Agreements; Etc.

(i) Amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of its or its Subsidiaries' Indebtedness or of any instrument or agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any such Indebtedness if such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Indebtedness, would increase the interest rate applicable to such Indebtedness, would change the subordination provision, if any, of such Indebtedness, or would otherwise be adverse to the Lenders or the issuer of such Indebtedness in any respect,

(ii) except for the Obligations, make any voluntary or optional payment (including, without limitation, any payment of interest in cash that, at the option of the issuer, may be paid in cash or in kind), prepayment, redemption, defeasance, sinking fund payment or other acquisition for value of any of its or its Subsidiaries' Indebtedness (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due), or refund, refinance, replace or exchange any other Indebtedness for any such Indebtedness (except to the extent such Indebtedness is otherwise expressly permitted by the definition of "Permitted Indebtedness"), make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any Subordinated Indebtedness in violation of the subordination provisions thereof or any subordination agreement with respect thereto, or make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any Indebtedness as a result of any asset sale, change of control, issuance and sale of debt or equity securities or similar event, or give any notice with respect to any of the foregoing;

(iii) amend, modify or otherwise change its name, jurisdiction of organization, organizational identification number or FEIN, except that a Loan Party may (A) change its name, jurisdiction of organization, organizational identification number or FEIN in connection with a transaction permitted by Section 7.02(c) and (B) change its name upon at least 30 days' prior written notice by the Administrative Borrower to the Agents of such change and so long as, at the time of such written notification, such Person provides any financing statements or fixture filings necessary to perfect and continue perfected the Collateral Agent's Liens;

(iv) except for: (A) the proposed amendments to the Parent's Articles of Incorporation set forth in the Definitive Proxy Statement on Schedule 14A, as filed by the Parent with the Securities and Exchange Commission on May 2, 2011; and (B) redomestication of Reminderband, Inc. from Utah to Nevada and corresponding amendment of Reminderband, Inc.'s Articles of Incorporation renaming Reminderband, Inc. as iFrogz, amend, modify or otherwise change any of its Governing Documents, including, without limitation, by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it, with respect to any of its Equity Interests (including any shareholders' agreement), or enter into any new agreement with respect to any of its Equity Interests, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this clause (iv) that either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; or

(v) agree to any amendment, modification or other change to or waiver of any of its rights under any Material Contract if such amendment, modification, change or waiver would be adverse in any material respect to any Loan Party or any of its Subsidiaries or the Agent and the Lenders.

(n) Investment Company Act of 1940.  Engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an "investment company" or a company "controlled" by an "investment company" not entitled to an exemption within the meaning of such Act.

(o) Compromise of Accounts Receivable.  Compromise or adjust any Account Receivable (or extend the time of payment thereof) or grant any discounts, allowances or credits or permit any of its Subsidiaries to do so other than (a) in the ordinary course of its business and (b) in any event not in an amount in excess of $250,000 without providing written notice to the Administrative Agent prior to or promptly following any such compromise, adjustment or grant.

(p)           Properties.  Permit any property to become a fixture with respect to real property or to become an accession with respect to other personal property with respect to which real or personal property the Collateral Agent does not have a valid and perfected first priority Lien or has not received a written subordination or waiver in accordance with Section 7.01(m)(i).

(q) ERISA.  (i) Establish, sponsor, maintain, become a party or contribute to or become obligated to sponsor, maintain or contribute to any Multiemployer Plan or any defined benefit plan (or permit any of its ERISA Affiliates to do any of the foregoing) or (ii) adopt or permit any ERISA Affiliate to adopt any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA or applicable law.

(r) Environmental.  Permit the use, handling, generation, storage, treatment, Release or disposal of Hazardous Materials at any property owned or leased by it or any of its Subsidiaries, except in material compliance with Environmental Laws.

(s) Limitations on Negative Pledges.  Enter into, incur or permit to exist, or permit any Subsidiary to enter into, incur or permit to exist, directly or indirectly, any agreement, instrument, deed, lease or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Loan Party or any Subsidiary of any Loan Party to create, incur or permit to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, or that requires the grant of any security for an obligation if security is granted for another obligation, except the following:  (i) this Agreement and the other Loan Documents, (ii) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by Section 7.02(b) of this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (iii) any customary restrictions and conditions contained in agreements relating to the sale or other disposition of assets or of a Subsidiary pending such sale or other disposition; provided that such restrictions and conditions apply only to the assets or Subsidiary to be sold or disposed of and such sale or disposition is permitted hereunder, and (iv) customary provisions in leases restricting the assignment or sublet thereof.

(t) Anti-Terrorism Laws.  None of the Loan Parties, nor any of their Affiliates or agents shall:

(i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person,

(ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the OFAC Sanctions Programs or

(iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the OFAC Sanctions Programs, the USA PATRIOT Act or any other Anti-Terrorism Law.

The Borrowers shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its sole discretion, confirming the Borrowers' compliance with this Section 7.02(t).

Section 7.03 Financial Covenants.  So long as any principal of or interest on any Loan, Reimbursement Obligation, Letter of Credit Obligation or any other Obligation (whether or not due) (other than Bank Products (other than Lender-Provided Hedge Agreements)) shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party shall not, unless the Required Lenders shall otherwise consent in writing:

(a) Leverage Ratio.  Permit the Leverage Ratio of the Parent and its Subsidiaries for any period of 12 consecutive fiscal months of the Parent and its Subsidiaries for which the fiscal quarter ends on a date set forth below to be greater than the ratio set forth opposite such date:

Fiscal Quarter End	Leverage Ratio
June 30, 2011	2.50:1.00
September 30, 2011	2.50:1.00
December 31, 2011	2.00:1.00
March 31, 2012	2.00:1.00
June 30, 2012	1.75:1.00
September 30, 2012	1.75:1.00
December 31, 2012 and each quarter ending thereafter	1.50:1.00

(b) Fixed Charge Coverage Ratio.  Permit the Fixed Charge Coverage Ratio of the Parent and its Subsidiaries for any period of 12 consecutive fiscal months of the Parent and its Subsidiaries for which the fiscal quarter ends on a date set forth below to be less than the ratio set forth opposite such date:

Fiscal Quarter End	Fixed Charge Coverage Ratio
June 30, 2011 and each quarter ending thereafter	1.50:1.00

(c) Consolidated Adjusted EBITDA.  Permit Consolidated Adjusted EBITDA of the Parent and its Subsidiaries for any period of 12 consecutive fiscal months of the Parent and its Subsidiaries for which the fiscal quarter ends on a date set forth below to be less than the amount set forth opposite such date:

Fiscal Quarter End	Consolidated Adjusted EBITDA
June 30, 2011	$30,000,000
September 30, 2011	$30,000,000
December 31, 2011	$35,000,000
March 31, 2012	$35,000,000
June 30, 2012	$35,000,000
September 30, 2012	$35,000,000
December 31, 2012	$40,000,000
March 31, 2013	$40,000,000
June 30, 2013	$40,000,000
September 30, 2013	$40,000,000
December 31, 2013 and each quarter ending thereafter	$45,000,000

ARTICLE VIII
MANAGEMENT, COLLECTION AND STATUS OF
ACCOUNTS RECEIVABLE AND OTHER COLLATERAL

Section 8.01 Collection of Accounts Receivable; Management of Collateral.  (a)  The Loan Parties shall (i) establish and maintain cash management services of a type and on terms reasonably satisfactory to the Agents at one or more of the banks set forth on Schedule 8.01 (each a "Cash Management Bank") and (ii) except as otherwise provided under Section 8.01(b), deposit or cause to be deposited promptly, and in any event no later than the next Business Day after the date of receipt thereof, all proceeds in respect of any Collateral, all Collections (of a nature susceptible to a deposit in a bank account) and all other amounts received by any Loan Party (including payments made by Account Debtors directly to any Loan Party and remittances on credit card sales) into a Cash Management Account.

(b) Within 30 days after the Effective Date, the Loan Parties shall, with respect to each Cash Management Account, deliver to the Collateral Agent a Cash Management Agreement with respect to such Cash Management Account.  The Loan Parties shall not maintain, and shall not permit any of their Subsidiaries to maintain, cash, Cash Equivalents or other amounts in any Deposit Account or Securities Account, unless the Collateral Agent shall have received a Cash Management Agreement in respect of each such Deposit Account or Securities Account (other than accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party's employees).

(c) Upon the terms and subject to the conditions set forth in a Cash Management Agreement with respect to a Cash Management Account, all amounts received in such Cash Management Account shall at the Administrative Agent's direction be wired each Business Day into the Administrative Agent's Account, except that, so long as no Event of Default has occurred and is continuing, the Administrative Agent will not direct the Cash Management Bank to transfer funds in such Cash Management Account to the Administrative Agent's Account.

(d) So long as no Default or Event of Default has occurred and is continuing, the Borrowers may amend Schedule 8.01 to add or replace a Cash Management Bank or Cash Management Account; provided, however, that (i) such prospective Cash Management Bank shall be reasonably satisfactory to the Agents and the Agents shall have consented in writing in advance to the opening of such Cash Management Account with the prospective Cash Management Bank, and (ii) prior to the time of the opening of such Cash Management Account, each Loan Party and such prospective Cash Management Bank shall have executed and delivered to the Collateral Agent a Cash Management Agreement.  Each Loan Party shall close any of its Cash Management Accounts (and establish replacement cash management accounts in accordance with the foregoing sentence) promptly and in any event within 30 days of notice from the Collateral Agent that the creditworthiness of any Cash Management Bank is no longer acceptable in the Collateral Agent’s reasonable judgment, or that the operating performance, funds transfer, or availability procedures or performance of such Cash Management Bank with respect to Cash Management Accounts or the Collateral Agent’s liability under any Cash Management Agreement with such Cash Management Bank is no longer acceptable in the Collateral Agent's reasonable judgment; provided, however, that the last sentence of this clause (d) shall not be applicable if the Cash Management Bank is the Administrative Agent.

(e) The Cash Management Accounts shall be cash collateral accounts, with all cash, checks and similar items of payment in such accounts securing payment of the Obligations, and in which the Loan Parties are hereby deemed to have granted a Lien to Collateral Agent for the benefit of the Agents and the Lenders.  All checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness received directly by any Loan Party from any of its Account Debtors, as proceeds from Accounts Receivable of such Loan Party or as proceeds of any other Collateral shall be held by such Loan Party in trust for the Agents and the Lenders and if of a nature susceptible to a deposit in a bank account, upon receipt be deposited by such Loan Party in original form and no later than the next Business Day after receipt thereof into a Cash Management Account or other bank account referenced in the definition of Cash Management Accounts as excluded from the scope thereof; provided, however, all Net Cash Proceeds received directly by such Loan Party pursuant to an event described in Section 2.05(c)(v) or (vii) shall be held by such Loan Party in trust for the Agents and the Lenders and upon receipt be deposited by such Loan Party in original form and no later than the next Business Day after receipt thereof into the Administrative Agent's Account.  Each Loan Party shall not commingle such collections with the proceeds of any assets not included in the Collateral.  Each Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by the Administrative Agent on the date received.  In consideration of the Administrative Agent's agreement to conditionally credit the Borrowers' Account as of the next Business Day following the Administrative Agent's receipt of those items of payment, each Borrower agrees to pay to the Administrative Agent, for its own account, a charge equal to all charges that would accrue under this Agreement had all items of payment been applied by the Administrative Agent on account of the Obligations one Business Day after (1) the Business Day following the Administrative Agent's receipt of such payments via wire transfer or electronic depository check or (2) in the case of payments received by the Administrative Agent in any other form, the Business Day such payment constitutes good funds in the Administrative Agent's Account.  The Administrative Agent is not, however, required to credit Borrowers' Account for the amount of any item of payment which is unsatisfactory to the Administrative Agent and the Administrative Agent may charge the Borrowers' Account for the amount of any item of payment which is returned to the Administrative Agent unpaid.

(f) The Loan Parties shall take all reasonable steps to enforce, collect and receive all amounts owing on the Accounts Receivable of the Loan Parties or any of their Subsidiaries.  After the occurrence and during the continuance of an Event of Default, the Collateral Agent may send a notice of assignment and/or notice of the Lenders' security interest to any and all Account Debtors or third parties holding or otherwise concerned with any of the Collateral, and thereafter the Collateral Agent or its designee shall have the sole right to collect the Accounts Receivable and/or take possession of the Collateral and the books and records relating thereto.

(g) Each Loan Party hereby appoints each Agent or its designee on behalf of such Agent as the Loan Parties' attorney-in-fact with power exercisable during the continuance of an Event of Default to endorse any Loan Party's name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Accounts Receivable, to sign any Loan Party's name on any invoice or bill of lading relating to any of the Accounts Receivable, drafts against Account Debtors with respect to Accounts Receivable, assignments and verifications of Accounts Receivable and notices to Account Debtors with respect to Accounts Receivable, to send verification of Accounts Receivable, and to notify the Postal Service authorities to change the address for delivery of mail addressed to any Loan Party to such address as such Agent or its designee may designate and to do all other acts and things necessary to carry out this Agreement.  All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission (other than acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction), or for any error of judgment or mistake of fact or law; this power being coupled with an interest is irrevocable until all of the Loans, Letter of Credit Obligations and other Obligations under the Loan Documents are paid in full and all of the Loan Documents are terminated.

(h) Nothing herein contained shall be construed to constitute any Agent as agent of any Loan Party for any purpose whatsoever, and the Agents shall not be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof (other than from acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction).  The Agents shall not, under any circumstance or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Accounts Receivable or any instrument received in payment thereof or for any damage resulting therefrom (other than acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction).  The Agents, by anything herein or in any assignment or otherwise, do not assume any of the obligations under any contract or agreement assigned to any Agent and shall not be responsible in any way for the performance by any Loan Party of any of the terms and conditions thereof.

(i) If any Account Receivable includes a charge for any tax payable to any Governmental Authority, each Agent is hereby authorized (but in no event obligated) in its discretion to pay the amount thereof to the proper taxing authority for the Loan Parties' account and to charge the Loan Parties therefor.  The Loan Parties shall notify the Agents if any Account Receivable includes any taxes due to any such Governmental Authority and, in the absence of such notice, the Agents shall have the right to retain the full proceeds of such Account Receivable and shall not be liable for any taxes that may be due by reason of the sale and delivery creating such Account Receivable.

(j) Notwithstanding any other terms set forth in the Loan Documents, the rights and remedies of the Agents and the Lenders herein provided, and the obligations of the Loan Parties set forth herein, are cumulative of, may be exercised singly or concurrently with, and are not exclusive of, any other rights, remedies or obligations set forth in any other Loan Document or as provided by law.

Section 8.02 Accounts Receivable Documentation.  The Loan Parties will at such intervals as the Agents may reasonably require during the occurrence and continuance of an Event of Default, execute and deliver confirmatory written assignments of the Accounts Receivable to the Agents and furnish such further schedules and/or information as any Agent may require relating to the Accounts Receivable, including, without limitation, sales invoices or the equivalent, credit memos issued, remittance advices, reports and copies of deposit slips and copies of original shipping or delivery receipts for all merchandise sold.  The items to be provided under this Section 8.02 are to be in form reasonably satisfactory to the Agents and are to be executed and delivered to the Agents from time to time solely for their convenience in maintaining records of the Collateral.  If the Loan Parties become aware of anything materially detrimental to any of the Loan Parties' customers' credit, the Loan Parties will promptly advise the Agents thereof.

Section 8.03 Status of Accounts Receivable and Other Collateral.  With respect to Collateral of any Loan Party at the time the Collateral becomes subject to the Collateral Agent's Lien, each Loan Party covenants, represents and warrants:  (a) such Loan Party shall immediately notify the Agents if any Account Receivable arises out of contracts with any Governmental Authority, and will execute any instruments and take any steps required by the Agents in order that all monies due or to become due under any such contract shall be assigned to the Collateral Agent and notice thereof given to such Governmental Authority under the Federal Assignment of Claims Act or any similar state or local law; (b) such Loan Party will, immediately upon learning thereof, report to the Agents any material loss or destruction of, or substantial damage to, any of the Collateral, and any other matters affecting the value, enforceability or collectibility of any of the Collateral; (c) if any amount payable under or in connection with any Account Receivable is evidenced by a promissory note or other instrument, such promissory note or instrument shall be immediately pledged, endorsed, assigned and delivered to the Collateral Agent for the benefit of the Agents and the Lenders as additional Collateral; (d) such Loan Party will, immediately upon learning thereof, report to the Agents, (i) any notice of a material default by any Loan Party under any of the Credit Card Agreements or of any default which has a reasonable likelihood of resulting in the Credit Card Issuer or Credit Card Processor ceasing to make payments or suspending payments to such Loan Party, (ii) any notice from any Credit Card Issuer or Credit Card Processor that such Person is ceasing or suspending, or will cease or suspend, any present or future payments due or to become due to such Loan Party from such person, or that such person is terminating or will terminate any of the Credit Card Agreements, (iii) the failure of such Loan Party to comply with any material terms of the Credit Card Agreements or any terms thereof which has a reasonable likelihood of resulting in the Credit Card Issuer or Credit Card Processor ceasing or suspending payments to such Loan Party; (e) such Loan Party shall not re-date any invoice or sale or make sales on extended dating beyond that which is customary in the ordinary course of its business and in the industry; (f) such Loan Party shall conduct a physical count of its Inventory at such intervals as any Agent may request and such Loan Party shall promptly supply the Agents with a copy of such count accompanied by a report of the value (based on the lower of cost (on a first in first out basis) and market value) of such Inventory; and (g) such Loan Party is not and shall not be entitled to pledge any Agent's or any Lender's credit on any purchases or for any purpose whatsoever.

Section 8.04 Collateral Custodian.  Upon the occurrence and during the continuance of any Default or Event of Default, the Collateral Agent or its designee may at any time and from time to time employ and maintain on the premises of any Loan Party a custodian selected by the Collateral Agent or its designee who shall have full authority to do all acts necessary to protect the Agents' and the Lenders' interests.  Each Loan Party hereby agrees to, and to cause its Subsidiaries to, cooperate with any such custodian and to do whatever the Collateral Agent or its designee may reasonably request to preserve the Collateral.  All costs and expenses incurred by the Collateral Agent or its designee by reason of the employment of the custodian shall be the responsibility of the Borrowers and charged to the Loan Account.

ARTICLE IX
EVENTS OF DEFAULT

Section 9.01 Events of Default.  If any of the following Events of Default shall occur and be continuing:

(a) any Borrower shall fail to pay any principal of or interest on any Loan, any Agent Advance, any Reimbursement Obligation or any fee, indemnity or other amount payable under this Agreement or any other Loan Document when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise);

(b) any representation or warranty made or deemed made by or on behalf of any Loan Party or by any officer of the foregoing under or in connection with any Loan Document or under or in connection with any report, certificate or other document delivered to any Agent, any Lender or the L/C Issuer pursuant to any Loan Document, which representation or warranty is subject to a materiality or a Material Adverse Effect qualification, shall have been incorrect in any respect when made or deemed made; or any representation or warranty made or deemed made by or on behalf of any Loan Party or by any officer of the foregoing under or in connection with any Loan Document or under or in connection with any report, certificate or other document delivered to any Agent, any Lender or the L/C Issuer pursuant to any Loan Document, which representation or warranty is not subject to a materiality or a Material Adverse Effect qualification, shall have been incorrect in any material respect when made or deemed made;

(c) any Loan Party shall fail to perform or comply with any covenant or agreement contained in:

(i)  clauses (b), (c), (d), (f), (h), (l), (n), (o), (p), (q), (s) or (t) of Section 7.01, Section 7.02, Section 7.03 or ARTICLE VIII, or any Loan Party shall fail to perform or comply with any covenant or agreement contained in any Security Agreement to which it is a party or any Mortgage to which it is a party,

(ii) clauses (a), (e), (k), (m) or (r) of Section 7.01 and such failure, if capable of being remedied, shall remain unremedied for 3 days after the earlier of the date a senior officer of any Loan Party becomes aware of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party, or

(iii) clauses (g), (i) or (j) of Section 7.01 and such failure, if capable of being remedied, shall remain unremedied for 10 days after the earlier of the date a senior officer of any Loan Party becomes aware of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party;

(d) any Loan Party shall fail to perform or comply with any other term, covenant or agreement contained in any Loan Document to be performed or observed by it and, except as set forth in subsections (a), (b) and (c) of this Section 9.01, such failure, if capable of being remedied, shall remain unremedied for 15 days after the earlier of the date a senior officer of any Loan Party becomes aware of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party;

(e) any Loan Party or any of its Subsidiaries shall fail to pay any of its Indebtedness (excluding Indebtedness evidenced by this Agreement) in excess of $250,000, or any payment of principal, interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof;

(f) any Loan Party or any of its Subsidiaries (i) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, (ii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally, (iii) shall make a general assignment for the benefit of creditors, or (iv) shall take any action to authorize or effect any of the actions set forth above in this subsection (f);

(g) any proceeding shall be instituted against any Loan Party or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against any such Person or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur;

(h) any provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Loan Party intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by any Loan Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document;

(i) any Security Agreement, any Mortgage or any other security document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of the Collateral Agent for the benefit of the Agents and the Lenders on any Collateral purported to be covered thereby;

(j) any Cash Management Bank at which any Cash Management Account of any Loan Party is maintained shall fail to comply with any of the terms of any Cash Management Agreement to which such bank is a party or any securities intermediary, commodity intermediary or other financial institution at any time in custody, control or possession of any investment property of any Loan Party shall fail to comply with any of the terms of any investment property control agreement to which such Person is a party;

(k) one or more judgments, orders or awards (or any settlement of any claim that, if breached, could result in a judgment, order or award) for the payment of money exceeding $250,000 in the aggregate shall be rendered against any Loan Party or any of its Subsidiaries and remain unsatisfied and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement, (ii) there shall be a period of 10 consecutive days after entry thereof during which a stay of enforcement of any such judgment, order, award or settlement, by reason of a pending appeal or otherwise, shall not be in effect, or (iii) at any time during which a stay of enforcement of any such judgment, order, award or settlement, by reason of a pending appeal or otherwise, is in effect, such judgment, order, award or settlement is not bonded in the full amount of such judgment, order, award or settlement; provided, however, that any such judgment, order, award or settlement shall not give rise to an Event of Default under this subsection (k) if and for so long as (A) the amount of such judgment, order, award or settlement is covered by a valid and binding policy of insurance between the defendant and the insurer covering full payment thereof and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment, order, award or settlement;

(l) any Loan Party or any of its Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting all or any material part of its business for more than fifteen (15) days;

(m) any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of any Loan Party, if any such event or circumstance could reasonably be expected to have a Material Adverse Effect;

(n) any cessation of a substantial part of the business of any Loan Party or any of its Subsidiaries for a period which materially and adversely affects the ability of such Person to continue its business on a profitable basis;

(o) the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by any Loan Party or any of its Subsidiaries, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect;

(p) the indictment, or the threatened indictment of any Loan Party or any of its Subsidiaries under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against any Loan Party or any of its Subsidiaries, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of such Person;

(q) any Loan Party or any of its ERISA Affiliates sponsors, maintains, contributes to or is, or becomes, obligated to contribute to any Multiemployer Plan or any defined benefit plan;

(r) (i)  there shall occur and be continuing any "Event of Default" (or any comparable term) under, and as defined in the documents evidencing or governing any Subordinated Indebtedness, (ii) any of the Obligations for any reason shall cease to be "Senior Indebtedness" or "Designated Senior Indebtedness" (or any comparable terms) under, and as defined in the documents evidencing or governing any Subordinated Indebtedness, (iii) any Indebtedness other than the Obligations shall constitute "Designated Senior Indebtedness" (or any comparable term) under, and as defined in, the documents evidencing or governing any Subordinated Indebtedness, (iv) any holder of Subordinated Indebtedness shall fail to perform or comply with any of the subordination provisions of the documents evidencing or governing such Subordinated Indebtedness, or (v) the subordination provisions of the documents evidencing or governing any Subordinated Indebtedness shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Indebtedness;

(s) any Credit Card Issuer or Credit Card Processor withholds payment of amounts otherwise payable to any Loan Party to fund a reserve account or otherwise hold as collateral, or shall require any Loan Party to pay funds into a reserve account or for such Credit Card Issuer or Credit Card Processor to otherwise hold as collateral, or any Loan Party shall provide a letter of credit, guarantee, indemnity or similar instrument to or in favor of such Credit Card Issuer or Credit Card Processor such that in the aggregate all of such funds in the reserve account, other amounts held as collateral and the amount of such letters of credit, guarantees, indemnities or similar instruments shall exceed $100,000;

(t) a Change of Control shall have occurred; or

(u) an event or development occurs which could reasonably be expected to have a Material Adverse Effect; then, and in any such event, the Collateral Agent may, and shall at the request of the Required Lenders, by notice to the Administrative Borrower, (i) terminate or reduce all Commitments, whereupon all Commitments shall immediately be so terminated or reduced, (ii) declare all or any portion of the Loans and Reimbursement Obligations then outstanding to be due and payable, whereupon all or such portion of the aggregate principal of all Loans and Reimbursement Obligations, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and the other Loan Documents shall become due and payable immediately, together with the payment of the Applicable Prepayment Premium (if any) with respect to the Commitments so terminated and the Loans so repaid, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party and (iii) exercise any and all of its other rights and remedies under applicable law, hereunder and under the other Loan Documents; provided, however, that upon the occurrence of any Event of Default described in subsection (f) or (g) of this Section 9.01 with respect to any Loan Party, without any notice to any Loan Party or any other Person or any act by any Agent or any Lender, all Commitments shall automatically terminate and all Loans and Reimbursement Obligations then outstanding, together with all accrued and unpaid interest thereon, all fees and all other amounts due under this Agreement and the other Loan Documents shall become due and payable automatically and immediately, without presentment, demand, protest or notice of any kind, all of which are expressly waived by each Loan Party.  Subject to Section 4.03(b), the Administrative Agent may, after the occurrence and during the continuation of any Event of Default, require the Borrowers to Cash Collateralize each Letter of Credit then outstanding.

ARTICLE X
AGENTS

Section 10.01 Appointment.  Each Lender (and each subsequent maker of any Loan by its making thereof) hereby irrevocably appoints and authorizes the Administrative Agent and the Collateral Agent to perform the duties of each such Agent as set forth in this Agreement including:  (i) to receive on behalf of each Lender any payment of principal of or interest on the Loans outstanding hereunder and all other amounts accrued hereunder for the account of the Lenders and paid to such Agent, and, subject to Section 2.02 of this Agreement, to distribute promptly to each Lender its Pro Rata Share of all payments so received; (ii) to distribute to each Lender copies of all material notices and agreements received by such Agent and not required to be delivered to each Lender pursuant to the terms of this Agreement, provided that the Agents shall not have any liability to the Lenders for any Agent's inadvertent failure to distribute any such notices or agreements to the Lenders; (iii) to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Loans, and related matters and to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters; (iv) to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to this Agreement or any other Loan Document; (v) to make the Loans and Agent Advances, for such Agent or on behalf of the applicable Lenders as provided in this Agreement or any other Loan Document; (vi) to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by such Agent of the rights and remedies specifically authorized to be exercised by such Agent by the terms of this Agreement or any other Loan Document; (vii)  to incur and pay such fees necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Agreement or any other Loan Document; and (viii) subject to Section 10.03 of this Agreement, to take such action as such Agent deems appropriate on its behalf to administer the Loans and the Loan Documents and to exercise such other powers delegated to such Agent by the terms hereof or the other Loan Documents (including, without limitation, the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations) together with such powers as are reasonably incidental thereto to carry out the purposes hereof and thereof.  As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Loans), the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions of the Required Lenders shall be binding upon all Lenders and all makers of Loans; provided, however, that the L/C Issuer shall not be required to refuse to honor a drawing under any Letter of Credit and the Agents shall not be required to take any action which, in the reasonable opinion of any Agent, exposes such Agent to liability or which is contrary to this Agreement or any other Loan Document or applicable law.

Section 10.02 Nature of Duties; Delegation.  (a) The Agents shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents.  The duties of the Agents shall be mechanical and administrative in nature.  The Agents shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender.  Nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be construed to impose upon the Agents any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein.  Each Lender shall make its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the creditworthiness of the Loan Parties and the value of the Collateral, and the Agents shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into their possession before the initial Loan hereunder or at any time or times thereafter, provided that, upon the reasonable request of a Lender, each Agent shall provide to such Lender any documents or reports delivered to such Agent by the Loan Parties pursuant to the terms of this Agreement or any other Loan Document.  If any Agent seeks the consent or approval of the Required Lenders to the taking or refraining from taking any action hereunder, such Agent shall send notice thereof to each Lender.  Each Agent shall promptly notify each Lender any time that the Required Lenders have instructed such Agent to act or refrain from acting pursuant hereto.

(b) Each Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Lender).  Any such Person shall benefit from this Article X to the extent provided by the applicable Agent.

(c) An Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by such Agent with reasonable care.

Section 10.03 Rights, Exculpation, Etc.  The Agents and their directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Loan Documents, except for their own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.  Without limiting the generality of the foregoing, the Agents (i) may treat the payee of any Loan as the owner thereof until the Agents receive written notice of the assignment or transfer thereof, pursuant to Section 12.07 hereof, signed by such payee and in form satisfactory to the applicable Agent; (ii) may consult with legal counsel (including, without limitation, counsel to any Agent or counsel to the Loan Parties), independent public accountants, and other experts selected by any of them and shall not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such counsel or experts; (iii) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Default or Event of Default, or to inspect the Collateral or other property (including, without limitation, the books and records) of any Person; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall not be deemed to have made any representation or warranty regarding the existence, value or collectibility of the Collateral, the existence, priority or perfection of the Collateral Agent's Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agents be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.  The Agents shall not be liable for any apportionment or distribution of payments made in good faith pursuant to Section 4.03, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled.  The Agents may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Agents are permitted or required to take or to grant, and if such instructions are promptly requested, the Agents shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until they shall have received such instructions from the Required Lenders.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders.

Section 10.04 Reliance.  Each Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

Section 10.05 Indemnification.  To the extent that any Agent or the L/C Issuer is not reimbursed and indemnified by any Loan Party, and whether or not such Agent or the L/C Issuer has made demand on any Loan Party for the same, the Lenders will, within five days of written demand by such Agent or the L/C Issuer, reimburse and indemnify such Agent and the L/C Issuer from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, client charges and expenses of counsel or any other advisor to such Agent or the L/C Issuer), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent or the L/C Issuer in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by such Agent or the L/C Issuer under this Agreement or any of the other Loan Documents, in proportion to each Lender's Pro Rata Share, including, without limitation, advances and disbursements made pursuant to Section 10.08; provided, however, that (a) no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final non-appealable judicial determination that such liability resulted from such Agent's or the L/C Issuer's gross negligence or willful misconduct and (b) only the Revolving Loan Lenders shall be obligated to indemnify the L/C Issuer for any amounts owing to the L/C Issuer pursuant to this Section 10.05.  The obligations of the Lenders under this Section 10.05 shall survive the payment in full of the Loans and the termination of this Agreement.

Section 10.06 Agents Individually.  With respect to its Pro Rata Share of the Total Commitment hereunder and the Loans made by it, each Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or maker of a Loan.  The terms "Lenders" or "Required Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity as a Lender or one of the Required Lenders.  Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Borrower as if it were not acting as an Agent pursuant hereto without any duty to account to the other Lenders.

Section 10.07 Successor Agent.  (a)  Any Agent may at any time give at least thirty (30) days prior written notice of its resignation to the Lenders, the L/C Issuer and the Administrative Borrower (or such lesser period as shall be agreed by the Required Lenders).  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Administrative Borrower so long as no Event of Default has occurred and is continuing, to appoint a successor Agent.  If no such successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the "Resignation Effective Date"), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders and the L/C Issuer, appoint a successor Agent.  Whether or not a successor Agent has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) With effect from the Resignation Effective Date, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by such Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through such retiring Agent shall instead be made by or to each Lender and L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above.  Upon the acceptance of a successor's Agent's appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  After the retiring Agent's resignation hereunder and under the other Loan Documents, the provisions of this Article, Section 12.04 and Section 12.15 shall continue in effect for the benefit of such retiring Agent in respect of any actions taken or omitted to be taken by it while the retiring Agent was acting as Agent.

Section 10.08 Overadvances, Agent Advances and Collateral Matters.

(a) The Administrative Agent may, in its discretion and without the consent of the Required Lenders, voluntarily permit the outstanding Revolving Loans at any time to exceed the Borrowing Base at such time.  If the Administrative Agent is willing in its sole and absolute discretion to permit such overadvances, such overadvances shall be payable on demand and shall bear interest at the Post-Default Rate; provided that, notwithstanding the funding by the Revolving Loan Lenders of such overadvances, neither the Administrative Agent nor the Lenders shall be deemed thereby to have changed the limits of Section 2.01(a)(i).

(b) Any Agent may from time to time make such disbursements and advances ("Agent Advances") which such Agent, in its sole discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrowers of the Loans, Reimbursement Obligations, Letter of Credit Obligations and other Obligations or to pay any other amount chargeable to the Borrowers pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section 12.04.  The Agent Advances shall be repayable on demand and be secured by the Collateral and shall bear interest at a rate per annum equal to the rate then applicable to Loans that are Reference Rate Loans.  The Agent Advances shall constitute Obligations hereunder which may be charged to the Loan Account in accordance with Section 4.01.  The Agent making the Agent Advance shall notify the other Agent and each Lender and the Administrative Borrower in writing of each such Agent Advance, which notice shall include a description of the purpose of such Agent Advance.  Without limitation to its obligations pursuant to Section 10.05, each Lender agrees that it shall make available to the Agent making the Agent Advance, upon such Agent's demand, in Dollars in immediately available funds, the amount equal to such Lender's Pro Rata Share of each such Agent Advance.  If such funds are not made available to the Agent making such Agent Advance by such Lender, such Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to such Agent, at the Federal Funds Effective Rate for three Business Days and thereafter at the Reference Rate.

(c) The Lenders hereby irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral upon termination of the Total Commitment and payment and satisfaction of all Loans, Reimbursement Obligations, Letter of Credit Obligations, and all other Obligations (other than Obligations arising under Bank Product Agreements (other than Lender-Provided Hedge Agreements)) in accordance with the terms hereof; or constituting property being sold or disposed of in the ordinary course of any Loan Party's business or otherwise in compliance with the terms of this Agreement and the other Loan Documents; or constituting property in which the Loan Parties owned no interest at the time the Lien was granted or at any time thereafter; or if approved, authorized or ratified in writing by the Lenders.  Upon request by the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent's authority to release particular types or items of Collateral pursuant to this Section 10.08(c).

(d) Without in any manner limiting the Collateral Agent's authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 10.08(c))), each Lender agrees to confirm in writing, upon request by the Collateral Agent, the authority to release Collateral conferred upon the Collateral Agent under Section 10.08(c).  Upon receipt by the Collateral Agent of confirmation from the Lenders of its authority to release any particular item or types of Collateral, and upon prior written request by any Loan Party, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Collateral Agent for the benefit of the Agents and the Lenders upon such Collateral; provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent's opinion, would expose the Collateral Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Loan Party in respect of) all interests in the Collateral retained by any Loan Party.

(e) Anything contained in any of the Loan Documents to the contrary notwithstanding, the Loan Parties, each Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral under any Loan Document or to enforce any Guaranty, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Collateral Agent for the benefit of the Lenders in accordance with the terms thereof, (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent, the Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and (iii) the Collateral Agent, as agent for and representative of the Agents and the Lenders (but not any other Agent or any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled (either directly or through one or more acquisition vehicles) for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral to be sold (A) at any public or private sale, (B) at any sale conducted by the Collateral Agent under the provisions of the Uniform Commercial Code (including pursuant to Sections 9-610 or 9-620 of the Uniform Commercial Code), (C) at any sale or foreclosure conducted by the Collateral Agent (whether by judicial action or otherwise) in accordance with applicable law or (D) any sale conducted pursuant to the provisions of any Debtor Relief Law (including Section 363 of the Bankruptcy Code), to use and apply all or any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale.

(f) The Collateral Agent shall have no obligation whatsoever to any Lender to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected or insured or has been encumbered or that the Lien granted to the Collateral Agent pursuant to this Agreement or any other Loan Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 10.08 or in any other Loan Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent's own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to any other Lender, except as otherwise provided herein.

Section 10.09 Agency for Perfection.  Each Agent and each Lender hereby appoints each other Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and each Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Agents and the Lenders as secured party.  Should the Administrative Agent or any Lender obtain possession or control of any such Collateral, the Administrative Agent or such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent's request therefor shall deliver such Collateral to the Collateral Agent or in accordance with the Collateral Agent's instructions.  In addition, the Collateral Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable state law or otherwise to perform its duties and enforce its rights with respect to the Collateral and under the Loan Documents.  Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

Section 10.10 No Reliance on any Agent's Customer Identification Program.  Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on any Agent to carry out such Lender's, Affiliate's, participant's or assignee's customer identification program, or other requirements imposed by the USA PATRIOT Act or the regulations issued thereunder, including the regulations set forth in 31 CFR § 103.121,  as hereafter amended or replaced ("CIP Regulations"), or any other Anti-Terrorism Laws, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby:  (1) any identity verification procedures, (2) any recordkeeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or other regulations issued under the USA PATRIOT Act.  Each Lender, Affiliate, participant or assignee subject to Section 326 of the USA PATRIOT Act will perform the measures necessary to satisfy its own responsibilities under the CIP Regulations.

Section 10.11 No Third Party Beneficiaries.  The provisions of this Article are solely for the benefit of the Agents, the Lenders and the L/C Issuer, and no Loan Party shall have rights as a third-party beneficiary of any of such provisions.

Section 10.12 No Fiduciary Relationship.  It is understood and agreed that the use of the term "agent" herein or in any other Loan Document (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 10.13 Reports; Confidentiality; Disclaimers.  By becoming a party to this Agreement, each Lender:

(a) is deemed to have requested that each Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report with respect to the Parent or any of its Subsidiaries (each, a "Report") prepared by or at the request of such Agent, and each Agent shall so furnish each Lender with each such Report,

(b) expressly agrees and acknowledges that the Agents (i) do not make any representation or warranty as to the accuracy of any Reports, and (ii) shall not be liable for any information contained in any Reports,

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that any Agent or other party performing any audit or examination will inspect only specific information regarding the Parent and its Subsidiaries and will rely significantly upon the Parent's and its Subsidiaries' books and records, as well as on representations of their personnel,

(d) agrees to keep all Reports and other material, non-public information regarding the Parent and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 12.19, and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees:  (i) to hold any Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a loan or loans of the Borrowers, and (ii) to pay and protect, and indemnify, defend and hold any Agent and any other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by any such Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

Section 10.14 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Reimbursement Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Reimbursement Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Agents, the Lenders and the L/C Issuer (including any claim for the compensation, expenses, disbursements and advances of the Agents, the Lenders and the L/C Issuer and their respective agents and counsel and all other amounts due the Agents, the Lenders and the L/C Issuer hereunder and under the other Loan Documents) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Agent, each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Agents, the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent hereunder and under the other Loan Documents.

ARTICLE XI
GUARANTY

Section 11.01 Guaranty.  Each Guarantor hereby jointly and severally and unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Borrowers now or hereafter existing under any Loan Document, whether for principal, interest (including, without limitation, all interest that accrues after the commencement of any Insolvency Proceeding of any Borrower, whether or not a claim for post-filing interest is allowed in such Insolvency Proceeding), Letter of Credit Obligations, fees, commissions, expense reimbursements, indemnifications or otherwise (such obligations, to the extent not paid by the Borrowers, being the "Guaranteed Obligations"), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Agents, the Lenders and the L/C Issuer in enforcing any rights under the guaranty set forth in this ARTICLE XI.  Without limiting the generality of the foregoing, each Guarantor's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrowers to the Agents, the Lenders and the L/C Issuer under any Loan Document but for the fact that they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving any Borrower.  In no event shall the obligation of any Guarantor hereunder exceed the maximum amount such Guarantor could guarantee under any Debtor Relief Law.

Section 11.02 Guaranty Absolute.  Each Guarantor jointly and severally guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agents, the Lenders or the L/C Issuer with respect thereto.  Each Guarantor agrees that this ARTICLE XI constitutes a guaranty of payment when due and not of collection and waives any right to require that any resort be made by any Agent or any Lender to any Collateral.  The obligations of each Guarantor under this ARTICLE XI are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any Loan Party or whether any Loan Party is joined in any such action or actions.  The liability of each Guarantor under this ARTICLE XI shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or otherwise;

(c) any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d) the existence of any claim, set-off, defense or other right that any Guarantor may have at any time against any Person, including, without limitation, any Agent, any Lender or the L/C Issuer;

(e) any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Loan Party; or

(f) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Agents, the Lenders or the L/C Issuer that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety (other than the defense that the Guaranteed Obligations have been paid in full in cash).

This ARTICLE XI shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Agents, the Lenders, the L/C Issuer or any other Person upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, all as though such payment had not been made.

Section 11.03 Waiver.  Each Guarantor hereby waives (i) promptness and diligence, (ii) notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this ARTICLE XI and any requirement that the Agents, the Lenders or the L/C Issuer exhaust any right or take any action against any Loan Party or any other Person or any Collateral, (iii) any right to compel or direct any Agent, any Lender or the L/C Issuer to seek payment or recovery of any amounts owed under this ARTICLE XI from any one particular fund or source or to exhaust any right or take any action against any other Loan Party, any other Person or any Collateral, (iv) any requirement that any Agent, any Lender or the L/C Issuer protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any Loan Party, any other Person or any Collateral, and (v) any other defense available to any Guarantor.  Each Guarantor agrees that the Agents, the Lenders and the L/C Issuer shall have no obligation to marshal any assets in favor of any Guarantor or against, or in payment of, any or all of the Obligations.  Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 11.03 is knowingly made in contemplation of such benefits.  Each Guarantor hereby waives any right to revoke this ARTICLE XI, and acknowledges that this ARTICLE XI is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

Section 11.04 Continuing Guaranty; Assignments.  This ARTICLE XI is a continuing guaranty and shall (a) remain in full force and effect until the later of the cash payment in full of the Guaranteed Obligations (other than indemnification obligations as to which no claim has been made) and all other amounts payable under this ARTICLE XI and the Final Maturity Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agents, the Lenders and the L/C Issuer and their successors, pledgees, transferees and assigns.  Without limiting the generality of the foregoing clause (c), any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, its Loans, the Reimbursement Obligations and the Letter of Credit Obligations owing to it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted such Lender herein or otherwise, in each case as provided in Section 12.07.

Section 11.05 Subrogation.  No Guarantor will exercise any rights that it may now or hereafter acquire against any Loan Party or any other guarantor that arise from the existence, payment, performance or enforcement of such Guarantor's obligations under this ARTICLE XI, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agents, the Lenders and the L/C Issuer against any Loan Party or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Loan Party or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this ARTICLE XI shall have been paid in full in cash and the Final Maturity Date shall have occurred.  If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this ARTICLE XI and the Final Maturity Date, such amount shall be held in trust for the benefit of the Agents, the Lenders and the L/C Issuer and shall forthwith be paid to the Agents, the Lenders and the L/C Issuer to be credited and applied to the Guaranteed Obligations and all other amounts payable under this ARTICLE XI, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this ARTICLE XI thereafter arising.  If (i) any Guarantor shall make payment to the Agents, the Lenders and the L/C Issuer of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this ARTICLE XI shall be paid in full in cash and (iii) the Final Maturity Date shall have occurred, the Agents, the Lenders and the L/C Issuer will, at such Guarantor's request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.

ARTICLE XII
MISCELLANEOUS

Section 12.01 Notices, Etc.

(a) Notices Generally.  All notices and other communications provided for hereunder shall be in writing and shall be mailed (certified mail, postage prepaid and return receipt requested), telecopied or delivered by hand, Federal Express or other reputable overnight courier, if to any Loan Party, at the following address:

Zagg Incorporated
3855 South 500 West, Suite J
Salt Lake City, Utah 84115
Attention:  Chief Financial Officer
Telephone:  801-263-0699
Telecopier:  801-281-3458

with a copy to:

Durham Jones & Pinegar, PC
111 East Broadway, Suite 900
Salt Lake City, Utah 84111
Attention: N. Todd Leishman, Esq.
Telephone:  801-415-3000
Telecopier:  801-415-3500

if to the Administrative Agent, to it at the following address:

PNC Bank, National Association
2 N. Lake Avenue, Suite 440
Pasadena, California 91101
Attention: Relationship Manager
Telephone:  626-432-4500
Telecopier:  626-432-4589

with a copy to:

PNC Bank, National Association
PNC Agency Services
PNC Firstside Center
500 First Avenue, 4th Floor
Pittsburgh, Pennsylvania 15219
Attention: Lisa Pierce
Telephone:  412-762-6442
Telecopier:  412-762-8672

McGuireWoods LLP
1800 Century Park East, 8th Floor
Los Angeles, California 90067
Attention:  Matthew J. Wrysinski, Esq.
Telephone:  310-315-8294
Telecopier:  310-956-3194

if to the Collateral Agent, to it at the following address:

Cerberus Business Finance, LLC
299 Park Avenue, 22nd Floor
New York, New York 10171
Attention:  Daniel Wolf
Telephone:  212-891-1550
Telecopier:  212-891-1541

with a copy to:

Cerberus California, LLC
11812 San Vicente Blvd., Suite 300
Los Angeles, California 90049
Attention:  Michael Grenier
Telephone:  310-826-9200
Telecopier:  310-826-9203

and

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York  10022
Attention:  Frederic L. Ragucci, Esq.
Telephone:  212-756-2000
Telecopier:  212-593-5955

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 12.01.  All such notices and other communications shall be effective, (i) if mailed (certified mail, postage prepaid and return receipt requested), when received or 3 days after deposited in the mails, whichever occurs first, (ii) if telecopied, when transmitted and confirmation received, or (iii) if delivered by hand, Federal Express or other reputable overnight courier, upon delivery, except that notices to any Agent or the L/C Issuer pursuant to ARTICLE II and ARTICLE III shall not be effective until received by such Agent or the L/C Issuer, as the case may be.

(b) Electronic Communications.

(i) Each Agent and the Administrative Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agents, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to ARTICLE II and ARTICLE III if such Lender or the L/C Issuer, as applicable, has notified the Agents that it is incapable of receiving notices under such Article by electronic communication.

(ii) Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (A), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (A) and (B) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

Section 12.02 Amendments, Etc.  (a) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed (x) in the case of an amendment, consent or waiver to cure any ambiguity, omission, defect or inconsistency or granting a new Lien for the benefit of the Agents and the Lenders or extending an existing Lien over additional property, by the Agents and the Borrowers (or by the Administrative Borrower on behalf of the Borrowers), (y) in the case of any other waiver or consent, by the Required Lenders (or by the Collateral Agent with the consent of the Required Lenders) and (z) in the case of any other amendment, by the Required Lenders (or by the Collateral Agent with the consent of the Required Lenders) and the Borrowers (or by the Administrative Borrower on behalf of the Borrowers), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall:

(i) increase the Commitment of any Lender (including a Defaulting Lender), reduce the principal of, or interest on, the Loans or the Reimbursement Obligations payable to any Lender, reduce the amount of any fee payable for the account of any Lender, or postpone or extend any scheduled date fixed for any payment of principal of, or interest or fees on, the Loans or Letter of Credit Obligations payable to any Lender, in each case, without the written consent of such Lender;

(ii) increase the Total Commitment without the written consent of each Lender;

(iii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that is required for the Lenders or any of them to take any action hereunder without the written consent of each Lender;

(iv) amend the definition of "Required Lenders", "Required Revolving Loan Lenders", "Required Term Loan Lenders" or "Pro Rata Share" without the written consent of each Lender;

(v) release all or a substantial portion of the Collateral (except as otherwise provided in this Agreement and the other Loan Documents), subordinate any Lien granted in favor of the Collateral Agent for the benefit of the Agents and the Lenders, or release any Borrower or any Guarantor, in each case, without the written consent of each Lender;

(vi) amend, modify or waive Section 4.03 or this Section 12.02 of this Agreement without the written consent of each Lender; or

(vii) amend the definition of "Book Value", "Borrowing Base", "Eligible Accounts Receivable", "Eligible In-Transit Inventory", "Eligible Inventory", "Net Amount of Eligible Accounts Receivable", "Net Amount of Eligible Foreign Accounts Receivable", "Net Liquidation Percentage", or "Reserves", in each case, without the written consent of each Lender.

Notwithstanding the foregoing, (A) no amendment, waiver or consent shall, unless in writing and signed by an Agent or the L/C Issuer, affect the rights or duties of such Agent or the L/C Issuer (but not in its capacity as a Lender) under this Agreement or the other Loan Documents, (B) any amendment, waiver or consent to any provision of this Agreement (including Sections 4.01 and 4.02) that permits any Loan Party or any of its respective Affiliates to purchase Loans on a non-pro rata basis, become an eligible assignee pursuant to Section 12.07 and/or make offers to make optional prepayments on a non-pro rata basis shall require the prior written consent of the Required Lenders rather than the prior written consent of each Lender directly affected thereby and (C) the consent of the Borrowers shall not be required to change any order of priority set forth in Section 2.05(d) and Section 4.03.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent under the Loan Documents and any Loans held by such Person for purposes hereof shall be automatically deemed to be voted pro rata according to the Loans of all other Lenders in the aggregate (other than such Defaulting Lender.

(b) If any action to be taken by the Lenders hereunder requires the consent, authorization, or agreement of all of the Lenders or any Lender affected thereby, and a Lender other than the Collateral Agent (the "Holdout Lender") fails to give its consent, authorization, or agreement, then the Collateral Agent, upon at least 5 Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute lenders (each, a "Replacement Lender"), and the Holdout Lender shall have no right to refuse to be replaced hereunder.  Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.  Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender being repaid its share of the outstanding Obligations without any premium or penalty of any kind whatsoever.  If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance.  The replacement of any Holdout Lender shall be made in accordance with the terms of Section 12.07(b).  Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make its Pro Rata Share of Loans.

Section 12.03 No Waiver; Remedies, Etc.  No failure on the part of any Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right.  The rights and remedies of the Agents and the Lenders provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law.  The rights of the Agents and the Lenders under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Agents and the Lenders to exercise any of their rights under any other Loan Document against such party or against any other Person.

Section 12.04 Expenses; Taxes; Attorneys' Fees.  The Borrowers will pay on demand, all costs and expenses incurred by or on behalf of each Agent (and, in the case of clauses (b) through (n) below, each Lender), regardless of whether the transactions contemplated hereby are consummated, including, without limitation, reasonable fees, costs, client charges and expenses of counsel for each Agent (and, in the case of clauses (b) through (n) below, each Lender), accounting, due diligence, periodic field audits, physical counts, valuations, investigations, searches and filings, monitoring of assets, appraisals of Collateral, the rating of the Loans, title searches and reviewing environmental assessments, providing Intralinks or similar electronic data websites, datarooms or platforms, miscellaneous disbursements, examination, travel, lodging and meals, arising from or relating to:  (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents (including, without limitation, the preparation of any additional Loan Documents pursuant to Section 7.01(b) or the review of any of the agreements, instruments and documents referred to in Section 7.01(f)), (b) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (c) the preservation and protection of the Agents' or any of the Lenders' rights under this Agreement or the other Loan Documents, (d) the defense of any claim or action asserted or brought against any Agent or any Lender by any Person that arises from or relates to this Agreement, any other Loan Document, the Agents' or the Lenders' claims against any Loan Party, or any and all matters in connection therewith, (e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document, (f) the filing of any petition, complaint, answer, motion or other pleading by any Agent or any Lender, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Loan Document, (g) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement or any other Loan Document, (h) any attempt to enforce any Lien or security interest in any Collateral or other security in connection with this Agreement or any other Loan Document, (i) any attempt to collect from any Loan Party, (j) all liabilities and costs arising from or in connection with the past, present or future operations of any Loan Party involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property, (k) any Environmental Liabilities and Costs incurred in connection with the investigation, removal, cleanup and/or remediation of any Hazardous Materials present or arising out of the operations of any facility of any Loan Party, (l) any Environmental Liabilities and Costs incurred in connection with any Environmental Lien, (m) the rating of the Loans by one or more rating agencies in connection with any Lender's Securitization, or (n) the receipt by any Agent or any Lender of any advice from professionals with respect to any of the foregoing.  Without limitation of the foregoing or any other provision of any Loan Document:  (x) the Borrowers agree to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by any Agent or any Lender to be payable in connection with this Agreement or any other Loan Document, and the Borrowers agree to save each Agent and each Lender harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions, (y) the Borrowers agree to pay all broker fees that may become due in connection with the transactions contemplated by this Agreement and the other Loan Documents, and (z) if the Borrowers fail to perform any covenant or agreement contained herein or in any other Loan Document, any Agent may itself perform or cause performance of such covenant or agreement, and the expenses of such Agent incurred in connection therewith shall be reimbursed on demand by the Borrowers.  The obligations of the Borrowers under this Section 12.04 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents.

Section 12.05 Right of Set-off.  Upon the occurrence and during the continuance of any Event of Default, any Agent or any Lender may, and is hereby authorized to, at any time and from time to time, without notice to any Loan Party (any such notice being expressly waived by the Loan Parties) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Agent or such Lender to or for the credit or the account of any Loan Party against any and all obligations of the Loan Parties either now or hereafter existing under any Loan Document, irrespective of whether or not such Agent or such Lender shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 4.03 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agents and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff..  Each Agent and each Lender agrees to notify such Loan Party promptly after any such set-off and application made by such Agent or such Lender provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of the Agents and the Lenders under this Section 12.05 are in addition to the other rights and remedies (including other rights of set-off) which the Agents and the Lenders may have under this Agreement or any other Loan Documents of law or otherwise.

Section 12.06 Severability.   Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.07 Assignments and Participations.

(a) This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of each Loan Party and each Agent and each Lender and their respective successors and assigns; provided, however, that none of the Loan Parties may assign or transfer any of its rights hereunder or under the other Loan Documents without the prior written consent of each Lender and any such assignment without the Lenders' prior written consent shall be null and void.

(b) Each Lender may (x) with the written consent of the Collateral Agent and in consultation with (but not the consent of) the Administrative Borrower, assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement with respect to all or a portion of its Term Loan Commitment and any Term Loan made by it and (y) with the written consent of each Agent, assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement with respect to all or a portion of its Revolving Credit Commitment and the Revolving Loans made by it; provided, however, that (i) such assignment is in an amount which is at least $5,000,000 or a multiple of $1,000,000 in excess thereof (or the remainder of such Lender's Commitment) (except such minimum amount shall not apply to an assignment by a Lender to (x) a Lender, an Affiliate of such Lender or a Related Fund of such Lender or (y) a group of new Lenders, each of whom is an Affiliate or Related Fund of each other to the extent the aggregate amount to be assigned to all such new Lenders is at least $5,000,000 or a multiple of $1,000,000 in excess thereof), (ii) except as provided in the last sentence of this Section 12.07(b), the parties to each such assignment shall execute and deliver to the Collateral Agent (and the Administrative Agent, if applicable), for its acceptance, an Assignment and Acceptance, together with any promissory note subject to such assignment and such parties shall deliver to the Collateral Agent, for the benefit of the Collateral Agent, a processing and recordation fee of $5,000 (except the payment of such fee shall not be required in connection with an assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender), (iii) no consultation with the Administrative Borrower shall be required (1) in connection with any assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender, (2) if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender, or (3) if an Event of Default has occurred and is continuing, (iv) no written consent of the Collateral Agent or the Administrative Agent shall be required (1) in connection with any assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender or (2) if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender and (v) no such assignment shall be made to (A) any Loan Party or any of its respective Affiliates or (B) any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).  Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance and recordation on the Register, which effective date shall be at least 3 Business Days after the delivery thereof to the Collateral Agent (or such shorter period as shall be agreed to by the Collateral Agent and the parties to such assignment), (A) the assignee thereunder shall become a "Lender" hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).  Notwithstanding anything to the contrary contained in this Section 12.07(b), a Lender may assign any or all of its rights under the Loan Documents to an Affiliate of such Lender or a Related Fund of such Lender without delivering an Assignment and Acceptance to the Agents or to any other Person (a "Related Party Assignment"); provided, however, that (I) the Borrowers and the Administrative Agent may continue to deal solely and directly with such assigning Lender until an Assignment and Acceptance has been delivered to the Administrative Agent for recordation on the Register, (II) the Collateral Agent may continue to deal solely and directly with such assigning Lender until receipt by the Collateral Agent of a copy of the fully executed Assignment and Acceptance pursuant to Section 12.07(e), (III) the failure of such assigning Lender to deliver an Assignment and Acceptance to the Agents shall not affect the legality, validity, or binding effect of such assignment, and (IV) an Assignment and Acceptance between the assigning Lender and an Affiliate of such Lender or a Related Fund of such Lender shall be effective as of the date specified in such Assignment and Acceptance and recordation on the Related Party Register referred to in the last sentence of Section 12.07(d) below.

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the assigning Lender, any Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agents by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

(d) The Administrative Agent shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain, or cause to be maintained at the Payment Office, a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitments of, and the principal amount of the Loans (and stated interest thereon) (the "Registered Loans") and Letter of Credit Obligations owing to each Lender from time to time.  Subject to the last sentence of this Section 12.07(d), the entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agents and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Administrative Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.  In the case of an assignment pursuant to the last sentence of Section 12.07(b) as to which an Assignment and Acceptance is not delivered to the Administrative Agent, the assigning Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain, or cause to be maintained, a register (the "Related Party Register") comparable to the Register on behalf of the Borrowers.  The Related Party Register shall be available for inspection by the Borrowers and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon receipt by the Administrative Agent of a completed Assignment and Acceptance, and subject to any consent required from the Administrative Agent or the Collateral Agent pursuant to Section 12.07(b) (which consent of the Collateral Agent must be evidenced by the Collateral Agent's execution of an acceptance to such Assignment and Acceptance), the Administrative Agent shall accept such assignment, record the information contained therein in the Register and provide to the Collateral Agent a copy of the fully executed Assignment and Acceptance.

(f) A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register or the Related Party Register (and each registered note shall expressly so provide).  Any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register or the Related Party Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s).  Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any, evidencing the same), the Agents shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered on the Register as the owner thereof for the purpose of receiving all payments thereon, notwithstanding notice to the contrary.

(g) In the event that any Lender sells participations in a Registered Loan, such Lender shall, acting for this purpose as a non-fiduciary agent on behalf of the Borrowers, maintain, or cause to be maintained, a register, on which it enters the name of all participants in the Registered Loans held by it and the principal amount (and stated interest thereon) of the portion of the Registered Loan that is the subject of the participation (the "Participant Register").  A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide).  Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.  The Participant Register shall be available for inspection by the Administrative Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(h) Any Non-U.S. Lender who purchases or is assigned or participates in any portion of such Registered Loan shall comply with Section 2.09(d).

(i) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitments, the Loans made by it and its Pro Rata Share of the Letter of Credit Obligations); provided, that (i) such Lender's obligations under this Agreement (including without limitation, its Commitments hereunder) and the other Loan Documents shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents; and (iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (A) action directly effecting an extension of the maturity dates or decrease in the principal amount of the Loans or Letter of Credit Obligations, (B) action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Loans or the fees payable under this Agreement, or (C) actions directly effecting a release of all or a substantial portion of the Collateral or any Loan Party (except as set forth in Section 10.08 of this Agreement or any other Loan Document).  The Loan Parties agree that each participant shall be entitled to the benefits of Section 2.09 and Section 2.10 of this Agreement with respect to its participation in any portion of the Commitments and the Loans as if it was a Lender.

(j) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or loans made to such Lender pursuant to securitization or similar credit facility (a "Securitization"); provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.  The Loan Parties shall cooperate with such Lender and its Affiliates to effect the Securitization including, without limitation, by providing such information as may be reasonably requested by such Lender in connection with the rating of its Loans or the Securitization.

Section 12.08 Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Agreement by telefacsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telefacsimile or electronic mail also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.  The foregoing shall apply to each other Loan Document mutatis mutandis.

Section 12.09 GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

Section 12.10 CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS.  EACH LOAN PARTY HEREBY IRREVOCABLY APPOINTS THE SECRETARY OF STATE OF THE STATE OF NEW YORK AS ITS AGENT FOR SERVICE OF PROCESS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING AND FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE ADMINISTRATIVE BORROWER AT ITS ADDRESS FOR NOTICES AS SET FORTH IN SECTION 12.01 AND TO THE SECRETARY OF STATE OF THE STATE OF NEW YORK, SUCH SERVICE TO BECOME EFFECTIVE TEN (10) DAYS AFTER SUCH MAILING.  THE LOAN PARTIES AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENTS AND THE LENDERS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY IN ANY OTHER JURISDICTION.  EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  TO THE EXTENT THAT ANY LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

Section 12.11 WAIVER OF JURY TRIAL, ETC.  EACH LOAN PARTY, EACH AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.  EACH LOAN PARTY CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF ANY AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS.  EACH LOAN PARTY HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENTS AND THE LENDERS ENTERING INTO THIS AGREEMENT.

Section 12.12 Consent by the Agents and Lenders.  Except as otherwise expressly set forth herein to the contrary or in any other Loan Document, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an "Action") of any Agent or any Lender shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which any Loan Party is a party and to which any Agent or any Lender has succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by such Agent or such Lender, in its sole discretion, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.

Section 12.13 No Party Deemed Drafter.  Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.

Section 12.14 Reinstatement; Certain Payments.  If any claim is ever made upon any Agent, any Lender or the L/C Issuer for repayment or recovery of any amount or amounts received by such Agent, such Lender or the L/C Issuer in payment or on account of any of the Obligations, such Agent, such Lender or the L/C Issuer shall give prompt notice of such claim to each other Agent and Lender and the Administrative Borrower, and if such Agent, such Lender or the L/C Issuer repays all or part of such amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such Agent, such Lender or the L/C Issuer or any of its property, or (ii) any good faith settlement or compromise of any such claim effected by such Agent, such Lender or the L/C Issuer with any such claimant, then and in such event each Loan Party agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (B) it shall be and remain liable to such Agent, such Lender or the L/C Issuer hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Agent, such Lender or the L/C Issuer.

Section 12.15 Indemnification; Limitation of Liability for Certain Damages.

(a) In addition to each Loan Party's other Obligations under this Agreement, each Loan Party agrees to, jointly and severally, defend, protect, indemnify and hold harmless each Agent, each Lender and the L/C Issuer and all of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents (collectively called the "Indemnitees") from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable costs and expenses (including, without limitation, reasonable attorneys' fees, costs and expenses) incurred by such Indemnitees, whether prior to or from and after the Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following:  (i) the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Loan Document or of any other document executed in connection with the transactions contemplated by this Agreement, (ii) any Agent's or any Lender's furnishing of funds to the Borrowers or the L/C Issuer's issuing of Letters of Credit for the account of the Borrowers under this Agreement or the other Loan Documents, including, without limitation, the management of any such Loans, the Reimbursement Obligations or the Letter of Credit Obligations, (iii) the Agents and the Lenders relying on any instructions of the Administrative Borrower or the handling of the Loan Account and Collateral of the Borrowers as herein provided, (iv) any matter relating to the financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents, or (v) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the "Indemnified Matters"); provided, however, that the Loan Parties shall not have any obligation to any Indemnitee under this subsection (a) for any Indemnified Matter caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction.

(b) Without limiting Section 12.15(a) hereof, each Loan Party agrees to, jointly and severally, defend, indemnify, and hold harmless the Indemnitees against any and all Environmental Liabilities and Costs and all other claims, demands, penalties, fines, liability (including strict liability), losses, damages, costs and expenses (including without limitation, reasonable legal fees and expenses, consultant fees and laboratory fees), arising out of (i) any Releases or threatened Releases (x) at any property presently or formerly owned or operated by any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest, or (y) of any Hazardous Materials generated and disposed of by any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest; (ii) any violations of Environmental Laws; (iii) any Environmental Action relating to any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest; (iv) any personal injury (including wrongful death) or property damage (real or personal) arising out of exposure to Hazardous Materials used, handled, generated, transported or disposed by any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest; and (v) any breach of any warranty or representation regarding environmental matters made by the Loan Parties in Section 6.01(r) or the breach of any covenant made by the Loan Parties in Section 7.01(j).  Notwithstanding the foregoing, the Loan Parties shall not have any obligation to any Indemnitee under this subsection (b) regarding any potential environmental matter covered hereunder which is caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction.

(c) The indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees set forth in this Section 12.15 are chargeable against the Loan Account.  To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 12.15 may be unenforceable because it is violative of any law or public policy, each Loan Party shall, jointly and severally, contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

(d) No Loan Party shall assert, and each Loan Party hereby waives, any claim against the Indemnitees, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Loan Party hereby waives, releases and agrees not to sue upon any such claim or seek any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(e) The indemnities and waivers set forth in this Section 12.15 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents.

Section 12.16 Records.  The unpaid principal of and interest on the Loans, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Commitments, and the accrued and unpaid fees payable pursuant to Section 2.06 hereof, including, without limitation, the fees set forth in the Fee Letter, the Unused Line Fee, the Letter of Credit Fees and the Applicable Prepayment Premium, shall at all times be ascertained from the records of the Agents, which shall be conclusive and binding absent manifest error.

Section 12.17 Binding Effect.  This Agreement shall become effective when it shall have been executed by each Loan Party, each Agent and each Lender and when the conditions precedent set forth in Section 5.01 hereof have been satisfied or waived in writing by the Agents, and thereafter shall be binding upon and inure to the benefit of each Loan Party, each Agent and each Lender, and their respective successors and assigns, except that the Loan Parties shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of each Agent and each Lender, and any assignment by any Lender shall be governed by Section 12.07 hereof.

Section 12.18 Interest.  It is the intention of the parties hereto that each Agent and each Lender shall conform strictly to usury laws applicable to it.  Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to any Agent or any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Agent or such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows:  (i) the aggregate of all consideration which constitutes interest under law applicable to any Agent or any Lender that is contracted for, taken, reserved, charged or received by such Agent or such Lender under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, any excess shall be canceled automatically and if theretofore paid shall be credited by such Agent or such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender, as applicable, to the Borrowers); and (ii) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Agent or any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Agent or such Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Agent or such Lender, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender to the Borrowers).  All sums paid or agreed to be paid to any Agent or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Agent or such Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law.  If at any time and from time to time (x) the amount of interest payable to any Agent or any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Agent or such Lender pursuant to this Section 12.18 and (y) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Agent or such Lender would be less than the amount of interest payable to such Agent or such Lender computed at the Highest Lawful Rate applicable to such Agent or such Lender, then the amount of interest payable to such Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Agent or such Lender until the total amount of interest payable to such Agent or such Lender shall equal the total amount of interest which would have been payable to such Agent or such Lender if the total amount of interest had been computed without giving effect to this Section 12.18.

For purposes of this Section 12.18, the term "applicable law" shall mean that law in effect from time to time and applicable to the loan transaction between the Borrowers, on the one hand, and the Agents and the Lenders, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America.

The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not accrued as of the date of acceleration.

Section 12.19 Confidentiality.  Each Agent and each Lender agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable commercial finance companies, any non-public information supplied to it by the Loan Parties pursuant to this Agreement or the other Loan Documents which is identified in writing by the Loan Parties as being confidential at the time the same is delivered to such Person (and which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information), provided that nothing herein shall limit the disclosure by any Agent or any Lender of any such information (i) to its Affiliates and to its and its Affiliates' respective partners, directors, officers, employees, agents, trustees, counsel, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential in accordance with this Section 12.19); (ii) to any other party hereto; (iii) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first agrees, in writing, to be bound by confidentiality provisions similar in substance to this Section 12.19; (iv) to the extent required by any Requirement of Law or judicial process or as otherwise requested by any Governmental Authority; (v) to examiners, auditors, accountants or Securitization Parties; (vi) in connection with any litigation to which any Agent or any Lender is a party; (vii) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; or (viii) with the consent of the Administrative Borrower.

Section 12.20 Public Disclosure.  Each Loan Party agrees that neither it nor any of its Affiliates will now or in the future issue any press release or other public disclosure using the name of an Agent, any Lender or any of their respective Affiliates or referring to this Agreement or any other Loan Document without the prior written consent of such Agent or such Lender, except to the extent that such Loan Party or such Affiliate is required to do so under applicable law (in which event, such Loan Party or such Affiliate will consult with such Agent or such Lender before issuing such press release or other public disclosure).  Each Loan Party hereby authorizes each Agent and each Lender, after consultation with the Borrowers, to advertise the closing of the transactions contemplated by this Agreement, and to make appropriate announcements of the financial arrangements entered into among the parties hereto, as such Agent or such Lender shall deem appropriate, including, without limitation, on a home page or similar place for dissemination of information on the Internet or worldwide web, or in announcements commonly known as tombstones, in such trade publications, business journals, newspapers of general circulation and to such selected parties as such Agent or such Lender shall deem appropriate.

Section 12.21 Integration.  This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

Section 12.22 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the entities composing the Borrowers, which information includes the name and address of each such entity and other information that will allow such Lender to identify the entities composing the Borrowers in accordance with the USA PATRIOT Act.  Each Loan Party agrees to take such action and execute, acknowledge and deliver at its sole cost and expense, such instruments and documents as any Lender may reasonably require from time to time in order to enable such Lender to comply with the USA PATRIOT Act.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWERS:

ZAGG INCORPORATED

By:	/s/
Name
Title

REMINDERBAND, INC.

By:	/s/
Name
Title

GUARANTORS:

ZAGG INTELLECTUAL PROPERTY HOLDING CO., INC.

By:	/s/
Name
Title

ZAGG RETAIL, INC.

By:	/s/
Name
Title

COLLATERAL AGENT:

CERBERUS BUSINESS FINANCE, LLC

By:	/s/
Name
Title

ADMINISTRATIVE AGENT AND LENDER:

PNC BANK, NATIONAL ASSOCIATION

By:	/s/
Name
Title

LENDER:

ABLECO FINANCE LLC

By:	/s/
Name
Title

LENDER:

A5 FUNDING L.P.

By: A5 Fund Management LLC,
its General Partner

By:
Name
Title

LENDER:

COREPOINT CAPITAL FINANCE LLC

By:	/s/
Name
Title

FINANCING AGREEMENT

Dated as of June 21, 2011

by and among

ZAGG INCORPORATED AND EACH SUBSIDIARY OF ZAGG INCORPORATED

LISTED AS A BORROWER ON THE SIGNATURE PAGES HERETO ,

as Borrowers,

EACH SUBSIDIARY OF ZAGG INCORPORATED LISTED AS A GUARANTOR ON THE SIGNATURE PAGES HERETO,

as Guarantors,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

as Lenders,

CERBERUS BUSINESS FINANCE, LLC,

as Collateral Agent,

and

PNC BANK, NATIONAL ASSOCIATION

as Administrative Agent

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SCHEDULE AND EXHIBITS

Schedule 1.01(A)	Lenders and Lenders' Commitments
Schedule 1.01(B)	Consolidated Adjusted EBITDA
Schedule 6.01(e)	Capitalization; Subsidiaries
Schedule 6.01(f)	Litigation; Commercial Tort Claims
Schedule 6.01(i)	ERISA
Schedule 6.01(l)(i)	Nature of Business
Schedule 6.01(o)	Real Property
Schedule 6.01(q)	Operating Lease Obligations
Schedule 6.01(r)	Environmental Matters
Schedule 6.01(s)	Insurance
Schedule 6.01(v)	Bank Accounts
Schedule 6.01(w)	Intellectual Property
Schedule 6.01(x)	Material Contracts
Schedule 6.01(dd)	Name; Jurisdiction of Organization; Organizational ID Number;
Chief Place of Business; Chief Executive Office; FEIN
Schedule 6.01(ee)	Collateral Locations
Schedule 6.01(gg)	Credit Card Agreements
Schedule 6.01(jj)	Product Liability and Warranty
Schedule 7.02(a)	Existing Liens
Schedule 7.02(b)	Existing Indebtedness
Schedule 7.02(e)	Existing Investments
Schedule 7.02(k)	Limitations on Dividends and Other Payment Restrictions
Schedule 8.01	Cash Management Accounts
Exhibit A	Form of Joinder Agreement
Exhibit B	Form of Security Agreement
Exhibit C	Form of Notice of Borrowing
Exhibit D	Form of Eurodollar Notice
Exhibit E	Form of Borrowing Base Certificate
Exhibit F	Form of Assignment and Acceptance

v